     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1998

                                                      REGISTRATION NO. 333-50049
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               DTI HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                    MISSOURI
                        (State or Other Jurisdiction of
                         Incorporation or Organization)
                                      4813
                          (Primary Standard Industrial
                          Classification Code Number)
                                   43-1674259
                                (I.R.S. Employer
                             Identification Number)

                            ------------------------

                               11111 DORSETT ROAD
                           ST. LOUIS, MISSOURI 63043
                                 (314) 253-6600
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                            ------------------------

                              RICHARD D. WEINSTEIN
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND SECRETARY
                               11111 DORSETT ROAD
                           ST. LOUIS, MISSOURI 63043
                                 (314) 253-6600
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                            ------------------------


                                    Copy to:

                              J. MARK KLAMER, ESQ.
                                 BRYAN CAVE LLP
                         211 NORTH BROADWAY, SUITE 3600
                           ST. LOUIS, MISSOURI 63102
                                 (314) 259-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1998


PROSPECTUS                                                          CONFIDENTIAL

                           DTI DIGITAL TELEPORT LOGO

                               OFFER TO EXCHANGE
                12 1/2% SERIES B SENIOR DISCOUNT NOTES DUE 2008
           FOR ALL OUTSTANDING 12 1/2% SENIOR DISCOUNT NOTES DUE 2008
                                       OF

                               DTI HOLDINGS, INC.
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                   ON                  , 1998 UNLESS EXTENDED
                            ------------------------

    DTI Holdings, Inc. ("DTI" or the "Company") is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount at maturity of its 12 1/2% Series B Senior Discount Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount at maturity of its outstanding 12 1/2% Senior Discount Notes due 2008 (the "Private Notes"), of which $506,000,000 in aggregate principal amount at maturity was issued on February 23, 1998 and is outstanding as of the date hereof. The form and terms of the Exchange Notes are identical in all material respects to those of the Private Notes, except for certain transfer restrictions and registration rights relating to the Private Notes and except for certain interest provisions related to such registration rights. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an Indenture dated as of February 23, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

    The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2003 at the redemption prices set forth herein, together with accrued interest, if any, to the date of redemption. In addition, at any time or from time to time on or prior to March 1, 2001, the Company may redeem up to 33 1/3% of the aggregate principal amount at maturity of the originally issued Notes with the net proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 112.5% of the Accreted Value (as defined herein) thereof; provided that immediately after giving effect to such redemption, at least 66 2/3% of the aggregate principal amount at maturity of the originally issued Notes remain outstanding. Upon the occurrence of a Change of Control (as defined herein), each holder of Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, together with accrued interest, if any, to the date of purchase. See "Description of the Notes -- Redemption" and "-- Certain Covenants." There can be no assurance that the Company will have available, or will be able to acquire from alternative sources of financing, funds sufficient to repurchase the Exchange Notes in the event of a Change of Control. See "Risk Factors -- High Leverage; Ability to Service Indebtedness; Restrictive Covenants."


    The Exchange Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with the Private Notes and all future unsecured senior indebtedness of the Company and senior in right of payment to all future obligations of the Company expressly subordinated in right of payment to the Exchange Notes. As of March 31, 1998, the Company had approximately $268.9 million of indebtedness outstanding, all of which was evidenced by the Private Notes. Because the Company is a holding company that conducts its business through its wholly owned subsidiary, Digital Teleport, Inc., all existing and future indebtedness and other liabilities and commitments of the Company's subsidiary, including trade payables, will be effectively senior to the Notes. The Company's subsidiary will not be a guarantor of the Exchange Notes. As of March 31, 1998, Digital Teleport, Inc. had aggregate liabilities of $21.1 million, including $14.4 million of deferred revenues. See "Description of the Notes."


    The Company will accept for exchange any and all validly tendered Private
Notes not withdrawn prior to 5:00 p.m., New York City time, on         ,1998,
unless the Exchange Offer is extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is        , 1998.

            [MAP OF U.S. SETTING FORTH DTI NETWORK ROUTES COMPLETED,


                     ROUTES IN PROCESS AND PLANNED ROUTES]

                              NOTICE TO INVESTORS

     The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Notes Registration Rights Agreement (as defined herein). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that (i) Private Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of Exchange Notes received in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities (other than Private Notes acquired directly from the Company). The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on the no-action letters discussed above or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tenders of Private Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Private Notes, the Company will promptly return the Private Notes to the Holders thereof. The Company will give oral or written notice of any extension, amendment, non-acceptance or termination of the Exchange Offer to the Holders of the Private Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company can, in its sole discretion, extend the Exchange Offer indefinitely, subject to the Company's obligation to pay Special Interest (as defined herein) if the Exchange Offer is not consummated by September 21, 1998 and, under certain circumstances, file a shelf registration statement with respect to the Private Notes. The Company has agreed to pay the expenses of the Exchange Offer. The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds."

     Prior to the date of this Prospectus, there has been no public market for the Exchange Notes. The Company does not currently intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any public market that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes. The National Association of Securities Dealers, Inc. ("NASD") has designated the Private Notes as securities eligible for trading in the Private Offerings. Resales and Trading through Automatic Linkages ("PORTAL") market of the NASD, and the Company has been advised that Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) Inc. (together, the "Initial Purchasers") have heretofore acted as market makers for the Private Notes. The Company has been advised by each of the aforesaid market makers that it currently intends to make a market in the Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the

Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. See "Risk Factors -- Absence of a Public Market for the Notes."

     The Private Notes were sold by the Company on February 23, 1998 (the "Original Issue Date") in transactions which were not registered under the Securities Act, in reliance upon the exemption provided by Section 4(2) of the Securities Act.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the Exchange Notes covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     The Company will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Exchange Offer Registration Statement and reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Under the terms of the Indenture pursuant to which the Private Notes were, and the Exchange Notes will be, issued, the Company will be required to file with the Commission, and to furnish holders of the Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K. On May 15, 1998, the Company filed with the Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, in accordance with the Indenture.

                           FORWARD-LOOKING STATEMENTS


     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INCLUDE, AMONG OTHERS, STATEMENTS BY THE COMPANY WITH RESPECT TO (I) PROJECTED CAPITAL EXPENDITURES, REVENUES, COSTS AND NET INCOME AND THE TIMING THEREOF, (II) PROJECTED DATES OF CONSTRUCTION OR ACQUISITION OF ROUTES AND COMMENCEMENT OF SERVICE, (III) ASSUMPTIONS ABOUT THE PRICING OF TELECOMMUNICATIONS SERVICES AND
(IV) ASSUMPTIONS ABOUT THE COST AND AVAILABILITY OF THE COMPANY'S TELECOMMUNICATIONS EQUIPMENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THE STATEMENTS. THE MOST IMPORTANT FACTORS THAT COULD PREVENT THE COMPANY FROM ACHIEVING ITS STATED GOALS INCLUDE, BUT ARE NOT LIMITED TO, (A) FAILURE TO OBTAIN SUBSTANTIAL AMOUNTS OF ADDITIONAL FINANCING AT REASONABLE COSTS AND ON ACCEPTABLE TERMS, (B) FAILURE TO EFFECTIVELY AND EFFICIENTLY MANAGE THE EXPANSION AND

CONSTRUCTION OF THE COMPANY'S NETWORK, (C) FAILURE TO ENTER INTO ADDITIONAL IRUS AND/OR WHOLESALE NETWORK CAPACITY AGREEMENTS, (D) FAILURE TO OBTAIN AND MAINTAIN SUFFICIENT RIGHTS-OF-WAY, (E) INTENSE COMPETITION AND PRICING DECREASES, (F) POTENTIAL FOR RAPID AND SIGNIFICANT CHANGES IN TELECOMMUNICATIONS TECHNOLOGY AND THEIR EFFECT ON THE COMPANY'S BUSINESS, AND (G) ADVERSE CHANGES IN THE REGULATORY ENVIRONMENT. THESE CAUTIONARY STATEMENTS SHOULD BE CONSIDERED IN CONNECTION WITH ANY SUBSEQUENT WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS THAT MAY BE ISSUED BY THE COMPANY OR ON ITS BEHALF.

                                    SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, the financial statements and the notes thereto and other financial data contained elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. References in this Prospectus to the "Company" and "DTI" refer to DTI Holdings, Inc. and its subsidiary, Digital Teleport, Inc. ("Digital Teleport"), except where the context otherwise requires. The Company's fiscal year ends on June 30 of each year. Unless otherwise indicated, or the context otherwise suggests, (i) references in this Prospectus to the design or physical characteristics of the DTI network refer to the design and physical characteristics of the DTI network as currently completed and the presently anticipated design and physical characteristics of the remaining network sought to be built by the Company, (ii) references herein to years and quarters shall refer to calendar years and calendar quarters, rather than fiscal years and fiscal quarters, and (iii) the summary and selected financial data and the other financial data contained herein give effect to the 100-for-1 stock split, in the form of a stock dividend, of the common stock, par value $0.01 per share ("Common Stock") of the Company effected on October 21, 1997, the reorganization of the Company in which Digital Teleport became an operating subsidiary of the newly created DTI Holdings, Inc., effected on December 23, 1997, as more fully described elsewhere in the Prospectus, and the 1,000-for-1 stock split, in the form of a stock dividend, of the Common Stock effected on February 17, 1998. Certain terms used in this Prospectus have the respective meanings ascribed to them in the Glossary included as Annex A hereto, and certain capitalized terms used herein have the respective meanings ascribed to them in "Description of the Notes -- Certain Definitions" and in "Description of the Warrants -- Certain Definitions."


                                  THE COMPANY


     DTI is a facilities-based communications company that is creating an approximately 17,000 route mile digital fiber optic network comprised of 19 regional rings interconnecting primary, secondary and tertiary cities in 37 states. By providing high-capacity voice and data transmission services to and from secondary and tertiary cities, the Company intends to become a leading wholesale provider of regional communications transport services to interexchange carriers ("IXCs") and other communications companies ("carrier's carrier services"). DTI currently provides carrier's carrier services under contracts with AT&T, Sprint, MCI WorldCom, Ameritech Cellular and IXC Communications. DTI is 50% owned by an affiliate of Kansas City Power & Light Company, which has agreed to be acquired by Western Resources, Inc. The Company also provides private line services to targeted business and governmental end-user customers ("end-user services").



     The Company's distinctive focus is on providing regional connectivity through its planned network, which will interconnect, along self-healing SONET rings, major IXC points of presence ("POPs") (where long distance companies are able to take traffic onto and off their networks) with incumbent local exchange carrier ("ILEC") access tandem offices (from which local phone companies collect traffic from several central offices in their local markets) and large end users. Each regional ring on the DTI network will provide a reliable means for carrier customers to deliver telecommunications traffic from their own networks to a single point on the DTI network, across the DTI network, and onto the ILEC network at a point near the ultimate destination. Similarly, a regional ring will allow a carrier customer to receive the outgoing telecommunications traffic of end users, whose communications would be transported over the ILEC network for a short distance, onto the DTI network, and, ultimately, to a point of interconnection with the carrier customer's network for long haul transport.



     The Company believes its technologically advanced network and regional ring strategy will permit the Company to provide its carrier customers with improved reliability, greater capacity, more flexibility, better pricing, and less administrative burden than some of their current regional transport methods, which often involve linking point-to-point segments leased from multiple sources, some of which may be the only available provider in a given geographic region. The Company will offer its regional connectivity services to carriers in high capacity circuits, known as OC-48 optical windows, which are created along fibers in its network by dense wavelength division multiplexing ("DWDM") equipment, and in smaller capacities on a ring-redundant or a point-to-point basis. OC-48 optical windows are capable of transporting both voice and data traffic, and have capacity for the equivalent of more than 32,000 simultaneous voice calls. With the Company's network architecture, this capacity can be allocated along the regional ring as each carrier customer's traffic requires and can be provisioned and monitored from the customer's own network control center.



     The DTI network will be an exclusively fiber optic communications system, substantially all of which will use a self-healing, SONET ring architecture to provide rapid rerouting in the event of a cut in a fiber ring. The Company believes that, unlike DTI's planned network, many regional communications transport methods available today do not provide SONET ring protection or equivalent measures of reliability that end users are increasingly seeking from their carriers. DTI expects that more than 90% of the DTI network will be installed underground, providing protection from weather and other environmental hazards affecting the reliability of communication connections.



     The DTI network will have both high-bandwidth capacity and flexibility as a result of (i) high speed transmission electronics equipment, (ii) high capacity DWDM equipment, (iii) the selective installation on Company-built routes of between 48 and 288 strands of fiber optic cable, incorporating Corning glass, and (iv) extra conduits along selected long-haul routes that the Company constructs. The installation of high-fiber-count cables and extra conduits on selected Company-built routes will provide DTI with the ability to expand the capacity of its network and to sell dark fibers along certain routes. Through strategic routing and switch placement, DTI believes it can also leverage its regional rings and long-haul capacity to permit the Company to pursue other revenue-generating opportunities, such as providing wholesale local dial tone to its carrier customers.



     DTI has completed construction of approximately 1,800 route miles of fiber optic cable and currently provides services over 750 route miles of its network. As of March 31, 1998, the network included POPs or collocations in 45 sites. To complete the planned DTI network, the Company expects to construct approximately half of the network and to obtain long-term indefeasible rights to use ("IRUs") fiber optic facilities of other carriers for the remainder of the network. The Company has construction projects underway in three states and has recently entered into definitive agreements for long-term IRUs for fiber optic strands and related facilities along routes from Chicago, Illinois near Cleveland, Ohio and from near Indianapolis, Indiana to New York, New York, and preliminary agreements for long-term IRUs along routes from Washington, D.C. to Texas and from Des Moines to Minneapolis, which routes include an aggregate of approximately 4,100 route miles. In order to provide services more quickly prior to the construction of, or the execution of long-term IRUs for, planned DTI network routes, the Company may enter into short-term leases of fiber along planned routes.



     The Company believes deregulation in the telecommunications industry has created a significant market opportunity by allowing carriers such as DTI to compete in both long distance and local markets. The FCC has reported that, in 1997, toll service revenues of long distance carriers in the U.S. were approximately $89 billion and revenues of reporting local exchange carriers in the U.S. were approximately $103 billion. Based on FCC data, toll service revenues of long distance carriers and revenues of reporting local exchange carriers grew at a compound annual rate of approximately 8.7% and 3.5%, respectively, during the period 1992 through 1997. The Company believes that these growth trends generally will continue and that non-facilities-based companies will need to either invest in network facilities or lease high bandwidth network capacity to remain competitive. The Company believes additional network transmission capacity and faster response times will be required to accommodate the use of the Internet and other high-bandwidth multimedia and data applications.



BUSINESS STRATEGY



     The Company intends to:



     LEVERAGE INTEGRATED LONG HAUL ROUTES, REGIONAL RINGS AND LOCAL NETWORK DESIGN. The Company believes that the strategic design of the DTI network will allow it to offer reliable, high-capacity transmission services on a region-by-region basis to carrier and end-user customers who seek a competitive alternative to incumbent providers of such services. See "Business -- Business Strategy."



     STRATEGICALLY LOCATE AND EXPAND ITS NETWORK THROUGH REGIONAL RINGS. The Company is expanding the DTI network through the creation of additional regional rings outside the 14-state region in the Midwest in which the Company had previously focused its network build-out because it believes that substantial demand for additional IXC capacity exists in secondary and tertiary markets located around the country. See "Business -- Business Strategy."



     DEVELOP A LOW-COST NETWORK. The Company will strive to develop a low-cost network by (i) taking advantage of potential network design and equipment cost efficiencies, (ii) continuing to deploy advanced fiber optic network technology and (iii) entering into additional fiber optic facility long-term IRUs and swaps with other telecommunications companies and rights-of-way agreements with governmental authorities. See "Business -- Business Strategy."



     SELECTIVELY PURSUE LOCAL SWITCHED SERVICES OPPORTUNITIES. DTI believes its network design will allow it to cost-effectively provide local switched services to its carrier customers and other communications companies on a wholesale basis by creating regional and local fiber optic rings along its long-haul routes, by strategically locating high-capacity switches in geographically diverse metropolitan areas and by leveraging the technical capabilities and high-bandwidth capacity of the DTI network. See "Business -- Business Strategy".



     LEVERAGE EXPERIENCED MANAGEMENT TEAM. The Company's management team includes individuals with significant experience in the deployment and marketing of telecommunications services. Prior to founding DTI in 1989, Richard D. Weinstein, President and Chief Executive Officer of DTI, owned and managed Digital Teleresources, Inc., a firm which designed, engineered and installed telecommunications systems for large telecommunications companies, including SBC and other Fortune 500 companies. The other members of the Company's senior management team have over 70 years of collective experience in the telecommunications industry. See "Management."



CAPITAL SPENDING PLAN



     The Company estimates that total capital expenditures necessary to complete the DTI network will be approximately $733 million, of which approximately $80 million had been expended through June 30, 1998. The Company anticipates total capital expenditures of approximately $480 million in fiscal 1999. On February 23, 1998, the Company consummated a private placement (the "Private Offering") in reliance upon the exemption from registration under Section 4(2) of the Securities Act, pursuant to which the Company issued and sold 506,000 units (the "Units") consisting of $506.0 million aggregate principal amount at maturity of Private Notes and warrants to purchase 3,926,560 shares of Common Stock (the "Warrants"). The net proceeds to the Company of the Private Offering were approximately $264.8 million. In addition to its existing debt and equity capital, the Company expects to receive aggregate advance payments over the next five years of approximately $21.4 million as of March 31, 1998 under existing contracts for IRUs and wholesale network capacity. Further financing sources may include advance payments under additional IRUs and wholesale network capacity agreements and available cash flow from operations, if any. In addition, the Company may seek borrowings under bank credit facilities and additional debt or equity financings. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on a timely basis and on acceptable terms. See "Risk Factors -- Substantial Capital Requirements," "-- Risks Related to Completing the DTI Network and Increasing Traffic Volume; Non-Compliance with Construction Schedules" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                         HOLDING COMPANY REORGANIZATION

     On December 23, 1997, the Company completed a corporate reorganization (the "Reorganization"), pursuant to which DTI was formed as the parent holding company of Digital Teleport, which became a wholly owned subsidiary of DTI. Pursuant to the Reorganization, the outstanding shares of common and preferred stock of Digital Teleport were exchanged for the number of shares of common and preferred stock of DTI having the same relative rights and preferences as such exchanged shares. The Reorganization was required in connection with the establishment of DTI's former bank credit facility in order to permit the lending group to take a first priority security interest in all of the issued and outstanding capital stock of Digital Teleport owned by the Company. The Company has since terminated the bank credit facility. The business operations, charter, by-laws and board of directors of the Company are identical in all material respects to those of Digital Teleport prior to the Reorganization.


     The Company's principal executive offices are located 11111 Dorsett Road, St. Louis, Missouri 63043, and its telephone number is (314) 253-6600.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is hereby offering to exchange $1,000 principal amount at maturity of Exchange Notes for each $1,000 principal amount at maturity of Private Notes that are properly tendered and accepted. As of the date hereof, $506,000,000 aggregate principal amount at maturity of Private Notes is outstanding. The Company will issue the Exchange Notes to Holders promptly following the Expiration Date. See "Risk Factors -- Consequences of Failure to Exchange." Holders of the Private Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the Missouri General and Business Corporation Law, the governing law of the state of incorporation of the Company.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered or accepted for exchange.

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.


Notes Registration Rights
  Agreement................  The Private Notes were sold by the Company on
                             February 23, 1998 to the Initial Purchasers, who placed the Private Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Private Notes a registration rights agreement (the "Notes Registration Rights Agreement") providing for, among other things, certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The Holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes.


Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange
                             Offer -- Conditions." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering
Private Notes..............  Each Holder of Private Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Private Notes and any other required documentation to The Bank of New York, as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the

                             Letter of Transmittal, each Holder will represent to the Company, among other things, that (i) the Exchange Notes acquired pursuant to the Exchange Offer by the Holder and any beneficial owners of Private Notes are being obtained in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither the Holder nor such beneficial owner is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) neither the Holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Private Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Private Notes who wish to tender their
                             Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Private Notes
and Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all
                             Private Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."


Federal Income Tax
  Consequences.............  In the opinion of Bryan Cave LLP, special counsel to the Company, the exchange of Private Notes for Exchange Notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange (assuming no Special Interest becomes due). See "United States Federal Income Tax Considerations."


Use of Proceeds............  There will be no proceeds to the Company from, and the Company has agreed to bear the expenses of, the Exchange Offer.

Effect on Holders of
Private Notes..............  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Private Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled certain obligations under the terms of the Private Notes and the Notes Registration Rights Agreement and, accordingly, the holders of the Private Notes will have no further registration or other rights under the Notes Registration Rights Agreement, except under certain limited circumstances. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." Holders of the Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Private Notes will continue to be subject to the restrictions on transfer provided for in the Private Notes and the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Private Notes not so tendered could be adversely affected. See "Risk
                             Factors -- Consequences of Failure to Exchange."

Exchange Agent.............  The Bank of New York is serving as Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Offer applies to $506,000,000 aggregate principal amount at maturity of Private Notes. The terms of the Exchange Notes are identical in all material respects to the Private Notes, except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Private Notes under certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Private Notes and will be entitled to the benefits of the Indenture, under which both the Private Notes were, and the Exchange Notes will be, issued. See "Description of the Notes."

The Exchange Notes.........  $506,000,000 aggregate principal amount at maturity of 12 1/2% Series B Senior Discount Notes due 2008.

Maturity Date..............  March 1, 2008

Yield and Interest.........  12 1/2% per annum (computed on a semiannual bond equivalent basis) calculated from February 23, 1998 (without giving effect to any allocation of net proceeds of the Private Offering to the Warrants issued in the Private Offering). Cash interest will not accrue on the Exchange Notes prior to March 1, 2003, from which time cash interest will accrue on the Exchange Notes at a rate of 12 1/2% per annum. Cash interest on the Exchange Notes is payable semiannually in arrears on March 1 and September 1 of each year, commencing September 1, 2003.


Original Issue Discount....  Each Exchange Note is issued with original issue discount for United States federal income tax purposes. Thus, although cash interest will not begin to accrue on the Exchange Notes until March 1, 2003, and there will be no periodic payments of interest on the Exchange Notes prior to September 1, 2003, the total amount of original issue discount (i.e., the difference between the stated redemption price at maturity of the Notes and the amount of the issue price of the Units allocated to the Notes) will accrue from the issue date and will be includible as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. The Private Notes were issued with total original issue discount of approximately $240.8 million. Assuming the Exchange Offer is consummated on September 1, 1998, the Exchange Notes will be issued with total original issue discount of approximately $222.3 million. See "United States Federal Income Tax Considerations."


Optional Redemption........  The Exchange Notes will be redeemable at the
                             Company's option, in whole or in part, at any time on or after March 1, 2003 at the redemption prices set forth herein together with accrued interest, if any, to the date of redemption.

                             In addition, on or prior to March 1, 2001, the Company may redeem up to 33 1/3% of the aggregate principal amount at maturity of the originally issued Notes with the net proceeds of one or more Public Equity Offerings (as defined) at a redemption price of 112.5% of the Accreted Value thereof; provided that at least 66 2/3% of the aggregate principal amount at maturity of originally issued Notes remains outstanding. See "Description of the Notes -- Redemption."

Change of Control..........  Upon the occurrence of a Change of Control, each holder of Exchange Notes may require the Company to make an offer to purchase all outstanding Exchange Notes at a purchase price equal to 101% of the Accreted Value thereof, together with accrued interest, if any, to the date of purchase. See "Description of the Notes -- Certain Covenants." There can be no assurance that the Company will have available, or will be able to acquire from alternative sources of financing, funds sufficient to repurchase the Exchange Notes in the event of a Change of Control. See "Risk Factors -- High Leverage; Ability to Service Indebtedness; Restrictive Covenants."

Ranking....................  The Exchange Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all future unsecured senior indebtedness of the Company and senior in right of payment to all future obligations of the Company that are expressly subordinated in right of payment to the Exchange Notes. As of March 31, 1998, the Company had approximately $268.9 million of indebtedness outstanding, all of which represented the Private Notes. As of the date of this Prospectus, the Company has no other indebtedness (including any indebtedness that ranks pari passu with the Notes) outstanding. Because the Company is a holding company that conducts its business through Digital Teleport, its wholly owned subsidiary, all existing and future indebtedness and other liabilities and commitments of the Company's subsidiary, including trade payables, will be effectively senior to the Exchange Notes, and the Company's subsidiary will not be a guarantor of the Notes. As of March 31, 1998, Digital Teleport had aggregate liabilities of $21.1 million, including $14.4 million of deferred revenues. Subject to certain limitations, the Company and its Restricted Subsidiaries (as defined herein) may incur additional indebtedness in the future. See "Risk Factors -- High Leverage; Ability to Service Indebtedness; Restrictive Covenants," "-- Holding Company Structure; Ability to Grant Liens" and "Description of the Notes -- Ranking."


Certain Covenants..........  The Indenture contains certain covenants that restrict, among other things, the ability of the Company and its Restricted Subsidiaries to (i) incur certain indebtedness, (ii) pay dividends and make certain other restricted payments, (iii) create liens, (iv) permit other restrictions on dividends and other payments by Restricted Subsidiaries, (v) issue and sell capital stock of Restricted Subsidiaries, (vi) guarantee certain indebtedness, (vii) sell assets, (viii) enter into transactions with Affiliates (as defined), (ix) merge, consolidate or transfer substantially all of the assets of the Company and (x) make investments in any Unrestricted Subsidiary (as defined). The covenants require the Company to make an offer to purchase specified amounts of Notes in the event of certain asset sales. There can be no assurance that the Company will have sufficient funds to complete any purchase of Exchange Notes upon such a sale of assets. See "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS


     Holders of the Private Notes should carefully consider the information set forth in this Prospectus, and in particular, should evaluate the factors set forth under "Risk Factors" beginning on page 17, the most important of which include, but are not limited to, (i) failure to obtain substantial amounts of additional financing at reasonable costs and on acceptable terms, (ii) failure to effectively and efficiently manage the expansion and construction of the Company's network, (iii) failure to enter into additional IRUs and/or wholesale network capacity agreements, (iv) failure to obtain and maintain sufficient rights-of-way, (v) intense competition and pricing decreases, (vi) potential for rapid and significant changes in telecommunications technology and their effect on the Company's business and (vii) adverse changes in the regulatory environment.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary consolidated financial data presented below for each of the three years in the period ended June 30, 1997 have been derived from the audited consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors. The summary consolidated financial data as of and for the nine-month periods ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such periods. The results for the nine months ended March 31, 1998 are not necessarily indicative of the operating results to be expected for the entire year. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and the audited and unaudited consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.


                                                                                           NINE MONTHS ENDED
                                                FISCAL YEAR ENDED JUNE 30,                     MARCH 31,
                                        -------------------------------------------    --------------------------
                                          1995(A)         1996(A)          1997           1997           1998
                                          -------         -------          ----           ----           ----
OPERATING STATEMENT DATA:
  Revenue
    Telecommunications services
      Carrier's carrier services......  $         --    $   188,424    $    807,347    $   488,931   $  1,707,914
      End-user services...............       199,537        488,377         515,637        380,914        414,660
    Other services(b).................            --             --         711,006             --             --
                                        ------------    -----------    ------------    -----------   ------------
      Total revenue...................       199,537        676,801       2,033,990        869,845      2,122,574
                                        ------------    -----------    ------------    -----------   ------------
  Operating expenses:
    Telecommunication services........       165,723        296,912         847,190        563,791      1,024,578
    Other services(b).................            --             --         364,495             --             --
    Selling, general and
      administrative..................       240,530        548,613       1,118,809        845,684      2,437,825
    Depreciation and amortization.....        70,500        425,841         757,173        521,049      1,385,750
                                        ------------    -----------    ------------    -----------   ------------
      Total operating expenses........       476,753      1,271,366       3,087,667      1,930,524      4,848,153
                                        ------------    -----------    ------------    -----------   ------------
  Loss from operations................      (277,216)      (594,565)     (1,053,677)    (1,060,679)    (2,725,579)
  Interest income.....................       153,261        143,049         101,914         58,403      1,558,898
  Interest expense(c).................      (162,777)      (384,859)       (152,937)      (152,937)    (3,697,605)
  Loan commitment fees................            --             --        (784,500)      (784,500)            --
  Equity in earnings of joint
    venture...........................            --             --          37,436         37,436             --
                                        ------------    -----------    ------------    -----------   ------------
  Loss before income tax benefit......      (286,732)      (786,375)     (1,851,764)    (1,902,277)    (4,864,286)
  Income tax benefit..................            --             --       1,214,331      1,042,000      2,020,000
                                        ------------    -----------    ------------    -----------   ------------
  Net loss(d).........................     $(286,732)     $(786,375)      $(637,433)     $(860,277)   $(2,844,286)
                                        ============    ===========    ============    ===========   ============



                                                               AS OF MARCH 31, 1998
                                                               --------------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $263,231,384
  Network and equipment, net................................         60,824,950
  Total assets..............................................        338,467,861
  Long-term debt............................................        268,856,985
  Deferred revenues(e)......................................         14,037,528
  Stockholders' equity......................................         48,536,348



                                                                                           NINE MONTHS ENDED
                                               FISCAL YEAR ENDED JUNE 30,                      MARCH 31,
                                       -------------------------------------------    ---------------------------
                                         1995(A)         1996(A)          1997            1997           1998
                                         -------         -------          ----            ----           ----
OTHER FINANCIAL DATA:
  Cash flows from operations.........  $  6,903,884    $   299,710    $  7,674,272    $  4,694,799   $  5,097,421
  Cash flows from investing
    activities.......................   (11,804,176)    (1,122,569)    (19,417,073)    (10,058,794)   (28,210,066)
  Cash flows from financing
    activities.......................     5,030,000      1,500,030      15,292,316      10,314,313    281,977,123
  EBITDA(f)..........................      (206,716)      (168,724)       (259,068)       (502,194)    (1,339,829)
  Capital expenditures...............     6,804,176      5,663,047      19,876,595      10,518,316     28,210,066
  Ratio of earnings to fixed
    charges(g).......................            --             --              --              --             --

                                                                                   AS OF
                                                      ---------------------------------------------------------------
                                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                        1997        1997         1997            1997         1998
                                                      ---------   --------   -------------   ------------   ---------
OTHER OPERATING DATA:
  Route miles.......................................      520         732        1,361           1,427        1,538
  Fiber miles.......................................   33,269      44,071       84,254          87,498       93,006
  POP/Collocation sites(h)..........................       19          24           43              45           45


---------------

(a) From its inception in June 1989 through June 30, 1993, the Company had no significant operations, assets or liabilities and consisted of nominal organizational activities. In addition, through June 30, 1996, the Company was considered a development stage enterprise focused on developing the DTI network and customer base.

(b) Other services revenues and expenses in the year ended June 30, 1997 reflect the design, construction and installation of innerduct for another carrier's fiber optic network.


(c) Interest expense is net of capitalized interest of $9,516, $1,227,149, $562,750, $562,750 and $182,000 during fiscal 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998, respectively.



(d) Net loss attributable to Common Stock, loss per share data and weighted average number of shares outstanding are not meaningful as there was only one common shareholder and no class of securities was registered.



(e) Does not include current portion of deferred revenues in the amount of approximately $366,000 as of March 31, 1998. See "Capitalization."



(f) EBITDA represents net loss before interest income (expense), loan commitment fees, income tax benefit, depreciation and amortization. EBITDA is included because the Company understands that such information is commonly used by investors in the telecommunications industry as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Excluded from EBITDA are interest income (expense), loan commitment fees, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent, and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles ("GAAP"). Additionally, EBITDA should not be used as a comparison between companies, as it may not be calculated in a similar manner by all companies.



(g) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income tax benefit, plus fixed charges excluding capitalized interest; and (ii) fixed charges consist of interest expenses and capitalized costs, amortization of deferred financing costs, plus the portion of rentals considered to be representative of the interest factor (one-third of lease payments). For the years ended June 30, 1995, 1996 and 1997, and for the nine months ended March 31, 1997 and 1998, the Company's earnings were insufficient to cover fixed charges by approximately $296,000, $2.0 million, $2.4 million, $2.5 million and $4.9 million, respectively.



(h) Consists of interconnections with ILEC access tandems, ILEC central offices, IXC POPs, and DTI's network control center and POP buildings.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, before tendering their Private Notes for the Exchange Notes offered hereby, holders of Private Notes should consider carefully the following factors, which may be generally applicable to the Private Notes as well as to the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Private Notes who do not exchange their Private Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Private Notes, as set forth in the legend thereon, as a consequence of the issuance of the Private Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Private Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1988) (the "Exxon Capital Letter"), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter"), and similar letters, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Private Notes acquired directly from the Company). The Company has agreed that, for a period of 120 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Private Notes not so tendered could be adversely affected. See "The Exchange Offer."

FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for the Private Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Holders of Private Notes who do not exchange their Private Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Private Notes as set forth in the legend thereon. See "The Exchange Offer."

LIMITED HISTORY OF OPERATIONS; OPERATING LOSSES AND NEGATIVE CASH FLOW


     Digital Teleport was formed in June 1989 and began offering telecommunications services in February 1994. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes. The Company must increase its revenue substantially in order to make payments on the Notes. As a result of development and operating expenses, the Company has incurred significant operating and net losses to date. Operating losses for fiscal 1995, 1996 and 1997, and the nine months ended March 31, 1998 were approximately $277,000, $595,000, $1.1 million and $2.7 million, respectively. DTI's operations have resulted in negative EBITDA of $207,000, $169,000 and $259,000 for fiscal 1995, 1996 and 1997, respectively, and $1.3 million for the nine months ended March 31, 1998. In addition, the Company's accumulated deficit was approximately $6.2 million at March 31, 1998. The Company may incur significant and possibly increasing operating losses and expects to generate negative net cash flows after capital expenditures during at least the next two years of the Company's expansion of the DTI network. The Company also expects to invest substantial funds to complete the DTI network during the next several years while the Company continues to develop and expand its telecommunications services and customer base. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to meet its debt service obligations and working capital requirements. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to service the Notes or to meet its other debt service or working capital requirements, which would have a material adverse effect on the Company. See "-- Substantial Capital Requirements," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


HIGH LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS; RESTRICTIVE COVENANTS


     The Company is and will continue to be highly leveraged. As of March 31, 1998, the Company had approximately $268.9 million of indebtedness outstanding, all of which was evidenced by the Private Notes. Because the Company is a holding company that conducts its business through Digital Teleport, all existing and future indebtedness and other liabilities and commitments of the Company's subsidiary, including trade payables, are effectively senior to the Notes, and the Company's subsidiary will not be a guarantor of the Notes. As of March 31, 1998, Digital Teleport had aggregate liabilities of $21.1 million, including $14.4 million of deferred revenues. See "-- Holding Company Structure; Ability to Grant Liens," "Capitalization" and "Selected Consolidated Financial Data." The Indenture limits but does not prohibit the incurrence of additional indebtedness by the Company, and the Company expects to incur additional indebtedness in the future, some of which may be incurred by Digital Teleport and any future subsidiaries. The Company's leverage could result in adverse consequences to the holders of the Notes. Such consequences may include, among other things: (i) a substantial portion of the Company's cash flow will be dedicated to the payment of the Company's interest expense and may be insufficient to meet its payment obligations on the Notes, in addition to paying other indebtedness and obligations of the Company as they become due; (ii) the Company's ability to obtain any necessary financing in the future for completion of the DTI network or other purposes may be impaired; (iii) certain of the future borrowings by the Company may be at variable rates of interest that could cause the Company to be vulnerable to increases in interest rates; (iv) the Company may be more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (v) the Company's vulnerability to the effects of general economic downturns or to delays in or increases in the cost of completing the DTI network may be increased. The Company's ability to pay the principal of and interest on its indebtedness will depend upon the Company's future performance, which is subject to a variety of factors, uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that the Company will generate sufficient cash flow in the future to enable it to meet its anticipated debt service requirements, including those with respect to the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Indenture imposes and will impose significant operating and financial restrictions on the Company, Digital Teleport and any future subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company and its subsidiary to incur certain indebtedness, pay dividends and make certain other restricted payments, create liens, permit other restrictions on dividends and other payments by Restricted Subsidiaries, issue and sell capital stock of Restricted Subsidiaries, guarantee certain indebtedness, sell assets, enter into transactions with affiliates or related persons, or consolidate, merge or transfer all or substantially all of their assets. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities. Further, there can be no assurance that the Company will have available, or will be able to acquire from alternative sources of financing, funds sufficient to repurchase the Exchange Notes in the event of a Change of Control. See "Description of the Notes."


     In addition, any future indebtedness incurred by the Company is likely to impose restrictions on the Company. Failure by the Company or its subsidiaries to comply with these restrictions could lead to a default under the terms of such indebtedness and the Notes, notwithstanding the ability of the Company to meet its debt service obligations. In the event of such a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable, together with accrued and unpaid interest. In such event, a significant portion of the Company's indebtedness (including the Notes) may become immediately due and payable, and there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are acceptable to the Company.



HOLDING COMPANY STRUCTURE; ABILITY TO GRANT LIENS



     The Company is a holding company with no direct operations and no significant assets other than the stock of Digital Teleport. The Company is dependent on the cash flow of Digital Teleport to meet its obligations, including the payment of interest and principal on the Notes. Subject to the Indenture provisions that limit restrictions on the ability of any of the Company's Restricted Subsidiaries to pay dividends and make other payments to the Company, future debt instruments of Digital Teleport may impose significant restrictions that may affect, among other things, the ability of Digital Teleport to pay dividends or make loans, advances or other distributions to the Company. The ability of Digital Teleport to pay dividends and make other distributions also will be subject to, among other things, applicable state laws and regulations. There can be no assurance that Digital Teleport will be able to pay, or will generate sufficient earnings or cash flow to distribute, any cash dividends or make any loans, advances or other payments of funds to the Company, the failure of which would have a material adverse effect on the Company's ability to meet its obligations on the Exchange Notes. See "Description of the Notes -- Certain Covenants -- Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."


     Digital Teleport is a separate legal entity that has no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because Digital Teleport does not guarantee the payment of the principal or interest on the Notes, any right of the Company to receive assets of Digital Teleport upon its liquidation or reorganization (and the consequent right of holders of the Notes to participate in the distribution or realize proceeds from those assets) are effectively subordinated to the claims of the creditors of Digital Teleport (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of Digital Teleport, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of Digital Teleport held by other creditors. As of March 31, 1998, Digital Teleport had aggregate liabilities of $21.1 million, including $14.4 million of deferred revenues.


     The Notes are unsecured and will be effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As of March 31, 1998, the Company had no secured indebtedness and no indebtedness that ranked pari passu with the Notes. The Indenture permits the Company or Digital Teleport to incur additional secured indebtedness, including purchase money indebtedness in unlimited amounts, and certain indebtedness pursuant to one or more bank credit facilities. See "Description of the Notes." The Company expects that indebtedness under any bank credit facility will be secured by a pledge by the Company of 100% of the capital stock of Digital Teleport and present and future subsidiaries of Digital Teleport and all assets held directly by Digital Teleport and its subsidiaries, and will be guaranteed by such subsidiaries. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, such assets will be available to satisfy obligations of such secured debt before any payment can be made on the Notes. In addition, to the extent such assets would not satisfy in full such secured indebtedness, the holders of such indebtedness will have a claim for any shortfall that is pari passu (or effectively senior if the indebtedness were issued by Digital Teleport) with the Notes. Accordingly, there may only be a limited amount of assets available to satisfy any claims of the holders of the Notes upon an acceleration of the Notes.

SUBSTANTIAL CAPITAL REQUIREMENTS


     The development of the Company's business and the installation and expansion of the DTI network have required and will continue to require substantial capital. In the past, the Company has funded its capital expenditures through a combination of advance payments for future telecommunications services received from certain major customers, private debt and equity financings and external borrowings. The Company is funding its future capital expenditure requirements through the net proceeds of the Private Offering, advance payments under existing and additional IRUs and wholesale network capacity agreements, and available cash flow from operations, if any. In addition, the Company may seek borrowings under bank credit facilities and additional debt or equity financings. The Company has recently expanded the geographic scope of its business plan and estimates that total capital expenditures to complete the DTI network will be approximately $733 million, of which the Company had expended approximately $80 million as of June 30, 1998. The Company anticipates total capital expenditures of approximately $480 million in fiscal 1999. Accordingly, the Company will need to obtain substantial additional capital to fund its estimated capital expenditures. The Company's estimated capital requirements primarily include the estimated cost of completing the DTI network through obtaining IRUs or by construction and network expansion activities, including the construction of additional local loops in secondary and tertiary cities as network traffic volume increases. The Company also may require additional capital in the future to fund operating deficits and net losses and for potential strategic alliances, joint ventures and acquisitions. These activities could require significant additional capital not included in the foregoing estimated capital requirements.



     The Company is in various stages of discussions with potential customers for additional IRUs and wholesale network capacity agreements. There can be no assurance, however, that the Company will continue to obtain advance payments from customers prior to commencing construction of, or obtaining IRUs for, planned routes, that it will be able to obtain financing under any credit facility or that other sources of capital will be available on a timely basis and on terms that are acceptable to the Company and within the restrictions under the Company's existing financing arrangements, or at all. If the Company fails to obtain the capital required to complete the DTI network, the Company could modify, defer or abandon building or acquiring certain portions of the DTI network. The failure of the Company, however, to raise the substantial capital required to complete the DTI network could have a material adverse effect on the Company and its ability to make payments on the Notes. See "-- Risks Related to Completing the DTI Network and Increasing Traffic Volume; Non-Compliance with Construction Schedules" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     The Company's expectation of required future capital is based on the Company's current estimates. The actual amount and timing of DTI's future capital requirements may differ materially from these estimates depending on demand for the Company's services, the Company's ability to implement its current business strategy and regulatory, technological and competitive developments in the telecommunications industry. There can be no assurance that actual expenditures will not differ significantly from such estimates. The Company may seek to raise additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional capital through the incurrence of debt, the Company may become subject to additional or more restrictive financial covenants. In the event that the Company is unable to obtain such additional capital on acceptable terms or at all, the Company may be required to reduce the scope or pace of deployment of the DTI network, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete and to make payments on the Notes.



RISKS RELATED TO COMPLETING THE DTI NETWORK AND INCREASING TRAFFIC VOLUME; NON-COMPLIANCE WITH CONSTRUCTION SCHEDULES



     The Company's ability to achieve its strategic objectives will depend in large part upon the successful, timely and cost-effective completion of the DTI network, as well as on achieving substantial traffic volumes on the DTI network. The completion of the DTI network may be affected by a variety of factors, uncertainties and contingencies, many of which are beyond the Company's control. There can be no assurance that the DTI network will be completed as planned at the cost and in the timeframe currently estimated, if at all. Although the Company believes that its cost estimates and build-out schedule are reasonable, there can be no assurance that the actual construction or acquisition costs or time required to complete the DTI network will not substantially exceed current estimates. In addition, the Company must substantially increase its current traffic volume in order to realize expected cash flows, operating efficiencies and cost benefits of the planned DTI network. There can be no assurance that the Company will be able to achieve such increased traffic volume. See "-- Pricing Pressures and Risk of Industry Over-Capacity."



     The successful and timely completion of the DTI network will depend upon, among other things, the Company's ability to (i) obtain substantial amounts of additional capital and financing, at reasonable costs and on satisfactory terms and conditions, (ii) effectively and efficiently manage the construction and acquisition of the planned DTI network route segments, (iii) obtain IRUs from other carriers on satisfactory terms and conditions and at reasonable prices,
(iv) access markets and enter into additional customer contracts to sell or lease high volume capacity on the DTI network and (v) obtain additional franchises, permits and rights-of-way to permit it to complete its planned strategic routing. Successful completion of the DTI network also will depend upon the Company's ability to procure commitments from suppliers and third-party contractors with respect to the supply of certain equipment and construction of network facilities and timely performance by such suppliers and third-party contractors of their obligations. There can be no assurance that the Company will obtain sufficient capital and financing to fund its currently planned capital expenditures, successfully manage construction, sell fiber and capacity to additional customers, meet contractual timetables for future services, or maintain existing and acquire necessary additional franchises, permits and rights-of-way. Any failure by DTI to accomplish these objectives may significantly delay or prevent, or substantially increase the cost of, completion of the DTI network, which would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.



     Certain of the Company's customer contracts provide for reduced payments and varying penalties for late delivery of route segments and allow the customers, after expiration of grace periods, to delete such non-delivered segment from the system route to be delivered. The Company is currently not in compliance with construction schedules under contracts with two of its customers. The Company has received notice from a customer that it intends to set off against amounts payable to the Company $15,000 per month, which as of June 30, 1998 totaled approximately $90,000 (in addition to $400,000 previously set off against other payments) as damages and penalties under the Company's contract with that customer due to the failure by the Company to meet certain construction deadlines, and such customer reserved its rights to seek other remedies under the contract. The Company believes that if such $90,000 setoff were to be made, it would not be material to the Company's business, financial position or results of operations. The Company is behind schedule with respect to such contract as a result of such customer's not obtaining on behalf of the Company certain rights-of-way required for completion of certain network facilities, and the Company's limitations on its financial and human resources, particularly prior to the Private Offering. The Company has obtained alternative rights-of-way and hired additional construction supervisory personnel to accelerate the completion of such construction. Upon completion and turn-up of services, such customer is contractually required to pay the Company a lump sum of approximately $4.2 million for the Company's telecommunications services over its network. The Company is also behind schedule in the construction of fiber optic facilities for another customer, which facilities were to have been completed in December 1997, primarily as a result of a delay in obtaining rights-of-way required for completion of certain network facilities, and the Company's limitations on its financial and human resources, particularly prior to the Private Offering. The Company has obtained the needed right-of-way, and will utilize other publicly available rights-of-way, and, as indicated above, has hired additional construction supervisory personnel. Upon completion, such customer will begin paying the Company $133,000 per month for the use of such completed facilities. There can be no assurance that such customers or other customers will not in the future find the Company to have materially breached its contracts, that such customers will not terminate such contracts or that such customers will not seek other remedies.



     Under its agreement with the Missouri Highway and Transportation Commission ("MHTC"), the Company has the exclusive right to build a long-haul, fiber optic network along the interstate highway system in Missouri in exchange for providing to MHTC long-haul telecommunications services along such network. The MHTC Agreement requires the Company to build a total of approximately 1,200 route miles by the end of 1998, certain portions of which must be built prior to such time. The Company also must complete construction of an additional 800 miles by the end of 1999 to maintain its rights to such additional routes. Over 1,700 route miles of the entire 2,000-mile network have been completed; however, the Company did not meet an intermediate construction deadline for the construction of approximately 30 route miles but has received from MHTC a waiver of such construction delay and an extension of the 30-mile completion date to October 1, 1998. The Company expects to complete such construction prior to such date. The Company may lose its exclusive rights under the MHTC Agreement only in the event of its breach and failure to timely exercise its right to cure within sixty days of notice if any such breach, which would allow MHTC to terminate the MHTC Agreement. The failure by the Company to meet the remaining deadline and the loss of its exclusive rights to routes constructed in accordance with the MHTC Agreement could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.


COMPETITION


     The telecommunications industry is highly competitive. The Company competes and, as it expands its network, expects to continue to compete with numerous established facilities-based IXCs, ILECs and CLECs. Many of these competitors have substantially greater financial and technical resources, long-standing relationships with their customers and the potential to subsidize competitive services from less competitive service revenues. DTI is aware that other facilities-based providers of local and long distance telecommunications services are planning and constructing additional networks that, if and when completed, could employ advanced fiber optic technology similar to, or more advanced than, the DTI network. Such competing networks may also have operating capabilities similar to, or more advanced than, those of the DTI network and be positioned geographically to compete directly with the DTI network for many of the same customers along a significant portion of the same routes.



     The Company competes primarily on the basis of price, transmission quality, reliability and customer service and support. Prices have been declining and are expected to continue to do so. The Company's competitors in carrier's carrier services include many large and small IXCs, including AT&T, MCI, Sprint, WorldCom, IXC Communications, Qwest Communications International Inc. ("Qwest") and McLeod, Inc. ("McLeod"). The Company competes with both LECs and IXCs in its end-user business. In the end-user private line services market, the Company's principal competitors are SBC Communications, Inc. ("SBC"), GTE and Sprint/United Telephone. In the local switched services market, the Company expects to face competition from ILECs and other competitive providers, including non-facilities based providers, and, as the local access markets become opened to IXCs under the Telecommunications Act of 1996 (the "Telecom Act"), from long distance providers. See "Business -- Regulatory Matters."



     WorldCom, together with its wholly owned subsidiaries MFS Communications Company, Inc. ("MFS") and Brooks Fiber Properties, Inc. ("Brooks Fiber"), currently provides both local exchange and long distance telecommunications services throughout the United States. WorldCom also announced its agreement to acquire MCI. In addition, AT&T has announced its agreement to acquire Teleport Communications Group, Inc. ("TCG"), a facilities-based CLEC with networks in operation in 57 markets in the United States, SBC has announced agreements to acquire Ameritech Corp. ("Ameritech"), one of the original seven Regional Bell Operating Companies ("RBOCs"), and Southern New England Telecommunications Corp. ("SNET") and Bell Atlantic Corp. ("Bell Atlantic") has recently announced its intention to acquire GTE. Further, Qwest, a communications provider building a 16,000-mile fiber optic network in the United States, announced its agreement to acquire LCI International Inc., a retail long distance provider, which acquisition would create the nation's fifth largest long distance company. The Company also believes that high initial network cost and low marginal costs of carrying long distance traffic have led to a trend among non-facilities-based carriers to consolidate in order to achieve economies of scale. Such consolidation among significant telecommunications carriers could result in larger, better capitalized competitors that can offer a "one-stop shopping" combination of long distance and local switched services in many of DTI's target markets.

     Certain companies, such as Level 3 Communications Inc. ("Level 3") have recently announced efforts to use Internet technologies to supply telecommunications services, potentially leading to a lower cost of supplying these services and therefore increased pressure on IXCs and other telecommunications companies to reduce their prices. There can be no assurance that the Company's IXC and other carrier customers will not experience substantial decreases in call volume or pricing due to competition from Internet-based telecommunications, which could lead to a decreased need for the Company's services, or a reduction in the amount these companies are willing or able to pay for the Company's services. There can also be no assurance that the Company will be able to offer its telecommunications services to end users at a price that is competitive with the Internet-based telecommunications services offered by these new companies. The Company does not currently market to Internet service providers ("ISPs") and therefore may not realize any revenues from the Internet-based telecommunications market. If the Company does commence marketing to ISPs, there can be no assurance that it will be able to do so successfully, which would have a material adverse effect on the Company's business, financial condition and results of operations.



     In addition to IXCs and LECs, entities potentially capable of offering switched services in competition with the DTI network include cable television companies, such as Tele-Communications, Inc. ("TCI"), the second-largest cable television company in the United States, which AT&T has agreed to acquire, electric utilities, microwave carriers, wireless telephone system operators and large subscribers who build private networks. Previous impediments to certain utility companies entering telecommunications markets under the Public Utility Holding Company Act of 1935 were also removed by the Telecom Act, creating a new competitive threat for DTI.



     In the future, the Company may be subject to more intense competition due to the development of new technologies, an increased supply of transmission capacity, the consolidation in the industry among local and long distance service providers and the effects of deregulation resulting from the Telecom Act. The telecommunications industry is experiencing a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by the Company. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and certain companies have begun to deploy and use ATM network backbones for both data and packetized voice transmission and have announced plans to transport interstate long distance calls via such voice-over-data technology. The introduction of such new products or emergence of such new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. The Company cannot predict which of many possible future product and service offerings will be crucial to maintain its competitive position or what expenditures will be required to develop profitably and provide such products and services.



     Many of the Company's competitors and potential competitors have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may increase the resources available to DTI's competitors, create significant new competitors and potentially decrease the Company's carrier customer base. The ability of DTI to compete effectively will depend upon, among other things, its ability to deploy the DTI network and to maintain high quality services at prices equal to or below those charged by its competitors. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the markets for carrier's carrier services and end-user services. Failure of the Company to do so would have a material adverse effect on the Company and its ability to make payments on the Notes. See "Business -- Competition."


NEED TO OBTAIN AND MAINTAIN FRANCHISES, PERMITS AND RIGHTS-OF-WAY


     In order to develop its networks, the Company must obtain local franchises and other permits, as well as rights to utilize underground conduit, pole space and other rights-of-way from entities such as utilities, state highway authorities, local governments, ILECs and IXCs. The Telecom Act requires that local governmental authorities treat telecommunications carriers in a competitively neutral, non-discriminatory manner, and that most utilities, including electric companies and most ILECs, afford CLECs access to their conduits, poles and rights-of-way at reasonable rates and on non-discriminatory terms and conditions. However, owners of rights-of-way, particularly the ILECs, may seek to delay the Company's access. The Company has entered into long-term agreements with highway authorities in Missouri, Arkansas and Kansas and with electric utilities operating in Missouri and southern Illinois, pursuant to which the Company generally has access to various rights-of-ways in given localities. However, these agreements cover only a small portion of the planned DTI network. There can be no assurance that the Company will be able to maintain its existing franchises, permits and rights-of-way or to obtain and maintain the other franchises, permits and rights-of-way needed to complete the DTI network on acceptable terms. Although the Company does not believe that any of its existing franchises, permits or rights-of-way will be terminated or not renewed as needed, termination or non-renewal of certain of franchises, permits or rights-of-way relating to a significant portion of the existing DTI network could materially adversely affect the Company and its ability to make payments on the Notes. See "Business -- The DTI Network -- Highway and Utility Rights-of-Way."


DEPENDENCE ON LIMITED NUMBER OF LARGE CUSTOMERS


     The Company has business relationships with a small number of large customers. During fiscal years 1996 and 1997 and the nine months ended March 31, 1998 the Company's three largest customers accounted for 78%, 52% and 53%, respectively, of the Company's telecommunications services revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Company's business plan assumes that a large proportion of its future revenues will come from its carrier's carrier services, which by their nature are marketed to a limited number of telecommunications carriers. Carrier customers will frequently change suppliers based on very small changes in prices. To the extent the Company sells to its carrier customers on a short term basis, it will be particularly vulnerable to price competition. Therefore, dissatisfaction with the Company's services by a relatively small number of customers could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes. See "-- Risks Related to Completing the DTI Network and Increasing Traffic Volume; Non-Compliance with Construction Schedules." The Company is aware that certain IXCs are constructing or considering construction of new networks, or buying companies with local networks, which could reduce their need for the Company's services. See "Risk Factors -- Competition." In addition, it is possible that as IXCs expand their product offerings and networks, and the Company expands its product offerings and the geographic scope of the DTI network, the Company may become a competitor of one or more of its large customers for certain end-user customers. Accordingly, there can be no assurance that any of the Company's carrier's carrier customers will continue to use or increase their use of the Company's services, which would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.



EXPANSION AND MANAGING ANTICIPATED RAPID GROWTH



     The Company must grow rapidly in order to be able to make payments on the Notes. The Company had 22 full time employees as of July 15, 1998. Rapid growth will place a significant strain on the Company's administrative, operational, management and financial resources. The expansion of the DTI network and the Company's services will depend on, among other things, its ability to enter new markets, design fiber optic network routes, construct, acquire and install facilities and obtain rights-of-way, building access and any required government authorizations and/or permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The expansion of the DTI network and services also will require substantial growth in the Company's management base, systems and other operations. Implementation of the Company's current and future expansion plans will also depend on factors such as: (i) the availability of financing and regulatory approvals; (ii) the existence of strategic alliances or relationships; (iii) technological, regulatory or other developments in the Company's business; (iv) changes in the competitive climate in which the Company operates; and (v) the emergence of future opportunities. There can be no assurance that the Company will be able to expand its existing network or services in a cost effective manner.



     A key part of the Company's business strategy is to achieve rapid growth by expanding the DTI network to the east and west coasts of the United States and using the DTI network and services to exploit opportunities expected to arise from regulatory and technological changes and other industry developments.

The Company's ability to manage its expansion effectively will depend upon, among other things: (i) expansion, training and management of its employee base, including attracting and retaining highly skilled personnel; (ii) expansion and improvement of the Company's customer service, billing and support systems and improvement or cost-effective outsourcing of the Company's operational and financial systems; (iii) development, introduction and marketing of new products and services; and (iv) control of the Company's expenses. The failure of the Company to satisfy these requirements and to otherwise manage its growth effectively would have a material adverse effect on the Company and its ability to make payments on the Notes. See "-- Dependence on Key Personnel" and "Development of Accounting, Processing and Information Systems; Year 2000 Compliance".


DEPENDENCE ON KEY PERSONNEL


     The Company's future performance depends to a significant degree upon the continued contributions of a small number of key executives, particularly Richard D. Weinstein, the Company's founder, Chief Executive Officer and President. The Company has entered into employment agreements with certain of these executives. Nonetheless, the loss of these individuals and the inability of the Company to attract and retain suitable replacements could have a material adverse effect on the Company's business, financial condition, results of operations and business prospects and its ability to make payments on the Notes. See "Management -- Executive Officers and Directors" and "Management -- Employment and Consulting Agreements." In the past, the Company has lost the services of certain of its senior executives. The Company's future success and ability to manage growth will be dependent also upon its ability to hire and retain additional highly skilled employees for a variety of management, engineering, technical, and sales and marketing positions. The competition for such personnel is intense. There can be no assurance that the Company will be able to attract and retain sufficient qualified personnel. The failure to do so could have a material adverse effect on the Company and its ability to make payments on the Notes.


DEPENDENCE ON SINGLE OR LIMITED SOURCE SUPPLIERS


     The Company is dependent upon single or limited source suppliers for a number of components and parts used in the DTI network, some of which components employ advanced technologies built to specifications provided by the Company to such suppliers. In particular, the Company is dependent primarily on Pirelli Cable Corporation ("Pirelli") for its supply of fiber optic cable. In addition the Company is dependent on a Pirelli affiliate and to a lesser extent, Ciena Corporation, for DWDM equipment. To date, the Company's arrangements have provided it with a supply of fiber optic cable at a stable, attractive price. DTI's network design strategy also is dependent on obtaining transmission equipment from Fujitsu which supplies such equipment to other substantially larger customers. There can be no assurance that the Company's suppliers will be able to meet the Company's future requirements on a timely basis. The Company believes that there are alternative suppliers or alternative components for all of the components contained in the planned DTI network. However, any extended interruption in the supply of any of the key components currently obtained from a single or limited source, disturbance in the pricing arrangements with Pirelli, or Fujitsu, or delay in transitioning a replacement supplier's product into the DTI network, could disrupt the Company's operations and have a material adverse effect on the Company's operating results and its ability to make payments on the Notes. In addition, the substitution of different DWDM equipment might prove technically difficult, leading to delays and added expense. There can be no assurance that such interruption, disturbance, delay or expense will not occur or that the Company will be successful in obtaining alternative suppliers. Significant delays in the expansion of the DTI network resulting from interruptions in the supply of any key network components or other problems with suppliers could have a material adverse effect on the Company and its ability to make payments on the Notes.



     Some of the technologically advanced equipment, including the DWDM equipment, which the Company plans to deploy in the DTI network has not been extensively field tested. The Company believes that such equipment will meet or exceed the required specifications and will perform satisfactorily once installed. However, any extended failure of such equipment to perform as expected could have a material adverse effect on the Company's operations and its ability to make payments on the Notes.

PRICING PRESSURES AND RISK OF INDUSTRY OVER-CAPACITY



     Although the Company believes that, in the last several years, increasing demand has corrected the telecommunications capacity supply imbalance and slowed the decline in prices, the Company anticipates that prices for carrier's carrier services and end-user services will continue to decline over the next several years due primarily to (i) installation of additional fiber that provides substantially more transmission capacity than will be needed over the short or medium term, (ii) technological advances that permit substantial increases in the transmission capacity of both new and existing fiber, and (iii) strategic alliances or similar transactions, such as long distance capacity purchasing alliances among certain RBOCs, that increase customer purchasing power. Such price decreases could have a material adverse effect on the Company and its ability to make payments on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Since the cost of fiber and related equipment is a small portion of building new transmission lines, persons building such lines are likely to install substantially more fiber than they expect to use over the short or medium term. This can lead to substantial over-capacity and price declines. In addition, if the Company sells any carrier more capacity on its routes than such carrier ultimately needs, then such carrier may resell such capacity, causing further price competition. Likewise, if the Company acquires fiber on other carriers' networks, those carriers will be well positioned to engage in price competition with the Company. Furthermore, the marginal cost of carrying calls over fiber optic cable is extremely low. As a result, certain industry observers have predicted that, within a few years, there may be dramatic and substantial price declines and that long distance calls will not be significantly more expensive than local calls. Any of the foregoing could have a material adverse effect on the Company and its ability to make payments on the Notes.


RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or the emergence of new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. While the Company believes that, for the foreseeable future, technological changes will neither materially affect the continued use of fiber optic cable nor materially hinder the Company's ability to acquire necessary technologies, the actual effect of technological changes on the Company's operations cannot be predicted and could have a material adverse effect on the Company.


DEVELOPMENT OF ACCOUNTING, PROCESSING AND INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE



     Sophisticated information and processing systems are vital to the Company's operations and growth and its ability to monitor costs, process customer orders, provide customer service, render monthly invoices for services and achieve operating efficiencies. The Company has developed processes and procedures in the implementation and servicing of customer orders for telecommunications services, the provisioning, installation and delivery of those services and monthly billing for those services. However, the Company must improve its internal processes and procedures and install additional accounting, processing and information systems to accommodate its anticipated growth. The Company intends to obtain and install the accounting, processing and information systems necessary to provide its services efficiently. However, there can be no assurance that the Company will be able to successfully obtain, install or operate such systems. The failure to develop effective internal processes and systems for these service elements could have a material adverse effect upon the Company's ability to achieve its growth strategy. As the Company begins to provide local switched services, the need for sophisticated billing and information systems will also increase significantly and the Company will have significant additional requirements for data interface with ILECs. Additionally, any acquisitions would place additional burdens on the Company's accounting, information and other systems.


     While the Company believes that its existing systems and software applications are, and that any new systems to be installed will be, Year 2000 compliant, there can be no assurance until the year 2000 that all of the Company's systems then in place will function adequately. The failure of the Company's systems or software applications to accommodate the year 2000 could have a material adverse effect on its business, financial condition and results of operations and its ability to make payments on the Notes. Further, if the systems or software applications of telecommunications equipment suppliers, ILECs, IXCs or others on whose services or products the Company depends are not Year 2000 compliant, any loss of such services or products could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes. The Company intends to continue to monitor the performance of its accounting, information and processing systems and software applications and those of its suppliers and customers to identify and resolve any Year 2000 issues. To the extent necessary, the Company may need to replace, upgrade or reprogram certain systems to ensure that all interfacing applications will be Year 2000 compliant when operating jointly. Based on current information, the Company does not expect that the costs of such replacements, upgrades and reprogramming will be material to its business, financial condition or results of operations. Most major domestic carriers have announced that they expect to achieve Year 2000 compliance for their networks and support systems by mid-1999; however, other domestic and international carriers may not be Year 2000 compliant, and failures on their networks and systems could adversely affect the operation of the Company's networks and support systems and have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.



     Unanticipated problems in any of the above areas, or the Company's inability to implement solutions in a timely manner or to establish or upgrade systems as necessary, could have a material adverse impact on the ability of the Company to reach its objectives and on its business, financial condition and results of operations and its ability to make payments on the Notes.


REGULATION RISKS


     The Company is required to obtain certain authorizations from the FCC and state public utility commissions ("PUCs") to offer certain of its telecommunications services, as well as to file tariffs for many of its services. The Company has received state certification from the states of Missouri and Illinois and expects to receive certifications from the states of Arkansas and Kansas prior to September 1998. The Company is in the process of preparing and filing the tariffs and applications for certification necessary to provide services throughout the planned DTI network. However, the receipt by the Company of necessary state certifications may be subject to delay by the PUCs and such applications and tariffs may be challenged by third parties, including the ILECs, which could cause the Company to delay the Company's provision of services over affected portions of the planned DTI network and to incur substantial legal and administrative expenses. To date, the Company has not experienced significant difficulties in receiving certification, maintaining tariffs, or otherwise complying with its regulatory obligations. However, there can be no assurance that the Company will not experience delay or be subject to third-party challenges in obtaining necessary regulatory authorizations. The failure to obtain such authorizations on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to make payments on the Notes.



     The Company's ability to provide local switched services is heavily dependent upon implementation of provisions of the Telecom Act. The Telecom Act preempted state and local laws to the extent that they prohibited local telephone competition, and imposed a variety of new duties on incumbent local exchange carriers intended to advance such competition, including the duty to negotiate in good faith with competitors requesting interconnection to the ILEC's network. However, negotiations with ILECs have sometimes involved considerable delays and the resulting negotiated agreements may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements with ILECs or that if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company. Because the FCC and the states have yet to adopt many of the rules and policies necessary to implement the Telecom Act, or to respond to other related local telephone competition issues, it is uncertain how burdensome these requirements will be for the Company.

     Although the Company believes that the Telecom Act and other state and federal regulatory initiatives that favor increased competition are advantageous to the Company, there can be no assurance that changes in current or future state or federal regulations, including changes that may result from court review of the FCC's interconnection rules, or increased competitive opportunities resulting from such changes, will not have a material adverse effect on the Company or its ability to make payments on the Notes.



     The Telecom Act also creates the foundation for increased competition in the long distance market from ILECs, which could affect the successful implementation of the Company's business plans. For example, certain provisions eliminate previous prohibitions on the provision of inter-LATA long distance services (both carrier's carrier and end-user services) by the RBOCs, subject to compliance by such companies with requirements set forth in the Telecom Act and implemented by the FCC. On December 31, 1997, the U.S. District Court, Northern District of Texas (Wichita Falls) (the "SBC Court"), in SBC Communications, Inc.
v. FCC and U.S. (the "SBC Communications Case"), overturned as unconstitutional the provisions of the Telecom Act which prohibited RBOCs from providing inter-LATA long distance services within their own region without demonstrating that the local exchange market was opened to local competition. The decision, however, affects only SBC and U.S. West, Inc. Nonetheless, other RBOCs may use the decision to petition courts in their operating regions to obtain similar rulings. On January 2, 1998, AT&T, MCI and other intervenors in the SBC Communications Case filed a petition for stay with the SBC Court. On January 5, 1997, the FCC also filed a petition for stay of the decision in the SBC Court. On February 11, 1998, the SBC Court temporarily stayed its decision in the SBC Communications Case, which stay places those provisions of the Telecom Act which had been found unconstitutional back into effect and forecloses, temporarily, the RBOCs from providing inter-LATA long distance service within their own service regions without FCC approval. On March 23, 1998, on reconsideration, the SBC Court upheld the FCC's ruling that rejected the application of SBC to offer in-region long-distance service. The FCC also has rejected Ameritech's request to provide in-region long-distance service in Michigan and BellSouth's requests to provide in-region long-distance service in South Carolina and Louisiana. BellSouth and U.S. West filed petitions for reconsideration of the FCC's decision, which are still pending.



     In addition, in response to petitions of mandamus filed by the Iowa Utilities Board and other petitioners, the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"), on January 22, 1998, ordered the FCC to abide by the Eighth Circuit's mandate and to refrain from subsequent attempts to apply either directly or indirectly the FCC's vacated pricing policies and to confine its consideration of whether a RBOC has complied with the pricing methodology and rules adopted by the state commission in effect in the respective states in which such RBOC seeks to provide in-region long distance services. The Company would be adversely affected if the RBOCs are allowed to provide wireline long distance services within their own regions before local competition is established. In a related development, the FCC is considering proposed new policies and rules that would grant the ILECs additional flexibility in the pricing of interstate access services, and states are considering or are expected to consider ILECs' requests for similar regulatory relief with respect to intrastate services. Any pricing flexibility or other significant deregulation of the ILECs could have a material adverse effect on the Company. See "Business -- Regulatory Matters."


ORIGINAL ISSUE DISCOUNT CONSEQUENCES


     The Private Notes were issued with original issue discount for U.S. federal income tax purposes. Since the Exchange Notes are treated as a continuation of the Private Notes for federal income tax purposes, the Exchange Notes will also be considered to have been issued at a substantial discount. Consequently, holders of the Exchange Notes generally will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. In addition, the Exchange Notes will be subject to the applicable high-yield discount obligation rules, which will defer and, in part, eliminate the Company's ability to deduct for U.S. federal income tax purposes the original issue discount attributable to the Exchange Notes. Accordingly, the Company's after-tax cash flow will be less than if the original issue discount on the Exchange Notes were deductible when it accrued. See "United States Federal Income Tax Considerations" for a more detailed discussion of the U.S. federal income tax consequences to the Company and the beneficial owners of the Exchange Notes resulting from the purchase, ownership and disposition of the Private Notes.

     Furthermore, if a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Exchange Notes, the claim of a holder of Exchange Notes may be limited to an amount equal to the sum of the issue price as determined by the bankruptcy court and that portion of the original issue discount which is deemed to accrue from the issue date to the date of any such bankruptcy filing.

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Private Notes are eligible for trading in the Private Offering Resale and Trading through Automated Linkages ("PORTAL") market. The Exchange Notes will be securities for which there is no public market. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes on the Nasdaq National Market. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations. The Initial Purchasers are not obligated, however, to make a market in the Exchange Notes, and any such market making activity may be discontinued at any time without notice at the sole discretion of each Initial Purchaser. There can be no assurance as to the liquidity of the public market for the Exchange Notes, the ability of holders to sell the Exchange Notes, or the price at which holders would be able to sell the Exchange Notes, or that an active public market for the Exchange Notes will develop. If an active public market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. See "Plan of Distribution."

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurances that any market for the Exchange Notes will not be subject to similar disruptions.

CONTROL OF THE COMPANY; CONFLICTS OF INTEREST

     Each of Mr. Weinstein and KLT beneficially owns approximately 45.9% of the outstanding voting equity securities of the Company, on a fully diluted basis. Accordingly, they are and will be able to control the management policy of the Company and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and election of the Board of Directors of the Company (the "Board"). In addition, Mr. Weinstein and KLT have entered into a voting agreement with respect to the election of directors. See "Management -- Executive Officers and Directors" and "Principal Stockholders."


     Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Company's shareholders and the holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interests of the Company's shareholders and holders of the Warrants might conflict with those of the holders of the Notes. In addition, the Company's shareholders and holders of the Warrants may have an interest in pursuing acquisitions, divestitures, financings, mergers, consolidations or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risk to the holders of the Notes. Because Mr. Weinstein and KLT are able to control the management policy of the Company and all fundamental corporate actions, any such conflict of interest may be resolved in favor of the Company's shareholders and holders of the Warrants and to the detriment of the holders of the Notes.


VARIABILITY OF OPERATING RESULTS


     As the Company expands the DTI network, it will incur significant costs relating principally to fiber, switching and other equipment and construction costs. See "-- Substantial Capital Requirements." The installation and expansion of the DTI network has required and will continue to require considerable expenses in advance of anticipated revenues associated with newly constructed or acquired network routes and may cause substantial fluctuations in the Company's operating results. The losses created by this lag in revenues are expected to increase until the revenues from the completed DTI network overtake the costs associated with its deployment. The Company may incur significant and possibly increasing operating losses and expects to generate negative net cash flow after capital expenditures during at least the next two years of the Company's expansion of the DTI network. See "-- Limited History of Operations; Operating Losses and Negative Cash Flow" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Private Notes were sold by the Company on February 23, 1998 to the Initial Purchasers, who privately placed the Private Notes with institutional investors. In connection therewith, the Company and the Initial Purchasers entered into a Notes Registration Rights Agreement (the "Notes Registration Rights Agreement"), pursuant to which the Company agreed, for the benefit of the holders of the Private Notes, that the Company would, at its sole expense, (i) within 50 days following the original issuance of the Private Notes ("Original Issue Date"), file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of Exchange Notes of the Company identical in all material respects to the series of Private Notes, (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 180 days following the Original Issue Date, and (iii) use its best effort to consummate the Exchange Offer within 210 days after the Original Issue Date. Upon the Exchange Offer Registration Statement (of which this Prospectus is a part) being declared effective, the Company will offer the Exchange Notes in exchange for the Private Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Private Notes. For each Private Note surrendered to the Company, the Holder of such Private Note will receive an Exchange Note for a like principal amount at maturity equal to that of the surrendered Private Notes. The term "Holder" with respect to the Exchange Offer means any person in whose name Private Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any holder of Private Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the staff of the Commission, (ii) will not be able to tender its Private Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Private Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Private Notes (other than certain specified holders) who wishes to exchange Private Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with the resale of the Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Exchange Notes for its own account as a result of marketmaking or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Notes Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of the Exchange Notes.

     In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 210 days following the Original Issue Date, or if any holder of the Private Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon the request of either Initial Purchaser under certain circumstances, the Company will, at its cost (a) as promptly as practicable, file the Shelf Registration Statement covering resales of the Private Notes, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 210th day after the

Original Issue Date and (c) use its best efforts to keep effective the Shelf Registration Statement until two years after its effective date (or until one year after such effective date if such Shelf Registration Statement is filed at the request of either Initial Purchaser) or such shorter period which will terminate when all of the Private Notes covered by the Shelf Registration Statement have been sold pursuant thereto. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Private Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Private Notes has become effective and take certain other actions as are required to generally permit unrestricted resales of the Notes. A holder of the Private Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Notes Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Private Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Notes Registration Rights Agreement in order to have their Private Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that (i) the Exchange Offer Registration Statement is not declared effective on or prior to the 180th calendar day following the Original Issue Date, (ii) the Exchange Offer is not consummated or, if required, a Shelf Registration Statement with respect to the Private Notes is not declared effective on or prior to the 210th calendar day following the Original Issue Date or (iii) the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable (each event referred to in clauses (i) through (iii) above, a "Registration Default"), then the Company will be required to pay additional interest in cash on each Interest Payment Date in an amount equal to one-half of one percent (0.5%) per annum of the principal amount with respect to the first 90-day period following such Registration Default. The amount of such additional interest will increase by an additional one-half of one percent (0.5%) to a maximum or one and one-half percent (1.5%) per annum for each subsequent 90-day period until such Registration Default has been cured. Upon (x) the effectiveness of the Exchange Offer Registration Statement after the 180-day period described in clause (ii) above, (y) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 210-day period described in clause (ii) above, or (z) the cure of any Registration Default described in clause (iii) above, such additional interest shall cease to accrue from the date of such filing, effectiveness, consummation or cure, as the case may be, if the Company is otherwise in compliance with this paragraph; provided, however, that if, after any such additional interest ceases to accrue, a different event specified in clause (i), (ii) or (iii) above occurs, such additional interest will again accrue pursuant to the foregoing provisions. During any 365-day period, the Company will have the ability to suspend the availability of such Shelf Registration Statement for up to two periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to maturity of the Private Notes), but no more than an aggregate 60 days during any 365-day period, if any event shall occur as a result of which it shall be necessary, in the good faith determination of the Board of Directors, to amend the Shelf Registration Statement or amend or supplement any prospectus or prospectus supplement thereunder in order that each such document not include any untrue statement of fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

     The summary herein of certain provisions of the Notes Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provision of the Notes Registration Rights Agreement, a copy of which is available upon request to the Company. As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Private Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled certain obligations under the terms of the Private Notes and the Notes Registration Rights Agreement and, accordingly, the holders of the Private Notes will have no further registration or other rights under the Notes Registration Rights Agreement, except under certain limited circumstances.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of outstanding Private Notes accepted in the Exchange Offer. Holders may tender some or all of their Private Notes pursuant to the Exchange Offer. However, Private Notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

     The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Private Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Notes Registration Rights Agreement, including the terms providing for an increase in the interest rate on the Private Notes under certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Private Notes and will be entitled to the benefits of the Indenture under which the Private Notes were, and the Exchange Notes will be, issued.

     As of the date of this Prospectus, $506,000,000 aggregate principal amount at maturity of the Private Notes was outstanding, all of which is registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depository"). Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. Solely for reasons of administration, the Company has fixed the close of business on
            , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

     Holders of Private Notes do not have any appraisal or dissenters' rights under the Missouri General and Business Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Private Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Private Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, to extend the Exchange Offer or, if any of the conditions set forth below under the caption "Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     No cash interest will accrue or be payable on the Exchange Notes prior to March 1, 2003. The Exchange Notes offered hereby will accrete original issue discount at a rate of 12 1/2% per annum from the Original Issue Date until March 1, 2003. Thereafter, the Exchange Notes will bear interest at the rate of 12 1/2% per annum which will be payable in cash semiannually on March 1 and September 1 of each year, commencing September 1, 2003. Interest on the Private Notes accepted for exchange will cease to accrete upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

     Only a Holder of Private Notes may tender such Private Notes in the Exchange Offer. A Holder who wishes to tender Private Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Private Notes, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of the Private Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Private Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Private Notes.

     If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole and absolute discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Private Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each Holder will represent to the Company, among other things, that (i) the Exchange Notes to be acquired by the Holder and any beneficial owners of Private Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, (ii) the Holder and each such beneficial owner are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Private Notes acquired directly from the Company), must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of

Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Private Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date. Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"),
(ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Private Notes register the transfer of such Private Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Private Notes are to be registered, if different from that of the Depositor. If certificates for Private Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties.

     Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date. Any Private Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company or might be material to Holders in deciding whether to accept the Exchange Offer, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company or might be material to Holders in deciding whether to accept the Exchange Offer; or

          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company or might be material to Holders in deciding whether to accept the Exchange Offer; or

          (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

          (e) any of the following has occurred: (i) any general suspension of or limitation on trading in securities on the New York Stock Exchange or in the over-the-counter market (whether or not mandatory); (ii) any material impairment in the general trading market for debt securities; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (iv) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly relating to the United States; (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (vi) any material adverse change in the United States securities or financial markets generally; or (vii) in the case of any of the foregoing existing at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (f) the Trustee has objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of, the Exchange Offer or has taken any action that challenges the validity or effectiveness of the procedures used by the Company in making or completing the Exchange Offer.

     If the Company determines in its sole and absolute discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering Holders,
(ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Private Notes (see "-- Withdrawal of Tenders" above) or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 By Registered or Certified Mail:     (For Eligible Institutions Only)      By Hand/Overnight Delivery:
    The Bank of New York                    By Facsimile:                      The Bank of New York
    One Wall Street -- 27                 The Bank of New York                 One Wall Street -- 27
  New York, New York 10286                 (212) 571-3080                    Corporate Trust & Agency
Attn: Reorganization Section            Confirm by telephone:                    Services Window
                                            (212) 815-2742                        Ground Level
                                                                             New York, New York 10286
                                                                            Attn: Reorganization Section

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others. The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Private Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Private Notes tendered, or if tendered Private Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Private Notes, which is face value less accrued original issue discount, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Private Notes will be amortized over the term of the Exchange Notes.

OTHER

     Participation in the Exchange Offer is voluntary and holders of Private Notes should carefully consider whether to accept the terms and conditions thereof. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Private Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled certain obligations under the terms of the Private Notes and the Notes Registration Rights Agreement. Holders of the Private Notes who do not tender their Private Notes in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Notes Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. All untendered Private Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Private Notes could be adversely affected. See "Risk
Factors -- Consequences of Failure to Exchange."

                                USE OF PROCEEDS


     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Notes Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. Of the $264.8 million of net proceeds to the Company from the Private Offering, approximately $19.0 million has been used to construct the DTI network, $3.0 million was used to repay outstanding indebtedness of the Company under a former bank credit facility and $1.0 million has been used to fund the Company's operating expenses to date. The Company currently intends to use the remaining net proceeds (i) to fund additional capital expenditures required for the completion of the DTI network, (ii) to expand its management, operations and sales and marketing infrastructure and (iii) for additional working capital and other general corporate purposes. Pending such utilization, such net proceeds have been invested in short-term, interest-bearing U.S. government securities and other short-term, investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


                                 CAPITALIZATION

     The following table sets forth the actual cash, deferred revenues and capitalization of the Company as of March 31, 1998. This table should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                                  AS OF
                                                              MARCH 31, 1998
                                                              --------------
Cash and cash equivalents...................................   $263,231,384
                                                               ============
Deferred revenues(a)........................................   $ 14,037,528
                                                               ============
Senior Discount Notes(b)....................................   $268,856,985
                                                               ============
Stockholders' equity:
  Preferred Stock, $0.01 par value, 20,000 shares
     authorized, no shares issued and outstanding...........             --
  Convertible Series A Preferred Stock, $0.01 par value,
     30,000 authorized, issued and outstanding..............            300
  Common Stock, $0.01 par value, 100,000,000 shares
     authorized, 30,000,000 issued and outstanding(c).......        300,000
  Additional paid-in capital................................     44,013,063
  Common Stock warrants.....................................     10,421,336
  Accumulated deficit.......................................     (6,198,351)
                                                               ------------
  Total stockholders' equity................................     48,536,348
                                                               ------------
Total capitalization........................................   $317,393,333
                                                               ============


-------------------------

(a) Reflects payments received by DTI in advance of the provision of telecommunications services under IRUs and wholesale network capacity agreements, which payments are recognized over the terms of the IRUs or agreements on a straight-line basis. Does not include current portion of deferred revenues in the amount of approximately $366,000.



(b) Of the $275.2 million gross proceeds from the issuance of the Units in the Private Offering, $265.3 million was allocated to the initial Accreted Value of the Notes and $10.0 million was allocated to the Warrants.



(c) As of the date of this Prospectus, Common Stock outstanding excludes (i) 4,229,590 shares of Common Stock issuable upon exercise of outstanding warrants, (ii) 945,000 shares of Common Stock issuable upon exercise of options that the Company has granted or is obligated to grant to certain of its directors and employees under the Company's 1997 Long-Term Incentive Award Plan and (iii) 200,000 shares of restricted stock that the Company is obligated to issue to an employee under such Plan. See "Management -- Incentive Award Plan," Notes 6 and 13 of the notes to the audited consolidated financial statements and Note 5 of the notes to the unaudited consolidated financial statements.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA


     The selected consolidated financial data presented below for each of the three years in the period ended June 30, 1997 have been derived from the audited consolidated financial statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors. The selected consolidated financial data as of and for the years ended June 30, 1993 and 1994 and as of and for the nine-month periods ended March 31, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which have been prepared on the same basis as the audited consolidated financial statements of the Company and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of the end of and for such periods. The results for the nine months ended March 31, 1998 are not necessarily indicative of the operating results to be expected for the entire year. The information set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and the audited and unaudited consolidated financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.



                                                                                                              NINE MONTHS
                                                  FISCAL YEAR ENDED JUNE 30,                                ENDED MARCH 31,
                            -----------------------------------------------------------------------   ---------------------------
                              1993(A)        1994(A)        1995(A)        1996(A)         1997           1997           1998
                              -------        -------        -------        -------         ----           ----           ----
OPERATING STATEMENT DATA:
 Revenues:
   Telecommunication
     services
     Carrier's carrier
       services............   $     --       $     --     $         --   $   188,424   $    807,347   $    488,931   $  1,707,914
     End-user services.....         --         35,463          199,537       488,377        515,637        380,914        414,660
   Other services(b).......         --             --               --            --        711,006             --             --
                              --------       --------     ------------   -----------   ------------   ------------   ------------
     Total revenue.........         --         35,463          199,537       676,801      2,033,990        869,845      2,122,574
                              --------       --------     ------------   -----------   ------------   ------------   ------------
 Operating expenses:
   Telecommunication
     services..............         --             --          165,723       296,912        847,190        563,791      1,024,578
   Other services(b).......         --             --               --            --        364,495             --             --
   Selling, general and
     administrative........         --         15,781          240,530       548,613      1,118,809        845,684      2,437,825
   Depreciation and
     amortization..........         --             --           70,500       425,841        757,173        521,049      1,385,750
                              --------       --------     ------------   -----------   ------------   ------------   ------------
     Total operating
       expenses............         --         15,781          476,753     1,271,366      3,087,667      1,930,524      4,848,153
                              --------       --------     ------------   -----------   ------------   ------------   ------------
 Income (loss) from
   operations..............         --         19,682         (277,216)     (594,565)    (1,053,677)    (1,060,679)    (2,725,579)
 Interest income...........         --             --          153,261       143,049        101,914         58,403      1,558,898
 Interest (expense)(c).....                      (588)        (162,777)     (384,859)      (152,937)      (152,937)    (3,697,605)
 Loan commitment fees......         --             --               --            --       (784,500)      (784,500)            --
 Equity in earnings of
   joint venture...........         --             --               --            --         37,436         37,436             --
                              --------       --------     ------------   -----------   ------------   ------------   ------------
 Income (loss) before
   income tax benefit......         --         19,094         (286,732)     (786,375)    (1,851,764)    (1,902,277)    (4,864,286)
 Income tax benefit........         --             --               --            --      1,214,331      1,042,000      2,020,000
                              --------       --------     ------------   -----------   ------------   ------------   ------------
 Net income (loss)(d)......   $     --       $ 19,094     $   (286,732)  $  (786,375)  $   (637,433)  $   (860,277)  $ (2,844,286)
                              ========       ========     ============   ===========   ============   ============   ============



                                                        AS OF JUNE 30,                                      AS OF MARCH 31,
                            -----------------------------------------------------------------------   ---------------------------
                              1993(A)        1994(A)        1995(A)        1996(A)         1997                  1998
                              -------        -------        -------        -------         ----                  ----
BALANCE SHEET DATA:
 Cash and cash
   equivalents.............   $     --       $ 10,512     $    140,220   $   817,391   $  4,366,906          $263,231,384
 Network and equipment,
   net.....................         --         39,032        6,788,582    13,064,169     34,000,634            60,824,950
 Total assets..............      1,000         57,844       11,983,497    15,025,758     39,849,136           338,467,861
 Long-term debt............         --             --               --            --             --           268,856,985
 Deferred revenues(e)......         --         37,750        4,927,228     6,595,948      9,420,224            14,037,528
 Redeemable Convertible
   Series A Preferred
   Stock(f)................         --             --               --            --     28,889,165               --
 Stockholders' equity
   (deficit)(f)............         --         19,094         (237,638)   (1,100,703)    (4,729,867)           48,536,348



                                                                                                              NINE MONTHS
                                                  FISCAL YEAR ENDED JUNE 30,                                ENDED MARCH 31,
                            -----------------------------------------------------------------------   ---------------------------
                              1993(A)        1994(A)        1995(A)        1996(A)         1997           1997           1998
                              -------        -------        -------        -------         ----           ----           ----
                            (UNAUDITED)    (UNAUDITED)
OTHER FINANCIAL DATA:
 Cash flows from
   operations..............   $  1,000       $ 49,544     $  6,903,884   $   299,710   $  7,674,272   $  4,694,799   $  5,097,421
 Cash flows from investing
   activities..............         --        (39,032)     (11,804,176)   (1,122,569)   (19,417,073)   (10,058,794)   (28,210,066)
 Cash flows from financing
   activities..............         --             --        5,030,000     1,500,030     15,292,316     10,314,313    281,977,123
 EBITDA(g).................         --         19,682         (206,716)     (168,724)      (259,068)      (502,194)    (1,339,829)
 Capital expenditures......         --         39,032        6,804,176     5,663,047     19,876,595     10,518,316     28,210,061
 Ratio of earnings to fixed
   charges(h)..............         --           33:1               --            --             --             --             --

                                                                                 AS OF
                                                    ---------------------------------------------------------------
                                                    MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                      1997        1997         1997            1997         1998
                                                    ---------   --------   -------------   ------------   ---------
OTHER OPERATING DATA:
  Route miles.....................................      520         732        1,361           1,427        1,538
  Fiber miles.....................................   33,269      44,071       84,254          87,498       93,006
  POP/Collocation sites(i)........................       19          24           43              45           45


---------------


(a) From its inception in June 1989 through June 30, 1993, the Company had no significant operations, assets or liabilities and consisted of nominal organizational activities. In addition, through June 30, 1996, the Company was considered a development stage enterprise focused on developing the DTI network and customer base.


(b) Other services revenues and expenses in the year ended June 30, 1997 reflect the design, construction and installation of innerduct for another carrier's fiber optic network.


(c) Interest expense is net of capitalized interest of $9,516, $1,227,149, $562,750, $562,750 and $182,000 during fiscal 1995, 1996 and 1997 and the nine months ended March 31, 1997 and 1998, respectively.



(d) Net loss attributable to Common Stock, loss per share data and weighted average number of shares outstanding are not meaningful as there was only one common shareholder and no class of securities was registered.



(e) Does not include current portion of deferred revenues in the amount of approximately $101,000, $139,000, $260,000 and $366,000 as of June 30, 1995,
    1996 and 1997 and March 31, 1998.



(f) On February 13, 1998, in conjunction with the Private Offering, the Company amended the terms of the Series A Preferred Stock to provide that it is no longer mandatorily redeemable, and, as a result, the Series A Preferred Stock has been classified with stockholders' equity. See "Capitalization."



(g) EBITDA represents net loss before interest income (expense), loan commitment fees, income tax benefit, depreciation and amortization. EBITDA is included because the Company understands that such information is commonly used by investors in the telecommunications industry as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. Excluded from EBITDA are interest income (expense), loan commitment fees, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent, and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with GAAP. Additionally, EBITDA should not be used as a comparison between companies, as it may not be calculated in a similar manner by all companies.



(h) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income tax benefit, plus fixed charges excluding capitalized interest; and (ii) fixed charges consist of interest expenses and capitalized costs, amortization of deferred financing costs, plus the portion of rentals considered to be representative of the interest factor (one-third of lease payments). For the ended June 30, 1995, 1996 and 1997, and for the nine months ended March 31, 1997 and 1998, the Company's earnings were insufficient to cover fixed charges by approximately $296,000, $2.0 million, $2.4 million, $2.5 million and $4.9 million, respectively.



(i) Consists of interconnections with ILEC access tandems, ILEC central offices, IXC POPs, and DTI's network control center and POP buildings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto and the other financial data appearing elsewhere in this Prospectus.

OVERVIEW


     DTI is a facilities-based communications company that is creating an approximately 17,000 route mile digital fiber optic network comprised of 19 regional rings interconnecting primary, secondary and tertiary cities in 37 states. By providing high-capacity voice and data transmission services to and from secondary and tertiary cities, the Company intends to become a leading wholesale provider of regional communications transport services to IXCs and other communications companies. DTI currently provides carrier's carrier services under contracts with AT&T, Sprint, MCI, WorldCom, Ameritech Cellular and IXC Communications. The Company also provides private line services to targeted business and governmental end-user customers. DTI is 50% owned by an affiliate of Kansas City Power & Light Company ("KCPL"), which has agreed to be acquired by Western Resources, Inc.



     DTI was incorporated in June 1989. Until 1994, the Company was engaged primarily in developing its business plan, planning its activities, and bidding for and negotiating the following agreements with St. John's Hospital in St. Louis, Missouri ("St. John's"), MHTC and Union Electric. Pursuant to a February 1994 agreement with St. John's, DTI commenced construction of a fiber optic network to provide data communications services between St. John's facilities within the St. Louis area. The Company subsequently established its network control center in suburban St. Louis, which was then interconnected with the St. John's routes. Following the execution of agreements with the MHTC in September 1994 and with Union Electric in October 1994, DTI began construction of a long-haul route between St. Louis and Jefferson City, Missouri. This long-haul route and its local portions enabled DTI to begin providing long-haul and local carrier's carrier services in 1996 to certain IXCs, including MCI and WorldCom. During fiscal 1995 and 1996, DTI continued construction of its network, primarily along the Missouri highway system to Kansas City and other Missouri locations. DTI also entered into agreements with St. Louis metropolitan municipalities and other secondary Missouri cities to obtain rights-of-way and construct local loops in such areas. In July 1996, pursuant to its joint venture agreement with KLT Telecom, Inc. ("KLT"), a subsidiary of KCPL, DTI commenced construction of a fiber optic network in the Kansas City metropolitan area. In June 1997, DTI obtained rights-of-way for the construction of its network facilities along certain Arkansas highways.



     REVENUES. The Company derives revenues principally from (i) the sale of wholesale telecommunications services, primarily through IRUs and wholesale network capacity agreements, to IXCs, such as the Tier 1 carriers, and other telecommunications entities and (ii) the sale of telecommunications services directly to business and governmental end users. For the year ended June 30, 1997, the Company derived approximately 40% and 25% of its total revenues from carrier's carrier services and end-user services, respectively. Of the Company's total carrier's carrier service revenues, approximately 83% and 17% related to wholesale network capacity services and IRU agreements, respectively. The remaining 35% of its total revenues in fiscal 1997 were derived from non-recurring network construction services, which involved the design, construction and installation of innerduct for the fiber optic network of one of DTI's carrier customers. Excluding such network construction revenues, carrier's carrier services and end-user services represented approximately 61% and 39%, respectively, of the Company's total revenues in fiscal 1997. For the nine months ended March 31, 1998, DTI derived approximately 80% and 20% of its total revenues from carrier's carrier services and end-user services, respectively.


     During the past several years, market prices for many telecommunications services have been declining, which is a trend the Company believes will likely continue. This decline has had and will continue to have a negative effect on the Company's gross margin, which may not be offset by decreases in the Company's cost of services. However, the Company believes that such decreases in prices may be partially offset by increased demand for DTI's telecommunications services as it expands the DTI network and introduces new services. See "Industry Overview," "Business -- Business Strategy" and "-- Products and Services."

     Carrier's carrier services are generally high capacity, private line telecommunications services provided over the Company's owned facilities and facilities obtained through long-term IRUs and, in locations where the DTI network has not been extended or completed, over leased line capacity. Carrier's carrier services generally are provided to (i) facilities-based carriers that require transmission capacity where they have geographic gaps in their facilities, need additional capacity or require alternative routing and (ii) non-facilities-based carriers requiring transmission capacity. Carrier's carrier is a wholesale business characterized by higher net margins than are typically realized through end-user services primarily because carrier's carrier services can be established more quickly and at a lower marketing cost than end-user services.



     DTI derives carrier's carrier services revenues from IRUs and wholesale network capacity agreements. IRUs typically have a term of 10 to 20 years. The Company provides wholesale network capacity services through service agreements for terms of one year or longer which typically require customers to pay for such capacity regardless of level of usage. IRUs generally require substantial advance payments and periodic maintenance fees over the terms of the agreements. Wholesale network capacity agreements generally provide for a fixed monthly payment based on the capacity and length of circuit provided and sometimes require substantial advance payments. Advance payments are recorded by the Company as deferred revenue and are recognized as revenue over the life of the IRU or wholesale network capacity agreement on a straight-line basis as the Company has potentially significant obligations for repairs on account of outages, interference, and other service interruptions, which costs cannot be reasonably estimated over the terms of the agreements. Fixed periodic maintenance payments are recognized on a straight-line basis over the term of the agreements as ongoing maintenance services are provided. For the year ended June 30, 1997 and the nine months ended March 31, 1998, the Company's three largest carrier customers combined accounted for an aggregate of 70% and 66%, respectively, of carrier's carrier services revenues, or 28% and 53%, respectively, of total revenues. The terms of these agreements are such that there are no stated obligations to return any of the advance payments. The Company's contracts do provide for reduced future payments and varying penalties for late delivery of route segments, and allow the customers, after expiration of grace periods, to delete such non-delivered segment from the system route to be delivered.



     End-user services are telecommunications services provided directly to businesses and governmental end users. The Company currently provides private line services to end users to connect certain points on an end user's private telecommunications network as well as to bypass the applicable ILEC in accessing such end user's long distance provider. DTI end-user services agreements to date have generally provided for services for a term of one year or longer and for a fixed monthly payment based on the capacity and length of circuit provided, regardless of level of usage. As of March 31, 1998, the Company has received aggregate advance payments of approximately $15.1 million from certain of its end-user customers. Revenues from end-user services and carrier's carrier services are recognized monthly as the services are provided, except with respect to advance payments, for which revenues are deferred and recognized over the life of the agreement on a straight-line basis. Upon expiration, such agreements may be renewed or services may be provided on a month-to-month basis. For the year ended June 30, 1997 and the nine months ended March 31, 1998, five customers accounted for all of DTI's end-user services revenue, or an aggregate of 25.3% and 43.8%, respectively, of total revenues.



     In fiscal 1997, at the request of a specific carrier customer, the Company designed, constructed and installed innerduct for such customer's own fiber optic network. While the Company does not presently consider the provision of such services to be part of its business strategy, it will consider such opportunities as they arise. The Company expects that future revenues, if any, from network construction services will not be a significant contributor to the Company's overall revenues or results of operations.



     OPERATING EXPENSES. The Company's principal operating expenses consist of the cost of telecommunications services, selling, general and administrative ("SG&A") expenses, depreciation and amortization, and, in fiscal 1997, costs of network construction services performed for a third party.



     The cost of telecommunications services consists primarily of the cost of leased line facilities and capacity, and operating costs in connection with its owned facilities. Because the Company currently provides carrier's carrier and end-user services principally over its own network, the cost of providing these services includes a minor amount of leased space (in the form of physical collocation at ILEC access tandems and IXC POPs) and leased line capacity (to fill requirements of a customer contract which are otherwise substantially met on the DTI network and typically where the Company plans to expand the DTI network) and no ILEC access charges. However, leased space and maintenance costs are expected to increase significantly as the Company intends to enter into long-term IRUs to acquire certain routes in the planned DTI network. Further, leased line capacity costs and access charges are expected to increase significantly because the Company expects to obtain access to a greater number of ILEC facilities through leased lines in order to reach end users and access tandems that cannot be cost-effectively connected to the DTI network in a given local market. Operating costs include, but are not limited to, costs of managing DTI's network facilities, technical personnel salaries and benefits, rights-of-way fees and locating installed fiber to minimize the risk of fiber cuts.



     SG&A expenses include the cost of salaries, benefits, occupancy costs, sales and marketing expenses and administrative expenses. Selling expenses include commissions for the Company's sales programs, which consist of a percentage of a customer's initial billing, plus a residual percentage of ongoing monthly revenues. The Company plans to add sales offices in selected markets as additional segments of the DTI network become operational. The Company began developing a sales staff late in fiscal 1997 to concentrate on sales to end-user customers. However, DTI does not expect to begin to realize the results of its increased sales efforts until fiscal 1999. Depreciation and amortization are primarily related to fiber optic cable plant, electronic terminal equipment and network buildings, and are expected to increase as the Company incurs substantial capital expenditures to build and acquire the components of the DTI network and begins to install its own switches. In general, SG&A expenses have increased significantly as the Company has developed and expanded the DTI network. The Company expects to incur significant increases in SG&A expenses to realize the anticipated growth in revenue for carrier's carrier services and end-user services. In addition, SG&A expenses will increase as the Company continues to recruit experienced personnel to implement the Company's business strategy. See "Risk Factors -- Expansion and Managing Anticipated Rapid Growth" and "Business -- Sales and Marketing."



     OPERATING LOSSES. As a result of development and operating expenses, the Company has incurred significant operating and net losses to date. Losses from operations in fiscal 1995, 1996 and 1997 and for the nine months ended March 31, 1998 were $277,000, $595,000, $1.1 million and $2.7 million, respectively. DTI may incur significant and possibly increasing operating losses and expects to generate negative net cash flows after capital expenditures during at least the next two years of the Company's expansion of the DTI network. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow to meet its debt service obligations and working capital requirements. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to service the Notes or to meet its other debt service or working capital requirements, which could have a material adverse effect on the Company.

RESULTS OF OPERATIONS

     The table set forth below summarizes the Company's percentage of revenue by source and operating expenses as a percentage of total revenues:

                                                                                          NINE MONTHS
                                                    FISCAL YEAR ENDED JUNE 30,          ENDED MARCH 31,
                                                   -----------------------------       -----------------
                                                   1995        1996        1997        1997        1998
                                                   ----        ----        ----        ----        ----
Revenue:
  Carrier's carrier services.....................     --%       27.8%       39.7%       56.2%       80.5%
  End-user services..............................  100.0        72.2        25.3        43.8        19.5
                                                   -----       -----       -----       -----       -----
                                                   100.0       100.0        65.0       100.0       100.0
  Other services.................................     --          --        35.0          --          --
                                                   -----       -----       -----       -----       -----
     Total revenue...............................  100.0%      100.0%      100.0%      100.0%      100.0%
                                                   =====       =====       =====       =====       =====
Operating Expenses:
  Telecommunications services....................   83.1%       43.9%       41.7%       64.8%       48.3%
  Other services.................................     --          --        17.9          --          --
  Selling, general and administrative............  120.5        81.0        55.0        97.2       114.9
  Depreciation and amortization..................   35.3        62.9        37.2        59.9        65.3
                                                   -----       -----       -----       -----       -----
     Total operating expenses....................  238.9%      187.8%      151.8%      221.9%      228.5%
                                                   =====       =====       =====       =====       =====


NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997



     REVENUE. Total revenue increased 144.0% from $870,000 in 1997 to $2.1 million in 1998 principally due to increased revenue from carrier's carrier services. Revenue from carrier's carrier services increased 249.3%, from $489,000 in 1997 to $1.7 million in 1998. This increase resulted principally from the completion of additional network segments, as well as from adding traffic on the existing DTI network. End-user revenues increased 8.9% from $381,000 in 1997 to $415,000 in 1998. This increase was attributable to the completion and activation of additional sites under a deferred revenue contract, which caused additional deferred revenues to be recognized.



     OPERATING EXPENSES. Operating expenses increased 151.1% from $1.9 million in 1997 to $4.8 million in 1998, due primarily to increases in telecommunications services, selling, general and administrative expenses and depreciation and amortization. Telecommunications services expenses increased 81.7% from $564,000 in 1997 to $1.0 million in 1998 due to increased personnel to support the expansion of the DTI network, as well as increased costs related to property taxes and other costs in connection with obtaining capacity to support customers in areas not yet reached by the DTI network. Selling, general and administrative expenses increased 188.3%, from $846,000 in 1997 to $2.4 million in 1998, in order to support the expansion of the DTI network, which includes an increase in administrative and sales personnel and the related expenses of supporting these personnel, as well as increased legal fees. Depreciation and amortization increased 166.0%, from $521,000 in 1997 to $1.4 million in 1998 due to higher amounts of plant and equipment being in service in 1998 versus 1997. The Company expects that significant additional amounts of plant and equipment will be placed in service throughout fiscal 1998 and fiscal 1999. As a result, depreciation and amortization is expected to increase significantly.


     INTEREST AND OTHER INCOME (EXPENSE). Net interest and other income (expense) increased from a net expense of $842,000 in 1997 to net expense of $2.1 million in 1998. Interest income increased from $58,000 in 1997 to $1.6 million in 1998 due to the investment of the proceeds from the Senior Discount Notes. Similarly, as a result of the Private Offering, interest expense increased from $153,000 in 1997 to $3.7 million in 1998. Loan commitment fees decreased from $785,000 in 1997 to $-0- in 1998. These fees represented a one-time charge for a loan commitment which was not used.

     INCOME TAXES. An income tax benefit of $2,020,000 and $1,042,000 was recorded in the nine month periods ended March 31, 1998 and 1997, respectively, as management believes it is more likely than not that the Company will generate taxable income sufficient to realize the tax benefit associated with future deductible temporary differences and net operating loss carryforwards prior to their expiration.

     NET LOSS. Net loss for the nine months ended March 31, 1998 was $2.8 million compared to $860,000 for the nine months ended March 31, 1997.

FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997


     REVENUE. Revenue increased 200.5%, from $677,000 in 1996 to $2.0 million in 1997. This increase was due primarily to increased revenue from carrier's carrier services, as well as significant income from other services. Revenue from carrier's carrier services increased 328.5%, from $188,000 in 1996 to $807,000 in 1997. This increase resulted principally from completion and activation of additional route miles of the DTI network, which allowed the Company to begin recognizing revenue under certain deferred agreements as assets were placed in service for several IXCs and to sell additional capacity. End-user services revenue increased 5.6%, from $488,000 in 1996 to $516,000 in 1997. Other services revenue of $711,000 in fiscal 1997 represented a single contract for installation of innerduct for one of the Company's carrier customers along the Company's right-of-way. The Company recorded $0 in other service revenues in fiscal 1996, and other services are not expected to be a recurring source of revenue for the Company in the future. However, the Company will consider similar opportunities, should they become available in the future, principally as a means of lowering the cost of expanding its network.


     OPERATING EXPENSES. Operating expenses increased 142.9%, from $1.3 million in 1996 to $3.1 million in 1997, due primarily to increases in telecommunications services expenses, SG&A expenses, other services expenses, and depreciation and amortization. Telecommunications services expenses increased 185.3%, from $297,000 in 1996 to $847,000 in 1997 due to the expansion of the network and increased revenues from carrier's carrier services. SG&A expenses increased 103.9%, from $549,000 in 1996 to $1.1 million in 1997 to support the Company's expansion. Other services expenses of $364,000 in 1997 represent the costs associated with a contract for the installation of innerduct for one of the Company's carrier customers.

     Depreciation and amortization increased 77.8%, from $426,000 in 1996 to $757,000 in 1997 primarily due to additional plant and equipment being placed into service. As of June 30, 1997, the Company had gross plant and equipment of $35.2 million, of which $19.0 million (54%) consisted of construction in progress that was not subject to depreciation. A substantial portion of this construction in progress is expected to be placed in service in fiscal 1998. In addition, the Company plans to construct and place in service significantly greater amounts of plant and equipment in fiscal 1998 than in prior years. As a result, depreciation and amortization expense is expected to increase significantly.

     INTEREST AND OTHER INCOME (EXPENSE). Net interest and other expenses increased $606,000, from $192,000 in 1996 to $798,000 in 1997. This increase was primarily attributable to loan commitment fees of $785,000 incurred in connection with a bridge loan commitment made available to the Company but not utilized as a result of KLT's investment in the Company. Interest income decreased from $193,000 in 1996 to $102,000 in 1997 because the Company carried smaller average cash balances. Interest expense decreased from $385,000 in 1996 to $153,000 in 1997, as the Company issued its Series A Preferred Stock to finance, in part, its network construction. The Company reported equity in earnings of a joint venture of $37,000 in 1997. This joint venture was formed and its operations and assets were combined with the Company's during the year ended June 30, 1997 in connection with the issuance of Series A Preferred Stock to KLT.


     INCOME TAXES. The Company incurred $0 of income taxes from July 1, 1994 through June 30, 1997 as a result of generating net operating losses for tax purposes. An income tax benefit of $1.2 million was recorded in fiscal 1997, as the Company believes that it is more likely than not that it will generate taxable income sufficient to realize the tax benefits associated with future deductible temporary differences and net operating loss carryforwards prior to their expiration. This belief is based primarily upon changes in operations over the last year which include the equity investment by KLT (see Note 5 to the financial statements), which allowed the Company to significantly expand its fiber optic network, deferred revenues of the Company which have been collected under certain IRUs and end-user service agreements, future payments due under existing contracts, and available tax-planning strategies.

     NET LOSS. The Company's net loss decreased 18.9% from $786,000 in 1996 to $637,000 in 1997.

FISCAL YEAR ENDED JUNE 30, 1995 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1996


     REVENUE. Total revenue increased 239.2%, from $200,000 in 1995 to $677,000 in 1996, due primarily to increased revenue from both carrier's carrier services and end-user services. Revenue from carrier's carrier services amounted to $188,000 in 1996 as a result of the completion of additional route miles of the DTI network, which allowed it to begin recognizing revenue under certain deferred agreements and to sell additional capacity to several IXCs. End user services revenue increased 144.8%, from $200,000 in 1995 to $488,000 in 1996. This increase was attributable to the expansion of the DTI network.


     OPERATING EXPENSES. Operating expenses increased 166.7%, from $477,000 in 1995 to $1.3 million in 1996 due primarily to increases in telecommunications services expenses, SG&A expenses and depreciation and amortization. Telecommunications services expenses increased 79.2%, from $166,000 in 1995 to $297,000 in 1996 due to the expansion of the DTI network and increased levels of revenue from telecommunications services. SG&A expenses increased 128.1%, from $241,000 in 1995 to $549,000 in 1996 in order to support the Company's expansion. Depreciation and amortization increased 504.0%, from $71,000 in 1995 to $426,000 in 1996 due to significant additional amounts of plant and equipment being placed into service as part of the DTI network's expansion.

     INTEREST AND OTHER INCOME (EXPENSE). Net interest and other expenses increased $182,000, from $10,000 in 1995 to $192,000 in 1996. This increase was primarily attributable to interest expense incurred in connection with increased levels of borrowing. Interest income increased 26.0%, from $153,000 in 1995 to $193,000 in 1996 because the Company carried larger average cash balances. Interest expense increased 136.4%, from $163,000 in 1995 to $385,000 in 1996 due to higher average loan balances.

     INCOME TAXES. The Company incurred $0 of income taxes from July 1, 1994 through June 30, 1996 as a result of generating net operating losses for tax purposes.

     NET LOSS. The Company's net loss increased 174.3%, from $287,000 in 1995 to $786,000 in 1996.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has funded its capital expenditures, working capital and debt requirements and operating losses through a combination of advance payments for future telecommunications services received from certain major customers, private debt and equity financings and external borrowings. In addition to utilizing the net proceeds of the Private Offering, DTI intends to finance its capital expenditures, working capital requirements, operating losses and debt service requirements through advance payments under existing and additional agreements for IRUs or wholesale capacity and available cash flow from operations, if any. In addition, the Company may seek borrowings under bank credit facilities and additional debt or equity financings.


     The net cash provided by operating activities for the years ended June 30, 1996 and 1997 totaled $300,000 and $7.7 million, respectively, and for the nine months ended March 31, 1997 and 1998, net cash provided by operating activities totaled $4.7 million and $5.1 million, respectively. During the year ended June 30, 1997, cash provided by operating activities came principally from increases in accounts payable of $3.4 million, deferred revenues of $2.9 million and other liabilities of $1.5 million. The increase in accounts payable in fiscal 1997 reflects the increase in liabilities under DTI's supply contracts in connection with the buildout of the DTI network. Deferred revenues in fiscal 1997 principally reflect advance payments received from carrier customers under agreements for IRUs and wholesale network capacity. During the nine months ended March 31, 1998, net cash provided by operating activities resulted principally from an increase in taxes payable (other than income taxes) of $1.9 million and an increase in deferred revenues of $4.7 million relating to an advance payment received under wholesale network capacity agreements and end-user agreements. As of March 31, 1998, advance payments of approximately $21.4 million will become due over the next five years under existing agreements with certain major customers upon DTI's meeting its obligations under certain agreements, which require the Company to provide telecommunications services or dark fiber capacity.

     In January 1998, Digital Teleport entered into a $30.0 million bank credit facility (the "Credit Facility") with certain commercial lending institutions and Toronto Dominion (Texas), Inc., as administrative agent for the lenders, to fund its working capital requirements until consummation of the Private Offering. Certain covenants under the Credit Facility required that all outstanding borrowings be repaid upon the consummation of the Private Offering and effectively precluded any additional borrowings under the Credit Facility after such amounts were so repaid. The Company has repaid all borrowings under and has terminated the Credit Facility. The Company intends to pursue a new long-term bank credit facility.



     On February 23, 1998 the Company completed the issuance and sale of the Private Notes, from which the Company received proceeds, net of underwriting discounts and expenses, totaling approximately $264.8 million. Of such net proceeds, approximately $19.0 million has been used to construct the DTI network, $3.0 million was used to repay outstanding indebtedness of the Company under the Credit Facility and $1.0 million has been used to fund the Company's operating expenses to date. The Company currently intends to use the remaining net proceeds (i) to fund additional capital expenditures required for the completion of the DTI network, (ii) to expand its management, operations and sales and marketing infrastructure and (iii) for additional working capital and other general corporate purposes. The Company may incur significant and possibly increasing operating losses and expects to generate negative net cash flows after capital expenditures during at least the next two years as the Company continues to invest substantial funds to complete the DTI network and develop and expand its telecommunications services and customer base. Accordingly, if the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to service the Notes or to meet its other debt service or working capital requirements, which would have a material adverse effect on the Company. See "Risk Factors -- Substantial Capital Requirements" and "Description of the Notes -- Certain Covenants."


     At June 30, 1997 the Company had a working capital deficit of $1.7 million, which represents an improvement of $4.8 million compared to the working capital deficit of $6.5 million at June 30, 1996. This improvement is primarily attributable to the receipt of cash payments from, and the retirement of outstanding obligations to, KLT during fiscal 1997. See "Certain Relationships and Related Transactions." The fiscal 1996 working capital deficit resulted primarily from growth experienced by the Company and DTI's substantial investment in network and equipment. At March 31, 1998, the Company had a working capital surplus of $256.9 million, which primarily reflects the receipt of cash proceeds from the Private Offering.


     The Company's investing activities used cash of $1.1 million for the year ended June 30, 1996 and $19.4 million for the year ended June 30, 1997. During the year ended June 30, 1997, the Company invested $19.9 million in network and equipment and reduced restricted cash by $460,000 to repay borrowings under DTI's former credit facility. During the year ended June 30, 1996, the Company invested $5.7 million in network and equipment and reduced restricted cash by $4.5 million to repay borrowings under the Company's former credit facility. During the first nine months of fiscal 1998, the Company's investing activities used cash of $28.2 million compared to $10.1 million for the first nine months of fiscal 1997. During the first nine months of fiscal 1998, the Company invested $28.2 million in network and equipment. During the first nine months of fiscal 1997, the Company invested $10.5 million in network and equipment and reduced restricted cash by $460,000.


     Cash provided by financing activities was $1.5 million for the year ended June 30, 1996 and $15.3 million for the year ended June 30, 1997. During the year ended June 30, 1997, the Company borrowed $8.0 million under a loan agreement with KLT, bringing the total borrowings under that agreement to $14.0 million. These total borrowings were converted into Series A Preferred Stock, and additional cash proceeds in the amount of $10.5 million were received pursuant to the KLT Agreement (as defined herein). Cash was used to make principal payments on a bank loan of $500,000 and to repurchase common stock warrants for $2.7 million granted to a customer (in connection with a bridge financing provided by such customer to the Company, which bridge financing was satisfied and terminated by the Company in April 1996). During the year ended June 30, 1996, cash was provided by borrowings under notes payable in the amount of $10.4 million and cash was used to repay notes payable in the amount of $8.9 million. During the first nine months of fiscal 1997 cash provided by financing activities was $10.3 million compared to $282.0 million for the first nine months of fiscal 1998. During the first three quarters of fiscal 1998, the Company received $17.3 million in proceeds from the issuance of Series A Preferred Stock to KLT and $275.2 million from the issuance and sale of the Units in the Private Offering. During the first three quarters of fiscal 1997, the Company borrowed $8.0 million under a loan agreement with KLT, bringing the Company's total borrowings from KLT to $14.0 million. These borrowings were subsequently converted to Series A Preferred Stock during the year ended June 30, 1997 and additional cash proceeds in the amount of $5.0 million were received pursuant to a stock subscription agreement. During the nine months ended March 31, 1999, cash was used to repurchase common stock warrants granted to a customer in the amount of $2.7 million and to repay borrowings of $450,000 under a former bank credit facility, which borrowings were collateralized by cash equivalents that were maintained at the lender in the amount of such borrowings and that earned interest at the lender's money market rate.


     To achieve its business plan, DTI will need significant financing to fund its capital expenditure, working capital and debt service requirements and its anticipated future operating losses. The Company's estimated capital requirements primarily include the estimated cost of (i) constructing approximately half of the planned DTI network routes, (ii) purchasing, for cash, fiber optic facilities pursuant to long-term IRUs for planned routes that the Company will neither construct nor acquire through swaps with other telecommunication carriers, and (iii) additional network expansion activities, including the construction of additional local loops in secondary and tertiary cities as network traffic volume increases. The Company estimates that total capital expenditures necessary to complete the DTI network will be approximately $733 million, of which the Company had expended approximately $80 million to date. The Company anticipates remaining total capital expenditures of approximately $480 million in fiscal 1999. As of June 30, 1998, the Company had existing capital commitments in the aggregate amount of approximately $75 million payable over the next 15 months. The Company also may require additional capital in the future to fund operating deficits and net losses and for potential strategic alliances, joint ventures and acquisitions. These activities could require significant additional capital not included in the foregoing estimated capital requirements.



     As of March 31, 1998, DTI had $263.2 million of cash and cash equivalents. Such amount is expected to provide sufficient liquidity to meet the Company's operating and capital requirements through approximately December 31, 1998. Subsequent to such date, DTI's operating and capital requirements are expected to be funded, in large part, out of additional debt or equity financings, advance payments under IRUs and wholesale network capacity agreements, and available cash flow from operations, if any. The Company is exploring the possibility of an additional high yield debt offering, a commercial credit facility and equity sales, but has no specific plans at this time. The Company is in various stages of discussions with potential customers for IRUs and wholesale network capacity agreements. There can be no assurance, however, that the Company will continue to obtain advance payments from customers prior to commencing construction of, or obtaining IRUs for, planned routes, that it will be able to obtain financing under any credit facility or that other sources of capital will be available on a timely basis or on terms that are acceptable to the Company and within the restrictions under the Company's existing financing arrangements, or at all. If the Company fails to obtain the capital required to complete the DTI network build-out, the Company could modify, defer or abandon building certain portions of the DTI network. The failure of the Company, however, to raise the substantial capital required to complete the DTI network construction could have a material adverse effect on the Company. The actual amount and timing of DTI's capital requirements may differ materially from those estimates depending on demand for the Company's services, and the Company's ability to implement its current business strategy as a result of regulatory, technological and competitive developments (including market developments and new opportunities) in the telecommunications industry. See "Risk Factors -- Substantial Capital Requirements," "-- High Leverage; Ability to Service Indebtedness; Restrictive Covenants," "-- Risks Related to Completing the DTI Network and Increasing Traffic Volume; Non-Compliance with Construction Schedules" and "-- Competition."



     Subject to the Indenture provisions that limit restrictions on the ability of any of the Company's Restricted Subsidiaries to pay dividends and make other payments to the Company, future debt instruments of Digital Teleport may impose significant restrictions that may affect, among other things, the ability of Digital Teleport to pay dividends or make loans, advances or other distributions to the Company. The ability of Digital Teleport to pay dividends and make other distributions also will be subject to, among other things, applicable state laws and regulations. Although the Notes do not require cash interest payments until September 1, 2003, at such time the Notes will have accreted to $506.0 million in aggregate principal amount and will require annual cash interest payments of $63.25 million. In addition, the Notes mature on March 1,

2008. The Company currently expects that the earnings and cash flow, if any, of Digital Teleport will be retained and used by such subsidiary in its operations, including to service its own debt obligations. The Company does not anticipate that it will receive any material distributions from Digital Teleport prior to September 1, 2003. Even if the Company determined to pay a dividend on or make a distribution in respect of the capital stock of Digital Teleport, there can be no assurance that Digital Teleport will generate sufficient cash flow to pay such a dividend or distribute such funds to the Company or that applicable state law and contractual restrictions, including negative covenants contained in any future debt instruments of Digital Teleport, will permit such dividends or distributions. The failure of Digital Teleport to pay, or to generate sufficient earnings or cash flow to distribute, any cash dividends or make any loans, advances or other payments of funds to the Company would have a material adverse effect on the Company's ability to meet its obligations on the Notes. See "Risk Factors -- Holding Company Structure; Ability to Create Liens" and "Description of the Notes -- Certain Covenants -- Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries." Further, there can be no assurance that the Company will have available, or will be able to acquire from alternative sources of financing, funds sufficient to repurchase the Notes in the event of a Change of Control. See "Description of the Notes -- Certain Covenants -- Purchase of Notes Upon a Change of Control."



     The Company has received notice from a customer that it intends to set off against amounts payable to the Company $15,000 per month, which as of June 30, 1998 was approximately $90,000 (in addition to $400,000 previously set off against other payments), as damages and penalties under the Company's contract with that customer due to the failure by the Company to meet certain construction deadlines and such customer reserved its rights to seek other remedies under the contract. The Company believes that if such $90,000 setoff were to be made, it would not be material to the Company's business, financial position and results of operations. Upon completion and turn-up of services, such customer is contractually required to pay the Company a lump sum of approximately $4.2 million for the Company's telecommunications services over its network. See "Risk Factors -- Risks Related to Completing the DTI Network and Increasing Traffic Volume; Non-Compliance with Construction Schedules."


INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated results of operations.

YEAR 2000

     While the Company believes that its existing systems and software applications are Year 2000 compliant, there can be no assurance until the year 2000 that all of the Company's systems and software applications then in place will function adequately. The failure of the Company's systems or software applications to accommodate the year 2000 could have a material adverse effect on its business, financial condition and results of operations and its ability to meet its obligations on the Notes. Further, if the systems or software applications of telecommunications equipment suppliers, ILECs, IXCs or others on whose services or products the Company depends or with whom the Company's systems must interface are not Year 2000 compliant, it could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its obligations on the Notes. The Company intends to continue to monitor the performance of its accounting, information and processing systems and software applications and those of its third-party constituents to identify and resolve any Year 2000 issues. To the extent necessary, the Company may need to replace, upgrade or reprogram certain systems to ensure that all interfacing applications will be Year 2000 compliant when operating jointly. Based on current information, the Company does not expect that the costs of such replacements, upgrades and reprogramming will be material to its business, financial condition or results of operations. Most major domestic carriers have announced that they expect to achieve Year 2000 compliance for their networks and support systems by mid-1999; however, other domestic and international carriers and other third-party constituents may not be Year 2000 compliant, and failures on their networks and systems could adversely affect the operation of the Company's networks and support systems and have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meets its obligations on the Notes.

NEW ACCOUNTING STANDARDS


     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, expand or modify disclosures and, the Company believes, will have no material impact on the Company's consolidated financial position, results of operations or cash flows.

                               INDUSTRY OVERVIEW

GENERAL

     The Telecom Act and several state regulatory initiatives have substantially increased the competitive nature of the telecommunications regulatory environment in the United States. These developments have removed significant legal barriers to entry by IXCs and other carriers into the local telecommunications market and required the RBOCs to allow competing telecommunications companies to connect their facilities with their network. IXCs and other carriers have also been guaranteed access to and a right to resell local telecommunications and network services on an unbundled basis. The Telecom Act also has created the foundation for increased competition from ILECs in the long distance telecommunications market. Due to these regulatory changes, telecommunications companies are now permitted, upon regulatory approval, to offer an array of interstate and intrastate telephone services, including long distance and other private line services as well as local telephone service.

     The telecommunications market consists of long distance and local services. Long distance services include retail and wholesale services. Retail long distance services include traditional switched and dedicated long distance, "800" and "888" calling, calling card and operator services, ATM, frame relay and high capacity broadband private line services, as well as Internet, Intranet and Web page hosting and development services. The dominant national retail long distance providers include AT&T, Sprint, MCI and WorldCom (the "Tier 1 carriers") and a number of regional retail long distance service providers. Wholesale long distance and local access service is known as the "carrier's carrier" business. This business encompasses providing line capacity and switched services over proprietary network facilities to the carrier's carrier target market and interconnection within those markets. The primary customers for companies in the carrier's carrier business are the Tier 1 carriers and the RBOCs, followed by regional long distance carriers, ISPs, CLECs and other telecommunications providers.

     Local services include switch-based and non-switch-based local exchange services. Local service providers primarily consist of ILECs, which include the RBOCs, and CLECs. CLECs can penetrate a local market by (i) reselling ILEC services by entering into interconnection agreements with the ILECs with respect to a particular target market or (ii) installing network infrastructure to support local services in those markets.

LONG DISTANCE AND LOCAL CALL ROUTING


     A typical local telephone call placed by an end user is routed to a central office, which is generally less than three miles from the end user, where the call is switched. The call is then sent to an access tandem which connects several central offices. The call is then transmitted to the access tandem serving the central office of the call recipient, then to the central office serving the call recipient and on to the call recipient. A typical long distance call follows the same routing as a local call, from the caller to the caller's central office and then to the access tandem. However, a long distance call is transmitted from the caller's access tandem to the POP of the caller's long distance carrier. The long distance carrier then transmits the call to its POP at the call recipient's location, then to the access tandem and central office serving the call recipient and on to the call recipient.


     The following diagram illustrates the general structure of an IXC long distance network.

                        IXC Long Distance Network Chart

MARKET OPPORTUNITY


     The Company believes demand from IXCs and other communications entities and from business and governmental end-users for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technological changes and other industry developments. These anticipated changes and developments include: (i) continued growth in demand for existing long distance and local exchange services, (ii) continued growth in the capacity requirements of the Internet, data transmission and other new technologies and applications, (iii) requirements of the Tier 1 carriers to replace or augment portions of their older system and (iv) entry into long distance and local exchange markets by new communications providers.



     BASE GROWTH OF EXISTING PROVIDERS. Toll service revenues of long distance carriers in the U.S. were approximately $89 billion in 1997, according to the FCC. Based on FCC data, toll service revenues of long distance carriers grew at a compound annual rate of approximately 8.7% during the period 1992 through 1997, while the toll service revenues of all non-Tier 1 long distance carriers, many of which lease network capacity from facilities-based carriers such as the Company, grew in the aggregate at a compound annual rate of over 26% during the same period. The revenue increases were achieved against a backdrop of declining unit prices for most telecommunications services, which suggests that the demand for telecommunications bandwidth has increased at an even higher rate. The Company believes that these growth trends generally will continue and that non-facilities-based companies will need to either invest in network facilities or lease high bandwidth network capacity in order to remain competitive.



     According to the FCC, the 1997 aggregate revenues of all reporting LECs in the U.S. approximated $103 billion. Based on FCC data, revenues of all reporting LECs in the U.S. increased at a compound annual rate of approximately 3.5% during the period 1992 through 1997. Until recently, there was virtually no competition in local exchange markets. Several factors have served to promote recent competition in the local market, including: (i) rapidly growing customer demand for an alternative to the ILECs, spurred partly by the development of competition in the long distance market; (ii) advances in the technology for transmission of data and video, which require significant bandwidth capacity and reliability; (iii) the development of fiber optics and digital electronic technology, which reduced network construction costs while increasing transmission speeds, bandwidth capacity and reliability as compared to copper-based networks; (iv) the significant access charges IXCs are required to pay to access the ILECs' networks; and (v) a willingness on the part of legislators to enact, and regulators to enforce, legislation and regulations permitting and promoting competition in the local exchange market. In particular, the Telecom Act requires all major ILECs to "unbundle" their local network offerings and allow other providers of telecommunications services to interconnect with their facilities and equipment. Most significantly, ILECs are required to complete local calls originated by a competitor's customers and switched by the competitor and to deliver inbound local calls to the competitor for termination to its customers, assuring customers of unimpaired local calling capability.



     ACCOMMODATION OF THE INTERNET AND OTHER NEW APPLICATIONS. The Company believes additional network transmission capacity and faster response times will be required to accommodate multimedia (voice, data and video) and other potential high-bandwidth applications, such as increasing use of the Internet by commercial enterprises, the deployment of corporate intranets and the use of telecommunications infrastructure for providing cable television and other entertainment services. The Company believes this growth will result in increased demand for high-bandwidth dedicated circuits and other data communications services the Company plans to offer (such as frame relay and ATM).



     AUGMENTATION OF OLDER SYSTEMS. Although AT&T, Sprint and MCI have begun to upgrade their systems, the coast-to-coast fiber optic networks currently operated by such carriers were constructed for the most part prior to 1990, using asynchronous, non-SONET ring architecture. The Company believes that most of these systems were buried directly in the ground without protective conduit. The conversion of these older systems to the use of SONET ring architecture requires more bandwidth over additional route miles. Accordingly, the Company believes that the Tier 1 carriers will generally need to replace or augment parts of their networks to add more capacity, route diversity and redundancy to their systems and to lower their overall operating costs. The Company believes that the older systems operated by certain of the Tier 1 carriers generally face other disadvantages when compared to newer networks, such as those being constructed by Qwest, IXC Communications and DTI, including: (i) lower transmission speeds, lower overall capacity and shorter distances between regeneration/amplifier facilities; (ii) more costly maintenance requirements; (iii) greater susceptibility to system interruption from physical damage to the network infrastructure; and (iv) greater difficulty in upgrading to higher quality fiber.


     CAPACITY REQUIRED BY NEW ENTRANTS. Competition and deregulation are bringing new entrants into the long distance and local telecommunications markets. The Company anticipates that this trend will accelerate as a result of the Telecom Act. Upon meeting certain competitive conditions under the Telecom Act, the RBOCs will be able to enter the long distance business and thus position themselves as providers of single source service. The Telecom Act similarly is eliminating barriers to entry in the local exchange market and also enables other entities, including entities affiliated with power utilities and ventures between ILECs and cable television companies, to provide an expanded range of telecommunications services. As these entities emerge as long distance and local exchange competitors, the Company believes they will need their own facilities and additional high-bandwidth capacity to compete effectively with facilities-based providers.

                                    BUSINESS


     DTI is a facilities-based communications company that was formed in 1989 and, prior to July 1, 1996, was a development stage enterprise focusing on developing its digital fiber optic telecommunications network and customer base. DTI is creating an approximately 17,000 route mile digital fiber optic network comprised of 19 regional rings interconnecting primary, secondary and tertiary cities in 37 states and the District of Columbia. By providing high-capacity voice and data transmission services to and from secondary and tertiary cities, the Company intends to become a leading wholesale provider of regional communications transport services to IXCs and other communications companies. DTI currently provides carrier's carrier services under contracts with AT&T, Sprint, MCI, WorldCom, Ameritech Cellular and IXC Communications. The Company also provides private line services to targeted business and governmental end-user customers. DTI is 50% owned by an affiliate of Kansas City Power & Light Company, which has agreed to be acquired by Western Resources, Inc. The Company also provides private line services to business and governmental end-user customers.



BUSINESS STRATEGY



     The Company intends to:



     LEVERAGE INTEGRATED LONG-HAUL ROUTES, REGIONAL RINGS AND LOCAL NETWORK DESIGN. The Company believes that the strategic design of the DTI network will allow it to offer reliable, high-capacity transmission services on a region-by-region basis to carrier and end-user customers who seek a competitive alternative to incumbent providers of such services. The regional and local SONET rings in the DTI network will interconnect primary, secondary and tertiary markets, major IXC POPs and ILEC access tandems and, in selected metropolitan areas, potential end-user customers. This design will permit the Company to provide its carrier customers with reliable transmission capacity between the carrier's network and access tandems serving a significant number of end-users in each region. Using a technologically advanced design, the DTI network will provide rapid rerouting of calls in the event of a fiber cut and, in many cases, will permit DTI's customers to allocate, manage and monitor the capacity they lease from DTI from within the customer's own network operations center.



     STRATEGICALLY LOCATE AND EXPAND ITS NETWORK THROUGH REGIONAL RINGS. The Company is expanding the DTI network through the creation of additional regional rings outside the 14-state region in the Midwest in which the Company had previously focused its network buildout because it believes that substantial demand for additional IXC capacity exists in secondary and tertiary markets located around the country. DTI intends to construct or obtain IRUs for other facilities to create regional rings and connect secondary and tertiary cities. Completing the DTI network in this manner will help the Company to offer reliable connectivity on a regional basis and high-capacity service cost-effectively to secondary and tertiary markets.



     DEVELOP A LOW-COST NETWORK. The Company will strive to develop a low-cost network by (i) taking advantage of the potential cost efficiencies of the DTI network design, (ii) continuing to deploy advanced fiber optic network technology, which the Company believes lowers construction, operating and maintenance costs, and (iii) realizing cost efficiencies through existing and additional fiber optic long term IRU and swap agreements with other telecommunications companies and rights-of-way agreements with governmental authorities. The Company believes that its approach will allow it to offer carrier customers regional transport on a more economical basis than is currently available to such customers.



     SELECTIVELY PURSUE LOCAL SWITCHED SERVICES OPPORTUNITIES. DTI believes its network design will allow it to cost-effectively pursue local switched services opportunities by creating regional and local fiber optic rings along its long-haul routes and by leveraging the technical capabilities and high-bandwidth capacity of the DTI network. The Company intends to provide local switched service capacity to its carrier customers and to other facilities-based and non-facilities-based telecommunications companies on a wholesale basis. The DTI network's design will also provide the Company with sufficient long-haul capacity to offer local switched services to targeted end-user customers in primary, secondary and tertiary cities on the Company's regional rings.

     LEVERAGE EXPERIENCED MANAGEMENT TEAM. The Company's management team includes individuals with significant experience in the deployment and marketing of telecommunications services. Prior to founding DTI in 1989, Richard D. Weinstein, President and Chief Executive Officer of DTI, owned and managed Digital Teleresources, Inc., a firm which designed, engineered and installed telecommunications systems for large telecommunications companies, including SBC, and other Fortune 500 companies. H.P. Scott, the Company's Senior Vice President, has over 35 years of telecommunications industry experience, having spent eighteen years with MCI Telecommunications Corporation and IXC Carrier, Inc., where he held positions of senior responsibility for the design and construction of their coast-to-coast fiber optic telecommunications networks. Prior to joining DTI as Chief Financial Officer, Gary W. Douglass was the Executive Vice President and Chief Financial Officer of publicly held Roosevelt Financial Group, Inc., which was acquired by Mercantile Bancorporation in 1997, and had previously spent 23 years at Deloitte & Touche LLP. Jerry W. Murphy, the Company's Vice President, Network Operations, spent 18 years with MCI, having spent the last 11 years in senior positions in engineering, network implementation and network operations positions. Jerome W. Sheehy, DTI's Vice President, Regulatory-Industry Affairs, has over 42 years' experience in the telecommunications industry, including 20 years at GTE.


THE DTI NETWORK


     GENERAL. The DTI network is an exclusively fiber optic cable communications system substantially all of which employs self-healing, SONET ring architecture to minimize downtime in the event of a cut in a fiber ring. The Company has installed its first switch on the DTI network and expects that it will be fully operational by the end of 1998. DTI expects that more than 90% of the fiber in the DTI network will be installed underground, typically 36 to 48 inches under the surface, providing protection from weather and other environmental hazards affecting reliability of communication connections. The Company expects to construct approximately half of the DTI network, and to obtain indefeasible rights to use fiber optic facilities of other carriers for the other half. On routes which the Company constructs, and on most routes which it acquires from other carriers, the Company will employ SMF-28A fiber optic cable composed of Corning glass fiber. All routes in the DTI network constructed by DTI are comprised of at least 48 strands. In addition, in St. Louis and Kansas City, DTI is installing 216 and 288 fiber strands, respectively. On routes that the Company does not build, the Company expects to obtain IRUs for between two and 12 optical fibers. On certain strategic routes which it constructs, the DTI network will also include one or two empty innerducts for maintenance and future growth purposes. As part of its design, the Company typically retains 50% or more of the capacity on each DTI network route for its own use.


     The Company currently has approximately 1,800 route miles of fiber optic cable in place in Missouri and Arkansas, of which approximately 1,300 route miles represent long-haul segments, and approximately 500 route miles represent local loop networks in the St. Louis and Kansas City metropolitan areas, as well as in Jefferson City, Columbia, Mexico and Fulton, Missouri. DTI currently provides services over 750 route miles of its network.

     The following diagram illustrates how the DTI network connects to the facilities of ILECs and IXCs, as well as to end-user customers.

                          [DIAGRAM OF ILEC NETWORK]


     NETWORK ELECTRONICS. Long-haul routes on the DTI network will generally utilize DWDM equipment. DWDM equipment provides individual wavelength-specific circuits of OC-48 capacity optical windows. All DTI network DWDM equipment will initially be equipped to enable the Company to provide the equivalent of eight dedicated, ring redundant, optical windows. Such equipment will have the ability to be expanded to offer additional optical windows as the need for capacity on the DTI network increases. The DWDM equipment will permit the Company to offer to its carrier customers optical windows on regional rings providing a dedicated, virtual circuit that can interconnect any two points on that regional ring. The DWDM equipment, with the accompanying optical add/drop multiplexing ("OADM") equipment, also will permit the Company to efficiently provide high capacity telecommunications services to secondary and tertiary markets that the Company believes are currently underserved. The Company's use of open architecture, DWDM equipment conforming to SONET standards on its regional rings and long-haul routes will also give the DTI network the ability to interoperate with its carrier customers' existing fiber optic transmission systems, which have a broad range of transmission speeds and signal formats, without the addition of expensive conversion equipment by those carriers. The Company believes that the network's current and planned system architecture, with minor additions or modifications, will accommodate ATM and frame relay transmission methods and emerging Internet Protocol technologies.



     On all routes throughout the DTI network, whether constructed by DTI or purchased, leased or swapped from another carrier, the Company will install centrally controllable high-bit-rate transmission electronics. The Company believes the use of such fiber optical terminal equipment will provide DTI's customers the ability to monitor, in their own network control centers, the optical windows on the regional rings that they utilize. This equipment should also permit DTI's customers to utilize their own network control centers to add and remove services on the optical windows serving that carrier. The DTI network design will permit carriers to utilize the DTI network as a means to efficiently expand their networks to areas not previously served, to provide redundancy to their networks or to upgrade the technology in areas already served by such networks. The DTI network will also be capable of providing services to carriers and end-users in increments of less than a full OC-48 optical window, from OC-12s to DS-3s.


     The Company believes that the DTI network design standards give it sufficient transmission capacity to meet anticipated future increases in call volume and the development of more bandwidth-intensive voice, data and video telecommunication uses. The DTI network's capacity also will allow the Company to deploy fewer high cost switches by facilitating the transport of rural switched calls to and from distant centralized switching facilities. All network operations are currently controlled from a single network control center in suburban St. Louis, Missouri. The Company is currently constructing a second control center in Kansas City, Missouri that can serve as a backup network control center for the entire DTI network.



     NETWORK DESIGN. The DTI network is designed to include high-capacity (i) long-haul routes between large metropolitan areas, (ii) regional rings connecting primary, secondary and tertiary metropolitan areas to one another and
(iii) local rings in selected metropolitan areas along the regional rings. The long-haul route portions of the DTI network will generally be located to allow the Company to more easily interconnect with major IXC POPs and ILEC access tandems in a region. Any major ILEC access tandem along a regional ring not physically interconnected through facilities owned or used pursuant to a long-term IRU by DTI will be interconnected through leased lines until there are sufficient customers to make construction of a DTI-owned route to these access tandems economically feasible. Local network portions of the DTI network in metropolitan areas are generally routed near major business telecommunications users, metropolitan ILEC access tandems and major central offices. DTI believes the different elements of the DTI network complement each other and will create certain construction, operating and maintenance synergies. DTI also believes its integrated long-haul route, regional ring and local ring design will allow the Company to offer its carrier and end-user customers private line and local switched services at a lower cost by reducing the Company's use of ILEC and IXC facilities to provide services to its customers.



     SWITCHING CAPACITY. The Company intends to install high-capacity switches in strategically located, geographically diverse metropolitan areas to balance the expected traffic throughout the DTI network. When coupled with its integrated network design, this switch placement will give DTI the ability to offer local switched service and long-haul service to many end-user customers along its regional rings. By using the expected excess capacity on the DTI network, calls from diverse geographic regions in the DTI network can be routed long distances from the originating point to one of the Company's switches and on to their destination, reducing the number of switches required and decreasing the cost and complexity of constructing, operating and maintaining the DTI network. In addition, the strategic deployment of switches is expected to enable the Company to (i) allow the Company to offer switched services on a more economical basis, (ii) offer custom calling features and billing enhancements to all of its customers without involving the ILEC, and (iii) allow the Company to sell its local switched service capacity to other carriers on a wholesale basis. The Company's first switch has been installed in St. Louis, and the Company expects that it will be fully operational by the end of 1998.



     HIGHWAY AND UTILITY RIGHTS-OF-WAY. Much of the currently completed DTI network is located in rights-of-way obtained by DTI through strategic relationships with utilities, state transportation departments and other governmental authorities. The Company currently has built or has rights-of-way to build approximately 2,400 route miles of the 8,500 route miles that it plans to construct on the DTI network and has preliminary or definitive agreements for IRUs covering approximately 4,100 additional route miles. To build the long-haul portions of the DTI network between population centers in Missouri, the Company has generally used rights-of-way in the median of and along the interstate highway system. The Company will seek to obtain the rights-of-way that it needs for the expansion of its network in areas where it will construct network rather than purchase, lease or swap fiber optic strands by entering into agreements with other state highway departments, utilities or pipeline companies and it may enter into joint ventures or other "in-kind" transfers in order to obtain such rights. In addition, the Company believes that public rights-of-way for a substantial portion of the remainder of the planned DTI network will be available in the event that it is unable to obtain rights-of-way from third parties.



     BUILD-OUT PLAN. The Company plans to deploy a fiber optic network in 37 states and the District of Columbia that will consist of approximately 17,000 route miles of fiber optic cable, DWDM and other signal transmission equipment, and high-capacity switches strategically located in larger metropolitan areas. The Company expects to construct approximately half of such network and to obtain indefeasible rights to use fiber optic facilities of other carriers for the remainder of the network.

     In addition to routes that it will construct, the Company expects to (i) purchase, for cash, indefeasible rights to use fiber optic facilities of other telecommunications companies and (ii) exchange indefeasible rights to use the Company's fiber optic facilities for the indefeasible right to use the fiber optic facilities of other telecommunications companies. In this manner, the Company believes that it would be able to establish telecommunications facilities along the DTI network routes more quickly than by constructing all of its own facilities. Further, in order to begin providing services more quickly prior to the construction of, or the acquisition of long-term IRUs for, planned DTI network routes, the Company may enter into short-term leases of fiber along certain planned routes.



     The Company has entered into certain agreements that require it to construct its network facilities. The MHTC Agreement requires the Company to build approximately 1,200 miles of fiber optic network along Missouri's interstate highway system by the end of 1998, certain portions of which must be built prior to such time. The Company must also complete construction of an additional 800 miles by the end of 1999 to maintain its rights to such additional routes. Over 1,700 route miles of the entire 2,000-mile network have been completed; however, the Company did not meet an intermediate construction deadline for the construction of approximately 30 miles but has received from MHTC a waiver of such construction delay and an extension of the 30-mile completion date to October 1, 1998. The Company expects to complete such construction prior to such date. The Company must complete construction on an additional 800 miles by the end of 1999 to maintain its rights to such routes. The Company may lose its exclusive rights under the MHTC Agreement only in the event of its breach and failure to timely exercise its right to cure within 60 days of notice of any such breach, which would allow MHTC to terminate the MHTC Agreement. An agreement between the Company and Union Electric requires it to construct a fiber optic network linking Union Electric's 80-plus sites throughout the states of Missouri and Illinois. As of June 30, 1998, the Company had completed approximately 85% of the sites required for Union Electric and expects to complete all such construction by the end of 1998. See "Risk Factors -- Risks Related to Completing the DTI Network and Increasing Traffic Volume; Non-Compliance with Construction Schedules."



     The Company estimates that total capital expenditures necessary to complete the DTI network will be approximately $733 million, of which the Company had expended approximately $80 million to date. The Company anticipates remaining total capital expenditures of approximately $480 million in fiscal 1999. As of June 30, 1998, the Company had existing capital commitments in the aggregate amount of approximately $75 million payable over the next 15 months. The Company also may require additional capital in the future to fund operating deficits and net losses and for potential strategic alliances, joint ventures and acquisitions. These activities could require significant additional capital not included in the foregoing estimated capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


PRODUCTS AND SERVICES

     CARRIER'S CARRIER SERVICES


     "Carrier's carrier services" are generally the high capacity transmission services used by IXCs, ILECs and CLECs to transmit telecommunications traffic. Customers using carrier's carrier services include (i) facilities-based carriers that require transmission capacity where they have geographic gaps in their facilities, need additional capacity or require alternative routing and (ii) non-facilities-based carriers requiring transmission capacity to carry their customers' telecommunications traffic. Carrier's carrier service is a wholesale pricing business characterized by net margins that are higher than the Company could typically achieve through end-user services. This is primarily because these services can be marketed more quickly and at a lower cost than is generally necessary with end-user services. The Company currently provides carrier's carrier services through IRUs and wholesale network capacity agreements. The Company's present and planned carrier's carrier services are set forth below.


     Optical Windows. DTI plans to offer its carrier customers dedicated, virtual circuits through the exclusive use of an OC-48 capacity, ring redundant wavelength of light, or optical window, on the regional rings in the DTI network. DTI intends to supply all fiber optic electronic equipment necessary to transmit
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

telecommunications traffic along the regional ring. The Company plans to enter into agreements for the provision of optical windows for a term of years with fixed monthly payments over the term of the agreement, regardless of the level of usage. Uses of optical windows by an IXC can include point-to-point, dedicated data and voice circuit communications connections, as well as redundancy and overflow capacity for existing facilities of the IXC. Possible uses of optical windows by ILECs include connection of its central offices to other central offices or access tandems. An ILEC may also use such agreements as a cost effective way to upgrade its network facilities. A CLEC may use optical window agreements as a way of "filling out" its network.


     The Company also will offer its carrier customers the use of an OC-48 optical window to create a high quality, ring redundant means to efficiently deliver its calls to a significant number of end-users along these rings and aggregate, for further long haul transport, the outgoing calls of that carrier's customers along such rings to a single regional point of interconnection between the carrier's network and DTI's network. DTI will be able to offer this service because (i) its network will be physically interconnected with major IXC POPs in a region, (ii) the DTI network will typically be interconnected through its own or leased facilities to major ILEC access tandem in a region, and (iii) the DTI network will integrate high capacity switches. Currently, IXCs have to provide for the transport between each of their POPs and from each of those POPs to each of the access tandems in the areas adjacent to such POPs, which can involve the use of multiple networks and carriers. DTI believes that its method of transporting an IXC's traffic directly to access tandems would be attractive to an IXC because it should (i) reduce the administrative burden on the IXC of terminating such calls, because the IXC will have to contract with only one carrier to reach the ILEC access tandems, (ii) result in greater reliability, because the calls are transported over a newer system, with fewer potential points of failure and (iii) result in greater accountability, because fewer telecommunications companies may be involved in the delivery of such traffic. The Company expects that it would charge the IXC on a per-optical window, per-mile basis.



     Dedicated Bandwidth Services. Through its other wholesale network capacity agreements, also referred to as dedicated bandwidth agreements, the Company provides carriers with bandwidth capacity on the DTI network in increments of less than a full OC-48 optical window, such as a DS-3. The carrier customer in a dedicated bandwidth agreement does not have exclusive use of any particular strand of fiber or wavelength, but instead has the right to transmit a certain amount of bandwidth between two points along the DTI network. The carrier customer provides a telecommunications signal to DTI, and DTI provides all fiber and electronic equipment necessary to transmit the signal to the end point. This capacity may or may not be along a DTI regional ring providing redundancy. Dedicated bandwidth agreements typically have terms ranging from five to 20 years, require the customer to pay for such capacity regardless of the level of usage, and require fixed monthly payments or a combination of advance payments and subsequent monthly payments over the term of the agreement. DTI offers some customers the right to switch their service from dedicated bandwidth agreements to IRUs. DTI customers with dedicated bandwidth agreements include AT&T, MCI, WorldCom and Ameritech Cellular.



     IRUs. Through IRUs, the Company provides carrier customers specified strands of optical fiber (which are used exclusively by the carrier customer), while the carrier customers are responsible for providing the electronic equipment necessary to transmit communications along the fiber. IRUs typically have terms of 10 to 20 years and require substantial advance payments and additional fixed annual maintenance payments over the term of the agreement. Uses of IRUs by an IXC are the same as those for optical windows or dedicated bandwidth agreements, but permit a customer to use its own electronic equipment to light up the fibers at any level of capacity it chooses. DTI's IRU customers include IXC Communications, Sprint/United Telephone and MCI.



     Other Wholesale Services. DTI offers its end-user services on a wholesale basis to other carriers for resale. For example, a private line could be leased to an IXC to transmit the traffic of its large business customers which are located on or near the DTI network from the premises of such customers to the IXC's POPs, using the DTI network exclusively. In addition, upon the installation of its high-capacity switches at strategic points on the DTI network, the Company in the future will have the capacity to provide wholesale local switched services to its carrier customers.

     END-USER SERVICES


     End-user services are telecommunications services provided to business and governmental end users. The Company currently provides private line services connecting certain points on a given end user's private telecommunications network and in the past has established connections between such private network and the facilities of that end user's long distance service provider.


     Private Line Services. A private line is an unswitched, generally non-exclusive, lighted telecommunications transmission circuit used to transport data, voice and video communications. The customer may use a private line for communications between otherwise unconnected points on its internal network or to connect its facilities to a switched IXC. Private line calls are generally routed by a customer through the customer's Private Branch Exchange ("PBX") facilities to a receiving terminal on DTI's network. DTI then transmits the signals over the DTI network to the customer's terminal in the call recipient's area or to the POP for the customer's long distance provider. For example, the Company has established private line bypass services for a major hospital in the St. Louis metropolitan area. The Company's current private line service agreements have terms ranging from three to forty years and typically require a one-time installation charge as well as fixed monthly payments throughout the term of the agreement regardless of level of usage.



SALES AND MARKETING



     The Company's sales and marketing staff is currently organized into two groups: carrier's carrier services and end-user services. DTI currently has one person focusing solely on carrier's carrier services and two direct sales and marketing personnel pursuing sales of end-user services. Sales personnel are compensated through a combination of salary and commissions. The Company plans to significantly expand its sales and marketing activities. By mid-1999, DTI intends to hire an additional seven persons to focus on sales to carrier and end-user customers. The Company currently has a sales office in St. Louis and Springfield, Missouri and expects to open sales locations in Kansas City and in Illinois by mid-1999. DTI also plans to hire additional personnel (not including additional carrier's carrier and end-user sales personnel) to form a separate marketing force to implement its marketing strategies.



     CARRIER'S CARRIER SERVICES. DTI's carrier's carrier services are marketed and sold to facilities-based and nonfacilities-based carriers that require capacity in the form of IRUs and wholesale network capacity agreements to provide added capacity in markets they currently serve, bridge geographic gaps in their facilities or require geographically different routing of their long distance or local traffic. The Company relies on direct selling to other carriers on a wholesale basis. DTI's sales efforts also emphasize providing continued customer support services to its existing customers. The Company intends to distinguish itself in the carrier's carrier market on the basis of pricing, quality, availability of capacity and flexibility and range of services.



     END-USER SERVICES. Through its direct sales personnel, DTI markets and sells its end-user services to business and governmental end users that require private line services among multiple office sites or data centers and between the end user's private network and its long distance provider. End-user sales generally are project-driven and typically involve sales cycles of two to six months. For customers that are not located on the local rings of the DTI network, the Company will consider leasing circuits from the local ILEC or other telecommunications company or, if necessary, build out its network directly to such customers. DTI does not currently anticipate offering switched long distance services under a Company brand.



     The Company intends to distinguish itself to end-users on the basis of pricing, customer responsiveness and creative product implementation. In addition to hiring additional personnel and opening two new sales offices, DTI plans to organize its direct sales force by state and, as the DTI network and the Company's addressable target market expand, by region. Senior sales management intends to pursue large business customers as reference accounts in each market served by the DTI network, often offering a deeper discount than that available to smaller users. Once a reference account in a market is established, the Company's sales staff will pursue other large and small end-users, using the visible reference account to add credibility and generate additional end-user sales.

COMPETITION


     The telecommunications industry is highly competitive. The Company competes and, as it expands its network within and outside the Midwest region, expects to continue to compete with numerous established facilities-based IXCs, ILECs and CLECs. Many of these competitors have substantially greater financial and technical resources, long-standing relationships with their customers and the potential to subsidize competitive services from less competitive service revenues. DTI is aware that other facilities-based providers of local and long distance telecommunications services are planning and constructing additional networks that, if and when completed, could employ advanced fiber optic technology similar to, or more advanced than, the DTI network. Such competing networks may also have operating capability similar to, or more advanced than, that of the DTI network and be positioned geographically to compete directly with the DTI network for many of the same customers along a significant portion of the same routes. Unlike certain of the Company's competitors, who are constructing or have announced plans to construct nationwide fiber optic networks, DTI is deploying a network design that it believes will allow it to address secondary and tertiary markets located along the DTI network's regional rings, which markets the Company believes are underserved by existing carriers and are not expected to be the primary targets of such newly constructed long distance networks.



     The Company competes primarily on the basis of price, transmission quality, reliability and customer service and support. Prices have been declining and are expected to continue to do so. The Company's competitors in carrier's carrier services include many large and small IXCs including AT&T, MCI, Sprint, WorldCom, IXC Communications, Qwest and McLeod. The Company competes with both LECs and IXCs in its end-user business. In the end-user private line services market, the Company's principal competitors are SBC, GTE and Sprint/United Telephone. In the local exchange market, the Company expects to face competition from ILECs and other competitive providers, including non-facilities based providers, and, as the local markets become opened to IXCs under the Telecom Act, from long distance providers. See "--Regulatory Matters."



     Some major long distance and local telecommunications service providers have also recently indicated a willingness to consolidate their operations to offer a joint long distance and local package of telecommunications services. WorldCom, together with its wholly owned subsidiaries MFS and Brooks Fiber, currently provides both local exchange and long distance telecommunications services throughout the United States. Unlike WorldCom, however, DTI's network is designed to reach secondary and tertiary markets, which are substantially bypassed by WorldCom's long-haul and local exchange networks. WorldCom has also announced its agreement to acquire MCI. In addition, AT&T announced its agreement to acquire TCG, a facilities-based CLEC with networks in operation in 57 markets in the United States, and SBC has announced agreements to acquire Ameritech, one of the original seven RBOCs, and SNET. Further, Qwest, a communications provider building a coast-to-coast fiber optic network in the United States, announced its agreement to acquire LCI International Inc., a retail long distance provider, which acquisition would create the nation's fifth largest long distance company. The Company also believes that high initial network cost and low marginal costs of carrying long distance traffic have led to a trend among non-facilities-based carriers to consolidate in order to achieve economies of scale. Such consolidation among significant telecommunications carriers could result in larger, better capitalized competitors that can offer a "one-stop shopping" combination of long distance and local switched services in many of DTI's target markets.



     Certain companies, such as Level 3, have recently announced efforts to use Internet technologies to supply telecommunications services, potentially leading to a lower cost of supplying these services and therefore increased pressure on IXCs and other telecommunications companies to reduce their prices. There can be no assurance that the Company's IXC and other carrier customers will not experience substantial decreases in call volume or pricing due to competition from Internet-based telecommunications, which could lead to a decreased need for the Company's services, or a reduction in the amount these companies are willing or able to pay for the Company's services. There can also be no assurance that the Company will be able to offer its telecommunications services to end users at a price that is competitive with the Internet-based telecommunications services offered by these companies. The Company does not currently market to ISPs and therefore may not realize any revenues from the Internet-based telecommunications market. If the Company

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


does commence marketing to ISPs, there can be no assurance that it will be able to do so successfully, which would have a material adverse effect on the Company's business, financial condition and results of operations.



     In addition to IXCs and LECs, entities potentially capable of offering local switched services in competition with the DTI network include cable television companies, such as TCI, which is the second largest cable television company in the United States and has agreed to be acquired by AT&T, electric utilities, microwave carriers, wireless telephone system operators and large subscribers who build private networks. Previous impediments to certain utility companies entering telecommunications markets under the Public Utility Holding Company Act of 1935 were also removed by the Telecom Act, at the same time creating both a new competitive threat and a source of strategic business and customer relationships for DTI.



     In the future, the Company may be subject to more intense competition due to the development of new technologies, an increased supply of transmission capacity, the consolidation in the industry among local and long distance service providers and the effects of deregulation resulting from the Telecom Act. The telecommunications industry is experiencing a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite transmission capacity for services similar to those provided by the Company. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and certain companies have begun to deploy and use ATM network backbones for both data and packetized voice transmission and announced plans to transport interstate long distance calls via such voice-over-data technology. The introduction of such new products or emergence of such new technologies may reduce the cost or increase the supply of certain services similar to those provided by the Company. The Company cannot predict which of many possible future product and service offerings will be crucial to maintain its competitive position or what expenditures will be required to profitably develop and provide such products and services.


     The Company believes its existing and planned rights-of-way along interstate highway systems and public utility infrastructures have played and could continue to play a significant role in achieving its business objectives. However, there can be no assurance that competitors will not obtain rights to use the same or similar rights-of-way for expansion of their communications networks.


     Many of the Company's competitors and potential competitors have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may increase the resources available to DTI's competitors and create significant new competitors. The ability of DTI to compete effectively will depend upon, among other things, its ability to deploy the planned DTI network and to maintain high quality services at prices equal to or below those charged by its competitors. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in the markets for carrier's carrier and end-user services and any of the other services DTI plans to offer in the future. Failure of the Company to do so would have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. See "Risk Factors -- Competition."


REGULATORY MATTERS

     GENERAL REGULATORY ENVIRONMENT. The Company's operations are subject to extensive Federal and state regulation. Carrier's carrier and end-user services are subject to the provisions of the Communications Act of 1934, as amended, including the Telecom Act, and the FCC regulations thereunder, as well as the applicable laws and regulations of the various states, including regulation by public utility commissions and other state agencies. Federal laws and FCC regulations apply to interstate telecommunications, while state regulatory authorities have jurisdiction over telecommunications both originating and terminating within the state. The regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Moreover, as deregulation at the Federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to telecommunications service providers, such as the Company. All of the Company's operations are also subject to a variety of environmental, safety, health and other governmental regulations. There can be no assurance that future regulatory, judicial or

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

legislative activities will not have a material adverse effect on the Company, or that domestic regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations.

     A recent Federal legislative change, the Telecom Act, may have potentially significant effects on the operations of the Company. The Telecom Act, among other things, allows the RBOCs to enter the long distance business after meeting certain competitive market conditions, and enables other entities, including entities affiliated with power utilities and ventures between ILECs and cable television companies, to provide an expanded range of telecommunications services. The General Telephone Operating Companies may enter the long distance markets without meeting these FCC criteria. Entry of such companies into the long distance business would result in substantial competition for carrier's carrier service customers, and may have a material adverse effect on the Company and such customers. However, the Company believes the RBOCs' and other companies' participation in the market will provide opportunities for the Company to lease dark fiber or sell wholesale network capacity.


     Under the Telecom Act, the RBOCs may immediately provide long distance service outside those states in which they provide local exchange service ("out-of-region" service), and long distance service within the regions in which they provide local exchange service ("in-region" service) upon meeting certain conditions. The General Telephone Operating Companies may enter the long distance market without regard to limitations by region. The Telecom Act does, however, impose certain restrictions on, among others, the RBOCs and General Telephone Operating Companies in connection with their provision of long distance services. Out-of-region services by RBOCs are subject to receipt of any necessary state and/or Federal regulatory approvals that are otherwise applicable to the provision of intrastate and/or interstate long distance service. In-region services by RBOCs are subject to specific FCC approval and satisfaction of other conditions, including a checklist of pro-competitive requirements. On December 31, 1997, the SBC Court, in the SBC Communications Case, overturned as unconstitutional the provisions of the Telecom Act which prohibited RBOCs from providing inter-LATA long distance services within their own region without demonstrating that the local exchange market was opened to local competition. The decision, however, affects only SBC Communications, Inc. and U.S. West, Inc. Nonetheless, other RBOCs may use the decision to petition courts in their operating regions to obtain similar rulings. On January 2, 1998, AT&T, MCI and other intervenors in SBC Communications Case filed a petition for stay with the SBC Court. On January 5, 1997, the FCC also filed a petition for stay of the decision in the SBC Court. On February, 11, 1998, the SBC Court temporarily stayed the decision in the SBC Communications Case, which places those provisions of the Telecom Act which had been found unconstitutional back into effect and forecloses, temporarily, the RBOCs from providing inter-LATA long distance service within their own service regions without FCC approval.



     On March 23, 1998, on reconsideration, the SBC Court upheld the FCC's ruling which rejected the application of SBC Communications to offer long-distance in-region service. The FCC also has rejected Ameritech's request to provide long-distance in-region service in Michigan and BellSouth's requests to provide long-distance in-region service in South Carolina and Louisiana. BellSouth and U.S. West filed petitions for reconsideration of the FCC's decision, which are still pending. In addition, in response to petitions of mandamus filed by the Iowa Utilities Board and other petitioners, the U.S. Court of Appeals for the 8th Circuit, on January 22, 1998, ordered the FCC to abide by the SBC Court's mandate and refrain from subsequent attempts to apply either directly or indirectly the FCC's vacated pricing policies and to confine its consideration of whether a RBOC has complied with the pricing methodology and rules adopted by state commission and in effect in the respective states in which such RBOC seeks to provide in-region, interLATA services for Section 271 purposes. On July 9, 1998, BellSouth re-filed its request to provide long distance in-region service in Louisiana, which request remains pending before the FCC.


     The RBOCs may provide in-region long distance services only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, the RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of presubscribed long distance access lines in the United States are also restricted from packaging other long distance services and local services provided over RBOC facilities. The General Telephone Operating Companies are subject to the provisions of the Telecom Act that impose interconnection and other requirements on ILECs. General Telephone Operating Companies providing long distance services must obtain regulatory approvals otherwise applicable to the provision of long distance services.

     FEDERAL REGULATION. The FCC classifies the Company as a non-dominant carrier. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. However, the FCC has the power to impose more stringent regulation requirements on the Company and to change its regulatory classification. In the current regulatory atmosphere, the Company believes the FCC is unlikely to do so with respect to the Company's service offerings.

     The FCC regulates many of the charges, practices and classifications of dominant carriers to a greater degree than non-dominant carriers. Among domestic carriers, large ILECs and the RBOCs are currently considered dominant carriers for the provision of interstate access services, while all other interstate service providers are considered non-dominant carriers. On April 18, 1997, the FCC ordered that the RBOCs and independent CLECs offering domestic interstate inter-LATA services, in-region or out-of-region, be regulated as non-dominant carriers. However, such services offered in-region must be offered in compliance with the structural separation requirements mentioned above. AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate interexchange market in October 1995 and in the international market in May 1996. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated. A number of parties have, however, sought the FCC's reconsideration of AT&T's status. The Company is unable to predict the outcome of these proceedings on its operations.

     As a non-dominant carrier, the Company may install and operate wireline facilities for the transmission of domestic interstate communications without prior FCC authorization, but must obtain all necessary authorizations from the FCC for use of any radio frequencies. Non-dominant carriers are required to obtain prior FCC authorization to provide international telecommunications; however the Company currently does not and has no intent to provide international services. The FCC also must provide prior approval of certain transfers of control and assignments of operating authorizations. Non-dominant carriers are required to file periodic reports with the FCC concerning their interstate circuits and deployment of network facilities. The Company is required to offer its interstate services on a nondiscriminatory basis, at just and reasonable rates, and is subject to FCC complaint procedures. While the FCC generally has chosen not to exercise direct oversight over cost justification or levels of charges for services of non-dominant carriers, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The Company could be subject to legal actions seeking damages, assessment of monetary forfeitures and/or injunctive relief filed by any party claiming to have been injured by the Company's practices. The Company cannot predict either the likelihood of the filing of any such complaints or the results if filed.


     Under existing regulations, non-dominant carriers are required to file with the FCC tariffs listing the rates, terms and conditions of both interstate and international services provided by the carrier. On October 29, 1996, the FCC adopted an order in which it eliminated, as of September 1997, the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services, and in fact prohibited the filing of such tariffs. Such carriers were given the option to cease filing tariffs during a nine-month transition period that concluded on September 22, 1997. The FCC's order was issued pursuant to authority granted to the FCC in the Telecom Act to "forbear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. However, on February 19, 1997, the United States Court of Appeals for the District of Columbia Circuit (the "D.C. Circuit") suspended the FCC's order pending further expedited judicial review and/or FCC reconsideration. In August 1997, the FCC issued an order on reconsideration in which it affirmed its decision to impose complete or mandatory detariffing, although it decided to allow optional or permissive tariffing in certain limited circumstances (including interstate, domestic, interexchange dial-around services, which end users access by dialing a carrier's 10XXX access code). Several parties filed petitions for further consideration and three parties have filed petitions for review of order on reconsideration in the D.C. Circuit. This order also remains subject to the D.C. Circuit's stay pending further judicial review. The Company cannot predict the ultimate outcome of this or other proceedings on its service offerings or operations.


     On May 8, 1997, the FCC released an order intended to reform its system of interstate access charges to make that regime compatible with the pro-competitive deregulatory framework of the Telecom Act. Access service is the use of local exchange facilities for the origination and termination of interexchange communications. The FCC's historic access charge rules were formulated largely in anticipation of the 1984 divestiture of AT&T and the emergence of long distance competition, and were designated to replace piecemeal arrangements for compensating ILECs for use of their networks for access, to ensure that all long distance companies would be able to originate and terminate long distance traffic at just, reasonable, and non-discriminatory rates, and to ensure that access charge revenues would be sufficient to provide certain levels of subsidy to local exchange service. While there has been pressure on the FCC historically to revisit its access pricing rules, the Telecom Act has made access reform timely. The FCC's recent access reform order adopts various changes to its rules and policies governing interstate access service pricing designed to move access charges, over time, to more economically efficient levels and rate structures. Among other things, the FCC modified rate structures for certain non-traffic sensitive access rate elements, moving some costs from a per-minute-of-use basis to flat-rate recovery, including one new flat rate element; changed its structure for interstate transport services; and affirmed that ISPs may not be assessed interstate access charges. In response to claims that existing access charge levels are excessive, the FCC stated that it would rely on market forces first to drive prices for interstate access to levels that would be achieved through competition but that a "prescriptive" approach, specifying the nature and timing of changes to existing access rate levels, might be adopted in the absence of competition. Though the Company believes that access reform through lowering and/or eliminating excessive access services charges will have a positive effect on its services offerings and operations, it cannot predict how or when such benefits may present themselves, or the outcome of the pending judicial appeals or petitions for FCC reconsideration.


     On August 1, 1996, the FCC adopted an order in which it attempted to adopt a framework of minimum, national rules to enable the states and the FCC to implement the local competition provisions of the Telecom Act. This order included pricing rules that apply to state commissions when they are called on to arbitrate rate disputes between ILECs and entities entering the local telephone market. The order also included rules addressing the three (3) paths of entry into the local telephone market. Several parties filed appeals of the order, which were consolidated in the U.S. Court of Appeals for the Eighth Circuit. On October 15, 1996, the U.S. Court of Appeals for the Eighth Circuit issued a stay of the implementation of certain of the FCC's rules and on July 18, 1997, the Court issued its decision finding that the FCC lacked statutory authority under the Telecom Act for certain of its rules. In particular, the Court found that the FCC was not empowered to establish the pricing standards governing unbundled local network elements or wholesale local services of the ILECs. The Court also struck down other FCC rules, including one that would have enabled new entrants to "pick and choose" from provisions of established interconnection agreements between the ILECs and other carriers. The Court rejected certain other objections to the FCC rules brought by the ILECs or the states, including challenges to the FCC's definition of unbundled elements, and to the FCC's rules allowing new competitors to create their own networks by combining ILEC network elements together without adding additional facilities of their own. On October 14, 1997, the Eighth Circuit ruled in favor of those ILECs and substantially modified its July 18, 1997 decision. The Eighth Circuit ruled that ILECs cannot be compelled to "combine" two or more unbundled elements into "platforms" or combinations, finding that IXCs must either combine the elements themselves, or purchase entire retail services at the applicable wholesale discounts if they wish to offer local services to their customers. The latter omission was the subject of petitions for reconsideration filed with the Eighth Circuit by ILECs.


     The overall impact of the Eighth Circuit's decision is to materially reduce the role of the FCC in fostering local competition, including its ability to take enforcement action if the Telecom Act is violated, and increase the role of state utility commissions. The Supreme Court recently announced that it would review the Eighth Circuit's decision. Meanwhile, certain state commissions have asserted that they will be active in promoting local telephone competition using the authority they have under the ruling, lessening the significance of the reduced FCC role. At this time the impact of the Eighth Circuit's decision cannot be evaluated, but there can be no assurance that the Eighth Circuit's decision and related developments will not have a material adverse effect on the Company. Furthermore, other FCC rules related to local telephone competition remain the subject of legal challenges, and there can be no assurance that decisions affecting those rules will not be adverse to companies seeking to enter the local telephone market.


     The FCC also released a companion order on universal service reform on May 8, 1997. The universal availability of basic telecommunications service at affordable prices has been a fundamental element of U.S. telecommunications policy since enactment of the Communications Act of 1934. The current system of universal service is based on the indirect subsidization of ILEC pricing, funded as part of a system of direct charges on some ILEC customers, including interstate telecommunications carriers such as the Company, and above-cost charges for certain ILEC services such as local business rates and access charges. In accordance with the Telecom Act, the FCC adopted plans to implement the recommendations of a Federal-State Joint Board to preserve universal service, including a definition of services to be supported, and defining carriers eligible for contributing to and receiving from universal service subsidies. The FCC ruled, among other things, that: contributions to universal service funding be based on all interstate telecommunications carriers' gross revenues from both interstate and international telecommunications services; only common carriers providing a full complement of defined local services be eligible for support; and up to $2.25 billion in new annual subsidies for discounted telecommunications services used by schools, libraries, and rural health care providers be funded by an assessment on total interstate and intrastate revenues of all interstate telecommunications carriers. The FCC, however, for the period January 1, 1998 through June 30, 1999, has placed a $1.925 billion cap on funds to be collected and disbursed with no carryover of unused funding authority to subsequent fiscal years. The FCC has initiated a proceeding to obtain comments on the mechanism for continued support of universal service in high cost areas in a subsequent proceeding. The Company is unable to predict the outcome of these proceedings or of any judicial appeal or petition for FCC reconsideration on its operations.



     On April 11, 1997, the FCC released an order requiring that all carriers transition from three-digit to four-digit Carrier Identification Codes ("CICs") by January 1, 1998. CICs are the suffix of a carrier's Carrier Access Code ("CAC"), and the transition will expand CACs from five (10XXX) to seven digit (101XXXX). These codes permit customers to reach their carrier of choice from any telephone. In response to petitions for reconsideration of this design, arguing in part that this short transition (following the FCC's proposal for a six year transition) does not permit carriers sufficient time to make necessary hardware and software upgrades or to educate their customers regarding the need to dial additional digits to reach their carrier of choice, on October 20, 1997, the FCC modified its decision. The FCC created a "two step" end to the transaction in which three and four digit Feature Group D CICs co-exist. By January 1, 1998, all LECs that provide equal access must have completed switch changes to recognize four digit CICs (First Phase). The second phase ended June 30, 1998 on which date only four digit CICs and seven digit CACs will be recognized. The FCC, however, released a declaratory ruling on May 1, 1998 which clarified that blocking of three-digit CICs must not begin until July 1, 1998 and granted all LECs a waiver to permit the phase-in of three-digit CICs over two months beginning July 1, 1998 and ending September 1, 1998.



     On October 25, 1994, Congress enacted the Communications Assistance for Law Enforcement Act ("CALEA"), which requires telecommunications carriers to modify their equipment, facilities and services to ensure that they are able to comply with authorized electronic surveillance. On March 3, 1998, the Federal Bureau of Investigation ("FBI") issued its Final Notice of Capacity. Actual carrier capacity compliance is mandated as of October 25, 1998, with maximum carrier capacity compliance is effective March 12, 2001. For wireline carriers, counties have been selected as the appropriate geographic basis for expressing interception capacity requirements for telecommunications carriers offering local exchange service. Over 66 percent of all counties have an actual capacity requirement of two, and a maximum capacity requirement of three, simultaneous interceptions. Approximately 90 percent of all counties have an actual capacity requirement of 12 or less, and a maximum capacity requirement of 16, simultaneous interceptions or less. Telecommunications carriers may be reimbursed by the government for certain reasonable costs directly associated with achieving CALEA. The FCC has not taken final action in the CALEA proceeding and the Company is unable to predict the outcome to the proceeding on its operations.



     The FCC also recently has commenced a proceeding to determine methods by which Telecommunications Relay Services ("TRS") for persons with hearing and speech disabilities may be improved. Currently, interstate common carriers are required to contribute to the TRS fund for provision of services to hearing and speech disabled persons. The FCC tentatively concluded that within two years of the publications of the final rules in the proceeding, all common carriers providing voice transmission services must ensure that speech-to-speech relay services are available to callers with speech disabilities in their service areas. The Company is unable to predict the outcome to the proceeding on its operations.



     As a facility-based, switched LEC, the Company will be required to comply with local number portability rules and regulations. Compliance may require changes in the Company's business processes and support systems and may impact its call processing.



     STATE REGULATION. The Company is also subject to various state laws and regulations. Most public utilities commissions require providers such as the Company to obtain authority from the commission prior to the initiation of service. In most states, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate and, in some cases, interstate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.


     Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.

     The Company has all necessary authority to offer local and interstate and intrastate long-haul services in Missouri. The Company is authorized to provide intrastate long-haul service in Illinois. The Company will seek authority in other states as and when needed as a result of its network build-out.

     Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecom Act preempts the ability of states to forbid local service competition, the Telecom Act preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. However, these statutes and related questions arising from the Telecom Act will be elaborated through rules and policy decisions made by PUCs in the process of addressing local service competition issues.

     The Company also will be heavily affected by state PUC decisions related to the ILECs. For example, PUCs have significant responsibility under the Telecom Act to oversee relationships between ILEC's and their new competitors with respect to such competitors' use of the ILEC's network elements and wholesale local services. PUCs arbitrate interconnection agreements between the ILECs and new competitors such as the Company when necessary. PUCs are considering ILEC pricing issues in major proceedings now underway. PUCs will also determine how competitors can take advantage of the terms and conditions of interconnection agreements that ILECs reach with other carriers. It is too early to evaluate how these matters will be resolved, or their impact on the ability of the Company to pursue its business plan.

     States also regulate the intrastate carrier's carrier services of the ILECs. The Company is required to pay such access charges to originate and terminate its intrastate long distance traffic. The Company could be adversely affected by high access charges, particularly to the extent that the ILECs do not incur the same level of costs with respect to their own intrastate long distance services. A related issue is use by certain ILECs, with the approval of PUCs, of extended local area calling that converts otherwise competitive intrastate toll service to local service. States also are or will be addressing various intraLATA dialing parity issues that may affect competition. It is unclear whether state utility commissions will adopt changes in their rules governing intrastate access charges similar to those recently approved by the FCC for interstate access or whether the outcome of currently pending litigation will give PUCs the power to set such access charges. The Company's business could be adversely affected by such changes.

     The Company also will be affected by how states regulate the retail prices of the ILECs with which it competes. The Company believes that, as the degree of intrastate competition increases, the states will offer the ILECs increasing pricing flexibility. This flexibility may present the ILECs with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at lower prices than they otherwise could. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

     Those states that permit the offering of intrastate/intra-LATA service by IXCs generally require that end users desiring to use such services dial special access codes. Regulatory agencies in a number of states have issued decisions that would permit the Company and other IXCs to provide intra-LATA calling on a 1 + basis. Further, the Telecom Act requires in most cases that the RBOCs provide such dialing parity coincident to their providing in-region inter-LATA services. The Company expects to benefit from the ability to offer 1 + intra-LATA services in states that allow this type of dialing parity.

     LOCAL REGULATION. The Company is occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand its fiber optic network using municipal rights-of-way. Termination of the existing license agreements prior to their expiration dates or a failure to renew the license agreements and a requirement that the Company remove its facilities or abandon its network in place could have a material adverse effect on the Company. In some municipalities where the Company has installed or anticipates constructing networks, it will be required to pay license fees based on a percentage of gross revenue or on a per linear foot basis. There can be no assurance that, following the expiration of existing licenses, fees will remain at their current levels. In addition, the Company could be at a competitive disadvantage if its competitors do not pay the same level of fees as the Company. However, the Telecom Act requires municipalities to manage public rights-of-way in a competitively neutral and nondiscriminatory manner.

PROPERTIES

     The Company's network in progress and its fiber optic cable, transmission equipment and other component assets are the principal properties owned by the Company. The Company's installed fiber optic cable is laid under the various rights-of-way held by the Company. Other fixed assets are located at various leased locations in geographic areas served by the Company. The Company believes that its existing properties are adequate to meet its anticipated needs in the markets in which it has deployed or begun to deploy the DTI network and that additional facilities are and will be available to meet its development and expansion needs in existing and planned markets for the foreseeable future.


     The Company's principal executive offices and its Network Operations Center are located at 11111 Dorsett Road, St. Louis, Missouri 63043, and its telephone number is (314) 253-6600. The Company leases this space from Mr. Weinstein at market rates under an agreement that expires on December 31, 1998. See "Certain Relationships and Related Transactions." The Company also leases network operations facilities in Kansas City, Missouri. The Company has entered into a lease agreement for additional facilities in St. Louis, Missouri and expects to move its principal executive offices and its Network Operations Center to the new location in the near term. The Company will continue to maintain network operations facilities at its current location, including the switch currently located at such location.


EMPLOYEES


     At July 15, 1998, the Company had 22 full-time employees. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company believes its relations with its employees are good. In connection with the construction and maintenance of its fiber optic network, the Company uses third-party contractors, some of whose employees may be represented by unions or covered by collective bargaining agreements.

LEGAL PROCEEDINGS

     On June 20, 1995, the Company and Mr. Weinstein were named as defendants in a suit brought in the Circuit Court of St. Louis County, Missouri, in a matter styled Alfred H. Frank v. Richard D. Weinstein and Digital Teleport, Inc. The plaintiff alleges that (i) he entered into an oral contract with the defendants pursuant to which he was to receive 40% of the Common Stock, (ii) he provided services to DTI, for which he was not and should be compensated, and (iii) the defendants misrepresented certain facts to the plaintiff in order to induce him to loan money and provide services to the defendants. Based on these allegations, the plaintiff is suing for breach of contract, quantum meruit and fraud and is seeking actual monetary damages, punitive damages and a percentage of the common stock of the Company. The Company and Mr. Weinstein believe the plaintiff's claims are without merit and intend to defend themselves vigorously.

     It is not possible to determine what impact, if any, an unfavorable outcome in the Frank litigation would have on the financial condition, results of operations or cash flows of the Company. Mr. Weinstein has agreed personally to indemnify DTI against any and all losses resulting from any judgments and awards rendered against the Company in this litigation. Mr. Weinstein has also agreed personally to indemnify KLT against any and all losses resulting from any judgments and awards rendered against the Company in this litigation and has pledged his Common Stock in the Company in favor of KLT to secure such obligation. See "Certain Relationships and Related Transactions."

     From time to time, the Company is named as a defendant in routine lawsuits incidental to its business. Based on the information currently available, the Company believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning directors and executive officers of the Company.


               NAME                 AGE                    POSITION(S) WITH THE COMPANY
               ----                 ---                    ----------------------------
Richard D. Weinstein(1)...........  46    President, Chief Executive Officer and Secretary; Director
Gary W. Douglass..................  47    Senior Vice President and Chief Financial Officer
H.P. Scott........................  61    Senior Vice President
Jerry W. Murphy...................  40    Vice President, Network Operations
Jerome W. Sheehy..................  66    Vice President, Regulatory -- Industry Affairs; Director
Ronald G. Wasson(1)...............  53    Director
Bernard J. Beaudoin...............  57    Director
James V. O'Donnell................  47    Director
Kenneth V. Hager..................  46    Director


-------------------------
(1) Member of Compensation Committee

     RICHARD D. WEINSTEIN is President, Chief Executive Officer and Secretary of the Company, which he founded in 1989. Prior to 1989, Mr. Weinstein owned and managed Digital Teleresources, Inc., a firm which consulted, designed, engineered and installed telecommunications systems. That company focused on providing private microwave networks for ILEC bypass purposes to Fortune 500 companies such as General Dynamics, May Department Stores and Boatmen's Bancshares (now NationsBank), as well as various cellular and health care firms. In this capacity, Mr. Weinstein worked closely with SBC's deregulated marketing subsidiary. Prior to 1984, Mr. Weinstein's consulting efforts were focused on early wireless services, particularly paging and mobile telephone providers and end users. Mr. Weinstein also owned and operated a distributor of Motorola microwave equipment from 1986 to 1991.

     GARY W. DOUGLASS became the Chief Financial Officer and Senior Vice President of DTI in July 1998. From March 1995 to December 1997, Mr. Douglass was Executive Vice President and Chief Financial Officer of Roosevelt Financial Group, Inc., a banking corporation that merged with Mercantile Bancorporation Inc. in July 1997. Prior to joining Roosevelt Financial, Mr. Douglass was a partner with Deloitte & Touche LLP, a "Big Six" international accounting firm where he was in charge of the accounting and auditing function and financial institution practice of the firm's St. Louis office.


     H.P. SCOTT joined the Company May 1998 as Senior Vice President. From May 1997 to May 1998, Mr. Scott was Vice President of Business Development of IXC Carrier, Inc. ("IXC Carrier") of Austin, Texas. From May 1996 to May 1997, Mr. Scott was Vice President of Engineering and Construction of IXC Carrier, from January 1994 to October 1995, Mr. Scott was Vice President of Engineering and Construction with MCImetro Access Transmission Services, Inc. ("MCImetro"), a wholly owned subsidiary of MCI. From January 1990 to January 1994, Mr. Scott was President of Western Union ATS, a wholly owned subsidiary of MCI. Prior to 1990, Mr. Scott had spent over 11 years in positions of senior responsibility for the design and construction of MCI's coast-to-coast fiber optic telecommunications networks. Prior to joining MCI, Mr. Scott spent 20 years with Collins Radio and Microwave Associates.



     JERRY W. MURPHY became Vice President, Network Operations, in June 1998. From October 1996 to December 1997, Mr. Murphy was the Director of Construction Support of MCImetro. Mr. Murphy was MCImetro's Director of Engineering and Construction from January 1994 to October 1996, and was Vice President of Engineering and Construction of Advanced Transmissions Systems, Inc., a wholly owned subsidiary of MCI, from January 1990 to January 1995. Prior to such time, Mr. Murphy spent over 10 years with MCI in various engineering, network implementation and network operations positions.


     JEROME W. SHEEHY has been the Company's Vice President,
Regulatory -- Industry Affairs, since November 1997 and Vice President, Inter-Carrier Support, from February 1997 to November 1997. Mr. Sheehy has also been a director of DTI since September 1997. Prior to joining DTI, Mr. Sheehy was employed in the telecommunications industry for 42 years, of which 20 years were spent with GTE in many capacities including installation, sales, public relations, manager of carrier markets support.

     RONALD G. WASSON has been a director of DTI since March 1997. He is currently President and Director of KLT Inc., a wholly owned subsidiary of Kansas City Power & Light Company. He is also President of KLT Gas and KLT Telecom Inc., and serves as director of KLT Power and KLT Energy Services, all of which are subsidiaries of KLT Inc. Mr. Wasson joined KCPL in 1966 as Power Sales Engineer and held various positions in marketing, engineering, corporate planning and economic controls until 1977. After working briefly for R.W. Beck and Associates as a Principal Engineer, he rejoined KCPL in 1979 in the Operational Analysis and Development Department as a Management Analyst. In 1980, he was appointed Manager of Fossil Fuels, became Vice President of Purchasing in 1983, Vice President of Administrative Services in 1986 and Senior Vice President of Administration and Technical Services in 1991. Effective January 1995, he transferred to KLT Inc. as Executive Vice President until he was named to his current position as President in November 1996. Mr. Wasson also serves on the Board of Directors of Junior Achievement of Mid-America and the Board of Governors for the American Royal Association in Kansas City, Missouri.

     BERNARD J. BEAUDOIN has been a director of DTI since October 1997. He is currently the Executive Vice President and Chief Financial Officer of KCPL. KLT is an indirect wholly owned subsidiary of KCPL. Mr. Beaudoin joined KCPL in 1980 as Manager of Corporate Planning. Previously he was with the New England Electric System, where he was Director of Economic Planning. At KCPL, he was named director of Corporate Planning and Finance in 1983 and promoted to Vice President of Finance in 1984. He became Chief Financial Officer in 1989, Senior Vice President in 1991 and Senior Vice President -- Finance and Business Development in 1994. Effective January 1995, he transferred to full-time KLT Inc. employment as President. He was named to his current position with KCPL in 1996. Mr. Beaudoin also serves as Chairman of the Board of Directors of Carondelet Health, a holding company for a variety of health provider services.

     JAMES V. O'DONNELL has been a director of DTI since November 1997. Since 1988, he has been the President of Bush-O'Donnell & Co., Inc., a funds management and investment banking firm. Prior to 1988, Mr. O'Donnell served as a Vice President of Goldman, Sachs & Co. Mr. O'Donnell serves as Chairman of the Board of The Benjamin Ansehl Company of St. Louis and as President of National Automobile and Casualty Insurance Company of Pasadena, California. He is also a director of certain privately held companies and serves on the Board of Trustees of Washington University in St. Louis.

     KENNETH V. HAGER has been a director of DTI since November 1997. Mr. Hager has been employed by DST Systems, Inc. since 1988 and is currently its Vice President, Chief Financial Officer and Treasurer. DST Systems, Inc. is a provider of information processing and computer software services and products, primarily to mutual funds, insurance companies, banks and other financial services organizations. Since 1980, Mr. Hager has been a member of the Board of Directors of the American Cancer Society -- Kansas City Unit, and is the current Chairman of the Society's Metropolitan Kansas City Coordinating Council. Mr. Hager also serves on the Board of Directors of the Greater Kansas City Sports Commission and is a member of the Accounting and Information Systems Advisory Council for the University of Kansas School of Business.

     Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors and executive officers of the Company.

     The Board of Directors has a Compensation Committee comprised of Messrs. Wasson (Chairman) and Weinstein.


     A Shareholders' Agreement among the Company, Mr. Weinstein and KLT (as amended, the "Shareholders' Agreement"), provides for a Board of Directors consisting of six directors, at least two of whom must not be affiliated with either the Company or KLT. Pursuant to the Shareholders' Agreement, Mr. Weinstein and KLT will each have the right to designate three directors. At the present time there are no vacancies. Mr. Weinstein has served as a director since the formation of the Company in June 1989. Messrs. Wasson and Sheehy have served as directors since March 1997 and September, 1997, respectively. Mr. Beaudoin has served as a director since October 1997. Messrs. O'Donnell and Hager have served as directors since

November 1997. The current directors have been elected to serve until the expiration of the term to which they have been elected and until their respective successors are elected and qualified or until the earlier of their death, resignation or removal.


     Pursuant to the Shareholders' Agreement, Messrs. O'Donnell and Hager, as directors who are not affiliates (as defined in the Shareholders' Agreement and as set forth in the Glossary included as Annex A hereto) of either Mr. Weinstein, the Company or KLT are paid a $20,000 annual retainer fee payable in quarterly installments. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. The Company has also granted options to purchase 150,000 shares under the Plan to each of Messrs. O'Donnell and Hager, its non-affiliated directors.

EXECUTIVE COMPENSATION


     The following table sets forth certain summary information for the fiscal years ended June 30, 1997, 1996 and 1995 concerning the compensation earned by the Chief Executive Officer during such fiscal years for services in all capacities.


                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                          ANNUAL COMPENSATION    OTHER ANNUAL    SECURITIES     ALL OTHER
            NAME AND                      --------------------   COMPENSATION    UNDERLYING    COMPENSATION
       PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)       ($)         OPTIONS(#)        ($)
       ------------------          ----   ---------   --------   ------------    ----------    ------------
Richard D. Weinstein,............  1997    $69,231       --           --             --             --
President, Chief Executive         1996         --       --           --             --             --
  Officer and Secretary            1995         --       --           --             --             --

EMPLOYMENT AND CONSULTING AGREEMENTS


     Weinstein Employment Agreement. As a condition of the KLT Investment, the Company and Mr. Weinstein entered into an employment agreement (the "Weinstein Employment Agreement"), which provides that Mr. Weinstein will serve as the Company's President and Chief Executive Officer and in such other capacities as the Board may determine through January 1, 2000. For the duration of the lease of the Company's headquarters entered into as of December 31, 1996 by and among Mr. Weinstein, his wife and the Company (as amended, the "Lease Agreement"), Mr. Weinstein will be compensated at the rate of $150,000 per year (which is in addition to payments made to Mr. Weinstein under the Lease Agreement), and $200,000 per year after the termination of such Lease Agreement, in addition to group health or other benefits generally provided to other Company employees. The Weinstein Employment Agreement may be terminated in connection with the disability of Mr. Weinstein, for "cause" as defined therein or by either party upon 90 days prior written notice; provided that if the Weinstein Employment Agreement is terminated by the Company upon 90 days notice to Mr. Weinstein, Mr. Weinstein shall thereafter receive his annual base salary for the remainder of the employment period (but no Company-paid medical or other benefits), offset by any compensation received by Mr. Weinstein if and when he obtains subsequent employment. During its term and for two years thereafter, the Weinstein Employment Agreement restricts the ability of Mr. Weinstein to compete with the Company as an employee of or investor in another company in a 14 state region in the Midwest. The Weinstein Employment Agreement also imposes on Mr. Weinstein certain non-solicitation restrictions with respect to Company employees, customers and clients. Unless extended by mutual agreement of the parties thereto, the Lease Agreement will terminate on December 31, 1998.



     Douglass Employment Agreement. In July 1998, Digital Teleport and Mr. Douglass entered into an employment agreement (the "Douglass Agreement"), which provides that Mr. Douglass will serve in a full-time capacity as Senior Vice President of Finance/Administration and Chief Financial Officer of both Digital Teleport and the Company for a term of three years for a minimum base compensation of $200,000 per year, in addition to group health or other benefits generally provided to other Digital Teleport employees. Moreover, Mr. Douglass will receive guaranteed incentive compensation of $66,666 for fiscal year 1999, and is eligible for discretionary incentive compensation of up to one-third of his annual base compensation for the following two fiscal years.



     In addition to his cash compensation, before December 1998 the Company is obligated to grant Mr. Douglass (i) 200,000 shares of restricted stock of the Company's Common Stock (which restricted stock will not carry voting rights and will vest in equal portions for each of the three years of the term of the Douglass Agreement, subject to certain acceleration events) and (ii) nonqualified options to purchase 200,000 shares of the Company's Common Stock at $6.66 per share. The Company has a right to call the vested restricted nonvoting shares in the event that Mr. Douglass is no longer employed by the Company for any reason at a price equal to the greater of $1.00 per share or the per share book value of the Company; provided that such call right lapses upon a "Change of Control" (as defined in the Douglass Agreement) or the consummation of an initial public offering of the Company's Common Stock. In the event that Mr. Douglass is terminated for any reason other than for cause at any time following a Change of Control, Mr. Douglass may put his shares to the Company at fair market value (determined in accordance with the Douglass Agreement); provided that such put right terminates upon consummation of an initial public offering of the Company's Common Stock. The Company has agreed to make a three-year loan at the applicable minimum federal interest rate to Mr. Douglass to enable him to pay tax on income recognized as a result of the restricted stock grants. This loan will be forgiven upon the earliest of the expiration of the three year period, Mr. Douglass' termination without cause or a Change in Control, and the Company will pay Mr. Douglass additional cash in an amount sufficient to pay federal and state income taxes on the ordinary income recognized as a result of such loan forgiveness.



     The options include a put right similar to that attendant to the restricted nonvoting shares, except that the price that the Company must pay is equal to fair market value reduced by the exercise price and further that "fair market value" for such purpose is no less than $12.16 per share. The stock option put right terminates upon consummation of an initial public offering of the Company's Common Stock; provided that the option put right does not terminate unless the Company's Common Stock is listed on a national stock exchange or on the Nasdaq National Market and has an average closing price of at least $12.16 for the 90 day period prior to the expiration of such lock-up period. In order to allow Mr. Douglass to meet his tax obligations arising from the option grants, the Company has agreed to pay him cash in such amounts as are sufficient to pay federal and state income taxes on the ordinary income (up to a maximum of $1.1 million of ordinary income) required to be recognized in the event of any exercise of such options.



     The Douglass Agreement restricts the ability of Mr. Douglass to compete with Digital Teleport during the term thereof and for up to one year thereafter as a principal, employee, partner, consultant, agent or otherwise in any region in which Digital Teleport does business at such time. The Douglass agreement also imposes on Mr. Douglass certain confidentiality obligations and proprietary and non-solicitation restrictions with respect to Digital Teleport employees, customers and clients.


     Scott Consulting Agreement. In May 1998, the Company and Mr. H.P. Scott entered into a consulting agreement (the "Scott Agreement"), which provides that Mr. Scott will serve as a Senior Vice President of the Company for a term of one year, providing such consulting services as the Company requests, in the areas of carrier's carrier sales, fiber swaps and any other services as mutually agreed. For the duration of the Scott Agreement, Mr. Scott will be compensated at a rate of $800 per day for such consulting services, and currently the Company and Mr. Scott expect that he will spend approximately 15 days per month providing such services, though neither he nor the Company is obligated by such expectation.


     Mr. Scott also will receive, with respect to sales which were substantially negotiated during the consulting term and with which Mr. Scott was substantively involved, a commission equal to the following: (i) 1% of any cash payments received for sales of dark fiber to telecommunications companies, which payments are within five (5) years of the completion of the term of the Scott Agreement
(ii) $200 per route mile of dark fiber received by the Company pursuant to a swap for dark fiber owned by the Company; (iii) 1% of any cash payments received by the Company from sales of lighted bandwidth capacity at a rate of DS-3 or above to telecommunications companies, which payments are within five (5) years of the completion of such term; and (iv) 1% of the value of any bandwidth received by the Company in exchange for bandwidth capacity at a rate of DS-3 or above of the Company, which commission shall be paid for up to five years following the completion of such term, reduced on a pro rata basis by any cash paid by the Company pursuant to such exchange. Mr. Scott may elect, in his sole discretion, to receive up to 50% of any such commission in the form of Common Stock at fair market value. Upon execution of the Scott Agreement, the Company paid Mr. Scott $100,000, and he is eligible for reimbursement of certain expenses.

     The Scott Agreement restricts the ability of Mr. Scott to compete with the Company during the term thereof and for up to one year thereafter as a principal, employee, partner or consultant in any region in which the Company does business at such time. The Scott Agreement also imposes on Mr. Scott certain confidentiality obligations and proprietary and non-solicitation restrictions with respect to Company employees, customers and clients.

INCENTIVE AWARD PLAN


     The Company's 1997 Long-Term Incentive Award Plan (the "Plan") was adopted by the Company's Board of Directors in December 1997. A total of 3,000,000 shares of Common Stock of the Company have been reserved for issuance under the Plan. The Company has granted or is obligated to grant options to purchase an aggregate of 645,000 shares of Common Stock to certain of its key employees at an exercise price equal to the fair market value of the Common Stock on the applicable date of grant. The Company also has granted options to purchase 150,000 shares of Common Stock to each of the Company's non-affiliated directors (i.e., Messrs. O'Donnell and Hager) at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company is also obligated to issue 200,000 shares of restricted stock to an employee under the Plan. No other options or other awards are outstanding under the Plan. The Plan will terminate in December 2007, unless sooner terminated by the Board of Directors.


     The Plan provides for grants of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees (including employee directors) and grants of nonqualified options to employees and directors. The Plan also allows for the grant of stock appreciation rights, restricted shares and performance shares to employees. The Plan is administered by a committee designated by the Board of Directors. Messrs. Wasson and Weinstein comprise the current committee. The exercise price of incentive stock options granted under the Plan must not be less than the fair market value of the Common Stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed five years. The terms of all other options may not exceed ten years. To the extent that the aggregate fair market value of Common Stock (determined as of the date of the option grant) for options which would otherwise be incentive stock options may for the first time become exercisable by any individual in any calendar year exceeds $100,000, such options shall be non-qualified stock options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 31, 1996, Mr. Weinstein, Mr. Weinstein's wife and the Company formalized a lease with respect to the principal executive offices of the Company (the "Lease Agreement"). The lease pertains to 10,000 of the 14,400 square feet available in such building and provides for monthly lease payments of $6,250, terminating on December 31, 1998. The Company believes that the terms of the current Lease Agreement are comparable to those which would be available to an unaffiliated entity on the basis of an arm's-length negotiation. The Shareholders' Agreement also requires that if Mr. Weinstein proposes to build or obtain ownership of a new building to house the operations of the Company, Mr. Weinstein will first offer to the Company the opportunity to build or own such building. If the Company declines to exercise this right, then the rent the Company would pay for occupying such building would be 80% of the market appraised rate for such space.

     Effective July 1996, the Company formed a joint venture with KLT to develop, construct and operate a network in the Kansas City metropolitan area, using in part the electrical duct system and certain other real estate owned by KCPL and licensed to the joint venture. In March 1997, KLT became a strategic investor in DTI when it entered into an agreement with DTI (the "KLT Agreement") pursuant to which KLT committed to make an equity investment of up to $45.0 million in preferred stock of the Company. On March 12, 1997, pursuant to the KLT Agreement, the Company issued 15,100 shares of Series A Preferred Stock to KLT in exchange for the retirement of the then-outstanding indebtedness of the Company to KLT, KLT's interest in the joint venture and cash, which consideration was valued in the aggregate at approximately $21.9 million, net of transactions costs. In June 1997, DTI issued an additional 3,400 shares of Series A Preferred Stock to KLT for a cash payment of $5.1 million. In September and October 1997, DTI issued the remaining 11,500 shares of Series A Preferred Stock to KLT for aggregate cash payments of approximately $17.3 million. See
Note 13 of the notes to the consolidated financial statements and Note 7 of the notes to the unaudited consolidated financial statements. Each share of Series A Preferred Stock of the Company is entitled to the number of votes equal to the number of shares into which such share of Series A Preferred Stock is convertible with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except for any amendments affecting the rights and obligations of holders of Series A Preferred Stock, with respect to which such holders vote separately as a class, or as otherwise provided by law, holders of Series A Preferred Stock vote together with the holders of the Common Stock as a single class. Pursuant to the KLT Agreement, KLT has the right of first offer concerning energy services rights and contracts involving DTI. In connection with the issuance of the Series A Preferred Stock, Mr. Weinstein has guaranteed to KLT the performance by the Company of its obligations under the KLT Agreement, including without limitation, representations and warranties under such agreement. Mr. Weinstein has pledged his Common Stock to secure such guarantee. Such obligations to KLT are subordinated to Mr. Weinstein's obligations to hold the Company and KLT harmless for any losses resulting from judgments and awards rendered against Digital Teleport or the Company in the matter of Alfred H. Frank v. Richard D. Weinstein and Digital Teleport, Inc. See "Business -- Legal Proceedings." Mr. Weinstein has pledged his shares of Common Stock to KLT, which has agreed to reimburse the Company and Digital Teleport for losses incurred by them in connection with the Frank litigation to the extent of any proceeds KLT receives from Weinstein pursuant to such pledge, less KLT's costs in pursuing such claim against Weinstein. KLT has also agreed to bear one-half of any such losses. After such claims related to the Frank litigation are resolved, KLT may exercise on the pledge of Weinstein's shares to fulfill any amounts owing to KLT pursuant to Weinstein's guarantee of the Company's obligations under the KLT Agreement. Mr. Beaudoin is the Executive Vice President and Chief Financial Officer of KCPL. Mr. Wasson is the President and a director of KLT Inc., a wholly owned subsidiary of KCPL and parent corporation of KLT.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the outstanding Common Stock of DTI as of June 30, 1998 by each person or entity who is known by the Company to beneficially own 5% or more of the Common Stock, which includes the Company's President and Chief Executive Officer, each of the Company's directors and all of the Company's directors and executive officers as a group.



                                                              NUMBER OF SHARES     PERCENT OF
                                                                BENEFICIALLY      COMMON STOCK
                  NAME OF BENEFICIAL OWNER                         OWNED         OUTSTANDING(A)
                  ------------------------                    ----------------   --------------
Richard D. Weinstein........................................     30,000,000            50.0%
  11111 Dorsett Road
  Maryland Heights, Missouri 63043
KLT Telecom Inc.(b).........................................     30,000,000            50.0%
  1201 Walnut Avenue
  Kansas City, Missouri 64141
Ronald G. Wasson(b).........................................     30,000,000            50.0%
Bernard J. Beaudoin(b)......................................     30,000,000            50.0%
James V. O'Donnell..........................................             --              --
Jerome W. Sheehy............................................             --              --
Kenneth V. Hager............................................             --              --
Directors and executive officers as a group (8 persons).....     60,000,000           100.0%


-------------------------
(a) Reflects Common Stock outstanding after giving effect to the conversion of all outstanding shares of the Series A Preferred Stock into Common Stock. KLT owns 30,000 shares of the Series A Preferred Stock, which constitutes 100% of such stock. Each such share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock of the Company.


(b) All of the shares shown as owned by each of Messrs. Wasson and Beaudoin are the shares of Series A Preferred Stock owned by KLT. KLT is a wholly owned subsidiary of KLT Inc., a wholly owned subsidiary of KCPL. Mr. Wasson is the President of KLT Inc. and KLT. Mr. Beaudoin is the Executive Vice President and Chief Financial Officer of KCPL. Each of Messrs. Wasson and Beaudoin disclaims beneficial ownership of such shares held by KLT.


     KLT owns 100% of the Series A Preferred Stock. Except for any amendment affecting the rights and obligations of holders of Series A Preferred Stock or as otherwise provided by law, holders of Series A Preferred Stock vote together with the holders of Common Stock as a single class. The holders of the Series A Preferred Stock vote separately as a class with respect to any amendment affecting the rights and obligations of holders of Series A Preferred Stock and as otherwise required by law.

                            DESCRIPTION OF THE NOTES

     The Private Notes were, and the Exchange Notes will be, issued under the Indenture dated as of February 23, 1998 between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). Upon the issuance of the Exchange Notes, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "TIA"). The following summary of certain provisions of the Exchange Notes and the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Exchange Notes and the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture through the incorporation by reference of the TIA. The Indenture has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part, and copies of the Indenture are available upon request from the Company or the Trustee. For definitions of certain capitalized terms used in this summary, see "-- Certain Definitions" below.

GENERAL

     The Exchange Notes will be general unsecured obligations of the Company, limited to $506,000,000 aggregate principal amount at maturity, and will mature on March 1, 2008. The Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and integral multiples thereof. The issue price of the Private Notes (for purposes of calculating Accreted Value) was $543.92 per $1,000 principal amount at maturity of the Private Notes. Payments in respect of the Exchange Notes will be made, and the Exchange Notes will be transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at 101 Barclay Street, New York, New York 10286). See "Book-Entry: Delivery and Form." No service charge will be made for any transfer, exchange or redemption of Exchange Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Sections 202 and 305)

INTEREST

     The Exchange Notes will be issued at a substantial discount from their principal amount at maturity. Although for federal income tax purposes a significant amount of original interest discount, taxable as ordinary income, will be recognized by a holder as such discount accrues from the date of the Indenture, no cash interest will accrue or be payable on the Exchange Notes prior to March 1, 2003. Thereafter, cash interest on the Exchange Notes will accrue at the rate of 12 1/2% per annum and will be payable in cash semiannually in arrears on March 1 and September 1 of each year (each an "Interest Payment Date"), commencing September 1, 2003, to holders of record of Exchange Notes on the February 15 and August 15 immediately preceding such Interest Payment Date. The cash interest payable on each Interest Payment Date will be calculated from the most recent Interest Payment Date to which cash interest has been paid or duly provided for or, if no cash interest has been paid or duly provided for, from March 1, 2003. Based on the foregoing, the yield to maturity of each Exchange Note will be 12 1/2% (computed on a semiannual bond equivalent basis, without giving effect to any allocation of net proceeds of the Private Offering to the Warrants). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If the Company defaults on any payment of principal, whether at maturity, redemption or otherwise, interest will continue to accrue and, to the extent permitted by law, cash interest will accrue on overdue installments of interest at the rate of interest borne by the Notes. (Sections 301, 307 and 310)

     The circumstances under which the Company may be required to pay additional interest in cash on the Private Notes are described above under "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

RANKING

     The Indebtedness evidenced by the Exchange Notes will rank pari passu in right of payment with all other future unsecured senior indebtedness of the Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Exchange Notes. As of March 31, 1998, the Company had approximately $268.9 million of indebtedness outstanding, all of which was represented by the Private Notes. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future, including secured Indebtedness. See "Risk Factors -- High Leverage; Ability to Service Indebtedness; Restrictive Covenants" and "-- Holding Company Structure; Priority of Secured Debt."

     The Company is a holding company with no direct operations and no significant assets other than the stock of Digital Teleport. The Company will be dependent on the cash flow of Digital Teleport to meet its obligations, including the payment of interest and principal on the Exchange Notes. Subject to the Indenture provisions that limit restrictions on the ability of any of the Company's Restricted Subsidiaries to pay dividends and make other payments to the Company, future debt instruments of Digital Teleport may impose significant restrictions that may affect, among other things, the ability of Digital Teleport to pay dividends or make loans, advances or other distributions to the Company. The ability of Digital Teleport to pay dividends and make other distributions also will be subject to, among other things, applicable state laws and regulations. There can be no assurance that Digital Teleport will be able to pay, or will generate sufficient earnings or cash flow to distribute, any cash dividends or make any loans, advances or other payments of funds to the Company, the failure of which would have a material adverse effect on the Company's ability to meet its obligations on the Exchange Notes. See "-- Certain Covenants -- Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

     Digital Teleport is a separate legal entity that has no obligation to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Because Digital Teleport will not guarantee the payment of the principal or interest on the Exchange Notes, any right of the Company to receive assets of Digital Teleport upon its liquidation or reorganization (and the consequent right of holders of the Exchange Notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of Digital Teleport (including trade creditors and holders of indebtedness of such subsidiary), except if and to the extent the Company is itself a creditor of Digital Teleport, in which case the claims of the Company would still be effectively subordinated to any security interest in the assets of Digital Teleport held by other creditors. As of March 31, 1998, Digital Teleport had aggregate liabilities of approximately $21.1 million, including approximately $14.4 million of deferred revenues. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future. For a discussion of certain adverse consequences of the Company being a holding company and of the terms and certain existing and potential future indebtedness of the Company and its subsidiaries, see "Risk Factors -- Holding Company Structure; Priority of Secured Debt."

SINKING FUND

     The Exchange Notes will not be entitled to the benefit of any sinking fund.

REDEMPTION

     The Exchange Notes will be redeemable, at the option of the Company, as a whole or from time to time in part, at any time on or after March 1, 2003 on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on a relevant Interest Payment Date):

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2003........................................................    106.25%
2004........................................................    104.17
2005........................................................    102.08
2006 and thereafter.........................................    100.00

(Sections 1101, 1102)

     At any time or from time to time on or prior to March 1, 2001 the Company may redeem within 60 days of one or more Public Equity Offerings up to 33 1/3% of the aggregate principal amount at maturity of the originally issued Notes with the net proceeds of such offering at a redemption price equal to 112.5% of the Accreted Value (determined at the redemption date); provided that immediately after giving effect to any such redemption, at least 66 2/3% of the aggregate principal amount at maturity of the originally issued Notes remains outstanding. (Section 1102)

     If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee will deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount at maturity of a Note not redeemed to less than $1,000. Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, original issue discount, on or prior to March 1, 2003, and cash interest, after March 1, 2003, will cease to accrue on Notes or portions thereof called for redemption and accepted for payment. (Sections 1103, 1104, 1106 and 1107)

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness; provided that the Company may Incur Indebtedness if and at the time of such incurrence (i) the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio would have been less than or equal to 5.5 to 1.0, for Indebtedness incurred on or prior to December 31, 2000, or less than or equal to 5.0 to 1.0, for Indebtedness incurred thereafter and (ii) no Default or Event of Default shall have occurred and be continuing or occurs as a consequence of the actions set forth in this covenant. (Section
1008)

     In making the foregoing calculation, (A) pro forma effect will be given to:
(i) the incurrence or repayment of any Indebtedness to be incurred or repaid on the date of the incurrence of such Indebtedness and (ii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the beginning of the Four Quarter Period (as defined under the "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" definition) through the date of the incurrence of such Indebtedness (the "Reference Period"), as if it had occurred on the first day of such Reference Period and (B) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include an amount of funds equal to the average daily balance of Indebtedness outstanding during the Reference Period under any revolving credit or similar facilities of the Company and its Restricted Subsidiaries. (Section
1008)

     For the purposes of determining compliance with this covenant, in the event that an item of Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness the Company and the Restricted Subsidiaries are permitted to incur, the Company will have the right, in its sole discretion, to classify such item of Indebtedness or portion thereof at the time of its incurrence and will only be required to include the amount and type of such Indebtedness or portion thereof under the clause permitting the Indebtedness as so classified.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of its Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of its Capital Stock or any Capital Stock of any of its Affiliates (other than Capital Stock of any Wholly

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

     Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

          (iv) make any Investment (other than any Permitted Investment); or

          (v) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than any of its Wholly Owned Restricted Subsidiaries) other than pro rata dividends or distributions on a class of Voting Stock of any Restricted Subsidiary, the majority of which is owned by the Company or a Wholly Owned Restricted Subsidiary; provided that no Restricted Subsidiary shall declare or pay such pro rata dividends or distributions on its Voting Stock to any Person (other than the Company or a Wholly Owned Restricted Subsidiary) at a time when it has outstanding Indebtedness owed to the Company or another Restricted Subsidiary;

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

          (A) the remainder of (x) cumulative Consolidated Operating Cash Flow of the Company during the period (taken as a single accounting period) beginning on the first day of the fiscal quarter of the Company beginning after the date of the Indenture and ending on the last day of the last full fiscal quarter immediately preceding the date of such Restricted Payment for which quarterly or annual consolidated financial statements of the Company are available minus (y) the product of 1.5 times cumulative Consolidated Interest Expense of the Company during such period; plus

          (B) the aggregate Net Cash Proceeds and fair market value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Telecommunications Assets received by the Company after the date of the Indenture as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company; plus

          (C) the aggregate Net Cash Proceeds and fair market value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Telecommunications Assets received by the Company after the date of the Indenture from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate Net Cash Proceeds and fair market value of Telecommunications Assets or Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Telecommunications Assets received by the Company at the time of such conversion or exchange; plus

          (D) to the extent not otherwise included in the Consolidated Operating Cash Flow of the Company, an amount equal to the sum of (i) the net reduction in Investments in any Person (other than Permitted Investments) resulting from the payment in cash of dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary after the date of the Indenture from such Person and
     (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that in the case of (i) or (ii) above the foregoing sum shall not exceed the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     (b) Notwithstanding paragraph (a) above, the Company and any Restricted Subsidiary may take the following actions so long as (with respect to clauses
(ii), (iii), (iv) and (v) below) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with the provisions of paragraph (a) above and such payment will be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of, shares of Qualified Capital Stock of the Company;

          (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

          (iv) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; provided that prior to such purchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (v) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Subordinated Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired; and (C) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes; and

          (vi) the payment of cash in lieu of fractional shares of Common Stock pursuant to the Warrant Agreement.

The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) and the actions described in clause (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above. (Section 1009)

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, issue or sell any Capital Stock of a Restricted Subsidiary

(other than to the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant shall not prohibit (i) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law;
(ii) issuances or sales of Capital Stock of a Restricted Subsidiary, if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer be a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance and sale or (iii) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company and the Restricted Subsidiaries in compliance with the "Limitation on Sale of Assets" covenant. (Section 1010)

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist, directly or indirectly, any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary unless (i) such transaction or series of related transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof), the Company will deliver an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (i) above and (iii) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10.0 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof), the Company shall deliver the officers' certificate described in clause (ii) above which shall also certify that such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors, or that the Company has obtained a written opinion from a nationally recognized U.S. investment banking firm certifying that such transaction or series of related transactions is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; provided, however, that this provision will not restrict (1) any transaction or series of related transactions among the Company and Wholly Owned Restricted Subsidiaries or among Wholly Owned Restricted Subsidiaries, (2) Investments in Qualified Capital Stock of the Company by any Person, including an Affiliate of the Company, (3) the Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary, (4) the making of any Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant or
(5) any transaction or series of transactions in an aggregate amount of up to $1.5 million. (Section 1011)

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien. (Section 1012)

     Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (the "Guaranteed Indebtedness") unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary; provided that this paragraph (a) shall not be applicable to (x) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or (y) any guarantee of any Restricted

Subsidiary of Indebtedness incurred pursuant to clause (j) under the "Permitted Indebtedness" definition. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

     (b) Notwithstanding the foregoing, any Subsidiary Guarantee created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person who is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except by or as a result of payment under such guarantee), at a time when (A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or
(B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed released upon payment in full of all obligations under such Indebtedness). (Section 1013)

     Purchase of Notes upon a Change of Control. If a Change of Control shall occur at any time, then the Company shall offer to purchase (the "Change of Control Offer") from each holder of Notes all of such holder's Notes, in whole or in part and in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to (a) 101% of the Accreted Value of the Notes as of the date of purchase (the "Change of Control Purchase Date"), if such date is on or before March 1, 2003, and (b) 101% of the principal amount at maturity of the Notes, plus accrued and unpaid cash interest, if any, to the Change of Control Purchase Date, if such date is after March 1, 2003 pursuant to the procedures described below and the other procedures set forth in the Indenture.

     Within 15 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrete original issue discount and/or accrue interest, as the case may be;
(iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrete original issue discount and/or accrue interest, as the case may be, after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "-- Events of Default."

     One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "-- Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified by such definition.

     The Company will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

     The Company will not, and will not permit any Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under Indebtedness as in effect on the date of the Indenture) that would materially impair its ability to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase. (Section 1014)

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the shares or assets sold (as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) permanently repay or prepay any then outstanding senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or a Restricted Subsidiary, as the case may be, existing on the Original Issue Date. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 60 days of such termination or within 12 months of such Asset Sale, whichever is later, apply or invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10.0 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof), the Company will, within 15 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount at maturity of Notes (expressed as a multiple of $1,000) that may be purchased with the Excess Proceeds. The offer price as to each Note (the "Excess Proceeds Offer Price") will be payable in cash in an amount equal to (a) 100% of the Accreted Value of the Notes as of the purchase date, if such purchase date is on or before March 1, 2003, and (b) 100% of the principal amount at maturity of the Note, plus accrued and unpaid cash interest, if any, to the date of purchase, if such purchase date is after March 1, 2003. To the extent that the aggregate Excess Proceeds Offer Price of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate Excess Proceeds Offer Price of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero. (Section 1015)

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make Investments in the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the date of the Indenture,
(ii) applicable law, (iii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) the refinancing of Indebtedness incurred under agreements existing on the date of the Indenture, so long as such encumbrances or restrictions are no less favorable in any material respect to the Company or any Restricted Subsidiary than those contained in the respective agreement as in effect on the date of the Indenture, (vi) restrictions contained in any security agreement (including a capital lease obligation) securing Indebtedness of the Company or a Restricted Subsidiary otherwise permitted under the Indenture, (vii) customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements, (viii) any restriction with respect to a Restricted Subsidiary of the Company entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary made in accordance with the "Limitation on Sales of Assets" covenant, (ix) pursuant to the Indenture and the Notes or (x) any agreement or instrument governing or relating to Indebtedness under any senior commercial bank facility (each, a "Bank Facility") if such encumbrance or restriction applies only to (A) amounts which at any point in time (other than during such periods as are described in the following clause (B)) (1) exceed amounts due and payable (or which are to become due and payable within 30 days) in respect of the Notes or the Indenture for interest, premium and principal or (2) if paid, would result in an event described in the following clause (B) of this sentence, or (B) during the pendency of any event that causes, permits or, after notice or lapse of time, would cause or permit the holder(s) of Indebtedness governed by such Bank Facility to declare such Indebtedness to be immediately due and payable or to require cash collateralization or cash cover for such Indebtedness for so long as such cash collateralization or cash cover has not been provided. (Section 1016)

     Limitation on Investments in Unrestricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Investments in Unrestricted Subsidiaries if, at the time of such Investment, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. Any Investment in an Unrestricted Subsidiary permitted to be made pursuant to this covenant (i) will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company or any Restricted Subsidiary, without duplication, under the provisions of clause (iv) of paragraph (a) of the "Limitation on Restricted Payments" covenant and (ii) may be made in cash or property (if made in property, the fair market value thereof as determined by the Company, whose determination will be conclusive) and will be deemed to be the amount of such Investment for the purpose of clause
(i) of this covenant. (Section 1017)

     Limitation on Sale-Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such

Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with the "Limitation on Sale of Assets" covenant. (Section 1018)

     Business of the Company. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business activity other than (i) the delivery of telephony or other telecommunications or data transmission services in North America, (ii) telecommunications network construction services and (iii) any business or activity reasonably related thereto, including, without limitation, any business conducted by any Restricted Subsidiary on the date of the Indenture and the acquisition, holding or exploitation of any telecommunications licenses, permits, franchises or rights of way related to the delivery of the services described in clause (i) above. (Section 1019)

     Provision of Financial Statements and Reports. After the consummation of this Exchange Offer or the effectiveness of a Shelf Registration Statement, the Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company will also be required (i) to file with the Trustee, copies of such reports and documents within 15 days after the date on which such reports and documents are filed with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (ii) provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the filing thereof with the Trustee. (Section 1020)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets substantially as an entirety to any other Person or Persons or permit any Subsidiary to enter into any such transaction or series of related transactions, if such transaction or series of related transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis substantially as an entirety to any Person or Persons, unless at the time and immediately after giving effect thereto: (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Subsidiary is merged or the Person which acquires by sale, conveyance, transfer, lease or other disposition, all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis substantially as an entirety, as the case may be (the "Surviving Entity"), (1) will be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture to the Indenture in form satisfactory to the Trustee, the Company's obligation pursuant to the Notes for the due and punctual payment of the principal (including accretion of original issue discount) of, premium, if any, on and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the latest fiscal quarter for which consolidated financial statements of the Company are available immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant; and (iv) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with. (Section 801)

     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all of substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal of, premium, if any, and interest on the Notes. (Section 802)

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, required purchase or otherwise);

          (iii) (A) default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in the immediately preceding clauses (i) and (ii) or in clauses (B), (C) or (D) of this clause (iii)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the Notes then outstanding; (B) default in the performance or breach of the provisions of the "Limitation on Sale of Assets" covenant; (C) default in the performance or breach of the provisions of "-- Consolidation, Merger and Sale of Assets"; and (D) failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change of Control" covenant;

          (iv) (A) one or more defaults in the payment of principal of or premium, if any, or interest on Indebtedness of the Company or any Significant Subsidiary aggregating $7.5 million or more (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof), when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Significant Subsidiary aggregating $7.5 million or more (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the Stated Maturity thereof;

          (v) one or more final judgments, orders or decrees of any court or regulatory agency shall be rendered against the Company or any Significant Subsidiary or their respective properties for the payment of money, either individually or in an aggregate amount, in excess of $7.5 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 30 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or

          (vi) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     If an Event of Default (other than an Event of Default arising from an event of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders), may, and the Trustee upon the written request of such holders shall, declare the Accreted Value of, premium, if any, and accrued interest on all outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in clause (vi) above occurs and is continuing, then the Accreted Value of, premium, if any, and accrued interest on all of the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. (Section 502)

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount at Maturity of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) the Accreted Value of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and
(b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Notes because of an Event of Default specified in subparagraph (iv)(A) or (iv)(B) above has occurred and is continuing, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) will be automatically annulled, waived and rescinded if the Indebtedness that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness or the default that is the basis for such Event of Default has been cured and no other Event of Default has occurred and has not been cured or waived.

     The holders of not less than a majority in aggregate principal amount at maturity of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 30 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, or premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of the Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Notes.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all of other obligations under the Notes and the Indenture insofar as such Notes are concerned except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any such Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of such Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance: (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the Accreted Value of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or upon redemption, if applicable); (ii) no Default or Event of Default with respect to the Notes will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (vi) of "-- Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the Private Offering Memorandum, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to Trustee an Opinion of Counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (vi) the Company shall have delivered to the Trustee an officers' certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Sections 1301, 1302 and 1303)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture), and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (i) either (a) all the respective Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the Accreted Value of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Section 401)

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by a supplemental indenture entered into by the Company and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount at maturity of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the Accreted Value thereof or premium, if any, or the rate of interest thereon, alter any redemption provision with respect to the timing or amount of payment thereof, or change the coin or currency in which the Accreted Value of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Purchase of Notes upon a Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto; (iii) reduce the percentage in principal amount at maturity of outstanding Notes the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; or (v) except as otherwise permitted under "-- Consolidation, Merger and Sale of Assets," consent to the assignment or transfer by the Company of any of their respective rights or obligations under the Indenture. (Sections 901 and 902)

     Notwithstanding the foregoing, without the consent of any holder of the Notes the Company and the Trustee may modify or amend the Indenture: (a) to evidence the succession of another Person to the Company or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Company or such obligor in the Indenture and in the Notes in accordance with "-- Consolidation, Merger, Sale of Assets"; (b) to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the holders of such Notes or to surrender any right or power conferred upon the Company or any other obligor upon such Notes, as applicable, in the Indenture or in such Notes;
(c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or the Notes or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided that, in each case, such provisions shall not adversely affect the interest of the holders of such Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification, if any, of the Indenture under the TIA; (e) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

     The holders of a majority in aggregate principal amount at maturity of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee thereunder should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign as Trustee.

GOVERNING LAW

     The Indenture, the Notes and the Notes Registration Rights Agreement are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" is defined to mean, for any specified date, the amount calculated pursuant to clause (i), (ii), (iii) or (iv) below with respect to each $1,000 principal amount at Maturity of Notes:

          (i) if the specified date occurs on one or more of the following dates (each a "Semiannual Accrual Date"), the Accreted Value will equal $543.92 on the Original Issue Date, and for any Semiannual Accrual Date thereafter, the amount set forth below:

                                                                    ACCRETED
    SEMIANNUAL ACCRUAL DATE                                           VALUE
    -----------------------                                         ---------
    September 1, 1998...........................................    $  579.48
    March 1, 1999...............................................    $  615.70
    September 1, 1999...........................................    $  654.18
    March 1, 2000...............................................    $  695.07
    September 1, 2000...........................................    $  738.51
    March 1, 2001...............................................    $  784.66
    September 1, 2001...........................................    $  833.71
    March 1, 2002...............................................    $  885.81
    September 1, 2002...........................................    $  941.18
    March 1, 2003...............................................    $1,000.00

          (ii) if the specified date occurs before the first Semiannual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price and (b) an amount equal to the product of (1) the Accreted Value for the first Semiannual Accrual Date less the original issue price multiplied by
     (2) a fraction, the numerator of which is the number of days from the date of the Indenture to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the date of the Indenture to the first Semiannual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the specified date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such specified date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual Accrual Date, and (2) a fraction, the numerator of which equals the number of days from the immediately preceding Semiannual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the specified date occurs on or after the last Semiannual Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition; provided that, for purposes of the "Limitation on Indebtedness" covenant, such Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (A) that is governed by the provisions of the Indenture described under "-- Consolidation, Merger, Sale of Assets," (B) of the Company to any Restricted Subsidiary, or of any Restricted Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture, (C) having a fair market value of less than $500,000 (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) in any given fiscal year, (D) in any Permitted Telecommunications Asset Sale, or (E) by the Company or a Restricted Subsidiary to a Person who is not an Affiliate of the Company in exchange for Telecommunications Assets (or not less than 66 2/3% of the outstanding Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Telecommunications Assets) or related telecommunications services where in the good faith judgment of the Company the fair market value of the Telecommunications Assets (or such Voting Stock) or services so received is at least equal to the fair market value of the properties or assets disposed of or, if less, the difference is received by the Company in cash in an amount at least equal to such difference.

     "Attributable Value" means, with respect to any lease at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if not known, at the Company's incremental borrowing rate) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water utilities and similar charges.

     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Board of Directors" means the board of directors of the Company.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

     "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP and, for the purposes of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-l by Moody's; and (iv) money market funds which invest substantially all of their assets in securities of the type described in the preceding clauses (i) through (iii).

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company; (b) the Company consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (d) the Company is liquidated or dissolved or a special resolution is passed by the shareholders of the Company approving the plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger and Sales of Assets"; or (e) a Permitted Holder holds (i) less than 15% of the outstanding Common Stock at any time prior to an Initial Public Equity Offering or (ii) more than 65% of the outstanding Common Stock at any time after an Initial Public Equity Offering.

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions during such period, (d) net income (but not loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income of any Restricted Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and (f) any gain or loss, net of taxes, realized upon the termination of any employee benefit plan.

     "Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio" means, at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at the date of determination as determined on a consolidated basis in accordance with GAAP to (ii) the aggregate amount of Consolidated Operating Cash Flow for the then most recent four full fiscal quarters for which consolidated financial statements of the Company are available preceding the date of the transaction giving rise to the need to calculate the Consolidated Indebtedness to Consolidated Operating Cash Flow Ratio (such four fiscal quarter period being referred to as the "Four Quarter Period").

     "Consolidated Interest Expense" of the Company means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest, (v) the consolidated amount of any interest capitalized by the Company and (vi) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of the Company and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period, excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof); provided that the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and
(A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or the floating rate.

     "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Adjusted Net Income for such period (a) increased by (to the extent included in computing Consolidated Adjusted Net Income) the sum of (i) the Consolidated Tax Expense for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; (iv) amortization of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Adjusted Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Company and its Restricted Subsidiaries for such period in accordance with GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Adjusted Net Income.

     "Consolidated Tax Expense" means, for any period, the provision for federal, state, provincial, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed solely to protect against or manage exposure to fluctuations in currency exchange rates.

     "Default" means any event that after notice or passage of time or both would be an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Subsidiaries" means Digital Teleport, Inc.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States on the date of the Indenture.

     "Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Incur" or "incur" means, with respect to any Indebtedness, to create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur such Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities, contingent or otherwise, of such Person: (i) for borrowed money (including overdrafts), (ii) in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (iii) evidenced by bonds, notes, debentures or other similar instruments, (iv) for the deferred purchase price of property or services or created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, or (v) for Capitalized Lease Obligations; (b) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements; (c) all indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (d) all guarantees by such Person of Indebtedness referred to in this definition of any other Person; and (e) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount equals the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount with respect to such Indebtedness at such time as determined in conformity with

GAAP. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. Notwithstanding the foregoing, trade accounts and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and other similar agreements) designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any loans, advances or extensions of credit to an employee of the Company or any Subsidiaries made in the ordinary course of business; provided that such loans, advances or extensions of credit shall not have an aggregate principal amount in excess of $1.0 million at any one time outstanding.

     "Original Issue Date" means the date of the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock, as referred to under the "Limitation on Restricted Payments" covenant, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Participant" is defined to mean, with respect to DTC, Persons who have accounts with DTC.

     "Permitted Holder" means either of (a) (i) collectively, Richard Weinstein, his spouse, issues or other members of his immediate family (collectively, the "Weinstein Family") (ii) trusts or other entities created for the benefit of any member of the Weinstein Family, (iii) entities controlled by any of the Weinstein Family and (iv) in the event of the death of any members of the Weinstein Family, the heirs or testamentary legatees of such member of the Weinstein Family, or (b) collectively, KLT and any of its controlled Affiliates (as defined under Rules 13d-3 and 13d-5 under the Exchange Act).

     "Permitted Indebtedness" means any of the following:

          (a) Indebtedness of the Company pursuant to the Notes;

          (b) Indebtedness of the Company owing to any Restricted Subsidiary (but only so long as such Indebtedness is held by such Restricted Subsidiary); provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further that any transaction pursuant to which any Restricted Subsidiary to which such Indebtedness is owed, ceases to be a Restricted Subsidiary shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary that is not permitted by this clause (b);

          (c) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with one or more commercial bank facilities permitted under clause (j) of the "Permitted Indebtedness" definition or in connection with the acquisition of or disposition of assets, including, without limitation, shares of Capital Stock;

          (d) Indebtedness of the Company or any Restricted Subsidiary under letter of credit facilities that are used to finance trade payables in the ordinary course of business and under which recourse to the Company or any Restricted Subsidiary is limited to the cash securing such letters of credit;

          (e) Indebtedness of the Company or any Restricted Subsidiary under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (f) Indebtedness of the Company or any Restricted Subsidiary in addition to that permitted to be incurred pursuant to clauses (a) through
     (e) above in an aggregate principal amount not in excess of $25.0 million (or, to the extent not denominated in United States dollars, the United States Dollar Equivalent thereof) at any one time outstanding;

          (g) Purchase Money Indebtedness;

          (h) Indebtedness of any Restricted Subsidiary to the Company;

          (i) Prior to December 31, 2000, Indebtedness of the Company or any Restricted Subsidiary not to exceed, at any one time outstanding, two times
     (A) the Net Cash Proceeds received by the Company after the date of the Indenture as a capital contribution or from the issuance and sale of its Qualified Capital Stock to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds have not been used pursuant to clause (a)(3)(B) or clauses (b)(ii) and (iii) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment and (B) 80% of the fair market value of property (other than cash and Cash Equivalents) received by the Company after the date of the Indenture as a contribution of capital or from the sale of its Qualified Capital Stock to a person that is not a Subsidiary of the Company, to the extent such capital contribution or sale of Qualified Capital Stock has not been used pursuant to clause (a)(3)(B) of the "Limitation on Restricted Payments" covenant to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

          (j) Indebtedness of the Company or any Restricted Subsidiary under one or more commercial bank facilities outstanding at any time in an aggregate principal amount not to exceed $70.0 million plus the greater of (x) 80% of the accounts receivable of the Company or (y) $30.0 million; and

          (k) any renewals, extensions, substitutions, refinancings or replacements (each, for purpose of this clause, a "refinancing") of any Indebtedness of the Company (including all or any part of the Notes) or any Restricted Subsidiary by the Company, or any refinancing of any Indebtedness of any Restricted Subsidiary by such Restricted Subsidiary, other than Indebtedness incurred pursuant to clauses (b) through (f) and
     (h) through (j) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium reasonably determined as necessary to accomplish such refinancing and the amount of expenses of the Company incurred in connection with such refinancing, (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced,
     (iii) in the case of any refinancing of Indebtedness that is pari passu in right of payment with the Notes, such new Indebtedness is made pari passu in right of payment with, or subordinate in right of payment to, the Notes and (iv) (A) if such indebtedness being refinanced has an Average Life longer than the Average Life of the Notes, such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes and (B) if such Indebtedness being refinanced has an Average Life shorter than the Average Life of the Notes, such Indebtedness has an Average Life longer than, and a Final Stated Maturity Date later than, such Indebtedness being so refinanced.

          "Permitted Investments" means any of the following:

          (a) Investments in Cash Equivalents;

          (b) Investments in the Company or any Restricted Subsidiary;

          (c) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary and the Company or another Restricted Subsidiary owns at least 66 2/3% of the outstanding Voting Stock of such other Person or
     (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

          (d) Investments by the Company or any Restricted Subsidiary in any Person engaged in the delivery of telephony or other telecommunications or data transmission services in North America, the sum of which does not exceed $20.0 million at any one time outstanding; or

          (e) Investments in existence on the date of the Indenture.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the date of the issuance of the Notes;

          (b) Liens on any property or assets of a Subsidiary granted in favor of the Company or any Restricted Subsidiary;

          (c) Liens securing the Notes;

          (d) any interest or title of a lessor under any Capitalized Lease Obligation or of a seller under any Purchase Money Indebtedness permitted by the Indenture;

          (e) Liens securing Indebtedness incurred under clause (j) of the definition of "Permitted Indebtedness";

          (f) statutory Liens or landlord's and carrier's, warehouseman's, mechanic's, supplier's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (g) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (h) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature (including, without limitation, indefeasible rights to use) incurred in the ordinary course of business (other than contracts for the payment of money);

          (i) easements, servitudes, rights-of-way, restrictions (including, without limitation, zoning restrictions) and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Subsidiary incurred in the ordinary course of business;

          (j) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (k) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (l) Liens securing Interest Rate Agreements or Currency Agreements permitted to be incurred pursuant to clause (e) of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

          (m) Liens arising from purchase money mortgages and purchase money security interests; provided that (i) the related Indebtedness shall not be secured by any property or assets of the Company or any Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 60 days of such acquisition;

          (n) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such Restricted Subsidiary;

          (o) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations; and

          (p) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Permitted Telecommunications Asset Sale" means any transfer, conveyance, sale, lease or other disposition of a capital asset that is a Telecommunications Asset, the proceeds of which are treated as revenues (including deferred revenues) by the Company in accordance with GAAP.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding, or issued after the Original Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiaries incurred at any time within 270 days of, and for the purpose of financing all or any part of the cost of, the construction, expansion, installation, acquisition or improvement by the Company or any Restricted Subsidiary of the Company of any new Telecommunications Assets or not less than 66 2/3 percent of the outstanding Voting Stock of a Person that becomes a Restricted Subsidiary the assets of which consist primarily of Telecommunications Assets constructed, expanded, installed, acquired or improved after the date of the Indenture; provided that the proceeds of such Indebtedness are expended for such purposes within such 270-day period; and provided, further, that the Net Cash Proceeds from the issuance of such Indebtedness does not exceed, as of the date of incurrence of such Indebtedness, 100% of the lesser of cost or fair market value of such Telecommunication Assets.

     "Public Equity Offering" means an underwritten public offering or flotation of Common Stock of the Company which has been registered under the Securities Act.

     "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would not constitute Redeemable Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Capital Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants are to the holders of the Notes, and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants.

     "Restricted Subsidiary" means the Existing Subsidiaries and any Subsidiary that is not designated an Unrestricted Subsidiary by the Board of Directors.

     "S&P" means Standard and Poor's Ratings Services, a division of McGraw-Hill, Inc., and its successors.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10% of the consolidated revenues of the Company and the Restricted Subsidiaries, (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and the Restricted Subsidiaries, in each case as set forth on the most recently available consolidated financial statements of the Company and the Restricted Subsidiaries for such fiscal year, or (iii) owns one or more licenses or concessions to provide telecommunications or data transmission services in the United States.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company that is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

     "Tax" is defined to mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

     "Taxing Authority" is defined to mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

     "Telecommunications Assets" means, with respect to any Person, all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business; provided that such assets are accounted for as "property, plant and equipment" on the Company's consolidated balance sheet in accordance with GAAP.

     "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in clause (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of the Company.

     "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939, as amended.

     "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency of instrumentality of the United States of America (x) the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or (y) that are rated at least "Aaa" (or the then equivalent grade) by Moody's or "AAA" (or the then equivalent grade) by S&P.

     "United States Dollar Equivalent" means, with respect to any monetary amount in a currency other than the United States dollar, at any time for the determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any transaction described in the "Limitation on Transactions with Affiliates" covenant can be undertaken (a "Tested Transaction"), the "United States Dollar Equivalent" of such Indebtedness, Investment or transaction described in the "Limitation on Transactions with Affiliates" covenant will be determined on the date incurred, made or undertaken and no subsequent change in the United States Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

     "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any other Subsidiary is directly or indirectly liable for or provides credit support for or guarantees any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any other Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Investments in Unrestricted Subsidiaries" covenant, (iv) neither the Company nor any other Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and (v) neither the Company nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant. In no event shall the Existing Subsidiaries be designated as Unrestricted Subsidiaries.

     "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned" means, with respect to any Subsidiary, such Subsidiary if all the outstanding Capital Stock of such Subsidiary (other than any directors' qualifying shares) is owned directly by the Company or by the Company and one or more Wholly Owned Restricted Subsidiaries.

                          DESCRIPTION OF THE WARRANTS

     In connection with the Private Offering, the Company issued Warrants to purchase 3,926,560 shares of Common Stock. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Notes and the Warrants will be separately transferable, in accordance with any applicable restrictions on transferability thereof as provided by the respective terms thereof. The following is a description of the Warrants.

GENERAL

     The Warrants were issued under a Warrant Agreement dated as of February 23, 1998 (the "Warrant Agreement") between the Company, as issuer, and The Bank of New York, as Warrant Agent (the "Warrant Agent"). The following summary of certain provisions of the Warrants and the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Warrants and the Warrant Agreement, including the definitions of certain terms contained therein. The Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and copies of such Agreement are available upon request from the Company or the Warrant Agent. For definitions of certain capitalized terms used in this summary, see "-- Certain Definitions" below.

     Each Warrant entitles the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, after the Exercisability Date and prior to 5:00 P.M., New York City time, on March 1, 2008 (the "Expiration Date") to purchase from the Company
1.552 shares of Common Stock at an exercise price (the "Exercise Price") of $0.01 per share of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") (both the Exercise Price and securities issuable upon exercise of the Warrants being subject to adjustments as provided in the Warrant Agreement). Each Warrant may be exercised on any business day on or after the Exercisability Date and on or prior to the Expiration Date. Any Warrant not exercised before the close of business on the Expiration Date shall become void, and all rights of the holder under the Warrant Certificate evidencing such Warrant and under the Warrant Agreement shall cease.

EXERCISE

     Warrants may be exercised by surrendering the Warrant Certificate evidencing such Warrants with the form of election to purchase shares of Common Stock set forth on the reverse side thereof duly completed and executed by the holder thereof and by paying in full the Exercise Price for such Warrants at the office or agency in The City of New York maintained for such purposes (which will initially be the corporate trust office of the Warrant Agent located at 101 Barclay Street, New York, New York 10286).

     Each Warrant may only be exercised in whole and the Exercise Price may be paid in full, at the option of the holder (i) in cash or by certified or official bank check, (ii) by a Cashless Exercise or (iii) by any combination of
(i) and (ii). For purposes of the Warrant Agreement, a "Cashless Exercise" will mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the holder may exercise a Warrant or Warrants without payment of the Exercise Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) the number of shares of Common Stock for which such Warrant or Warrants are exercisable and which would be issuable in the event of an exercise with payment in cash of the Exercise Price and (2) the Cashless Exercise Ratio (as defined below). For purposes of the Warrant Agreement, the "Cashless Exercise Ratio" will equal a fraction, the numerator of which is the excess of the Current Market Value (calculated as set forth in the Warrant Agreement) per share of Common Stock on the date of exercise over the Exercise Price per share of Common Stock as of the date of exercise, and the denominator of which is the Current Market Value per share of the Common Stock on the date of exercise. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a holder's option to elect a Cashless Exercise, such holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of the Warrant Agreement shall be applicable with respect to a Cashless

Exercise of a Warrant Certificate for less than the full number of Warrants represented thereby. No payment or adjustment shall be made on account of any dividends on the Common Stock issued upon exercise of a Warrant.

     If the Company has not effected the registration under the Securities Act of the offer and sale of the Warrant Shares by the Company to the holders of the Warrants on or prior to the Exercise Date (as defined below), the Company may elect to require that holders of the Warrants effect the exercise of the Warrants solely pursuant to the Cashless Exercise option and may also amend the Warrants to eliminate the requirement for payment of the Exercise Price with respect to such Cashless Exercise option.

     The Company will, as soon as practicable after the occurrence of an Exercise Event (as defined below), send to each holder of Warrants and to each beneficial owner of the Warrants to the extent that the Warrants are held of record by a depository or other agent, by first-class mail, at the addresses appearing on the Warrant Register, a notice of the Exercise Event which has occurred, which notice shall describe the type of Exercise Event, the date of the occurrence thereof and the date of expiration of the right to exercise the Warrants prominently set forth on the face of such notice.

     Subject to the terms of the Warrant Agreement, the Warrant Certificates evidencing the Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registerable, at the office or agency of the Company maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued either in global form or in registered form as definitive Warrant Certificates. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

DISTRIBUTION RIGHTS; ADJUSTMENT TO EXERCISE RATE; MERGER OR CONSOLIDATION

     In general, holders of Warrants are not entitled, by virtue of being such holders, to receive notice of any meetings of shareholders or otherwise have any right of shareholders of the Company. However, if at any time after the Exercisability Date, the Company grants, issues or sells options, convertible securities, or rights to purchase stock, warrants or other securities pro rata to the record holders of Common Stock ("Distribution Rights") or, without duplication, makes any dividend or otherwise makes any distribution, including (subject to applicable law) pursuant to any plan of liquidation ("Distribution"), on the Common Stock (whether in cash, property, evidences of indebtedness or otherwise), then the Company shall grant, issue, sell or make to each registered holder of Warrants then outstanding the aggregate Distribution Rights or Distribution, as the case may be, which such holder would have acquired if such holder had held the maximum number of shares of Common Stock acquirable upon complete exercise of such holder's Warrants (regardless of whether the Warrants are then exercisable and without giving effect to the Cashless Exercise option) immediately before the record date for the grant, issuance or sale of such Distribution Rights or Distribution, as the case may be, or, if there is no such record date, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Distribution Rights or Distribution, as the case may be.

     The number of Warrant Shares issuable upon exercise of a Warrant (the "Exercise Rate") is subject to adjustment from time to time upon the occurrence of certain events occurring after the Original Issue Date of the Notes, including (a) certain dividends or distributions on shares of Common Stock payable in shares of Common Stock or certain other Capital Stock of the Company,
(b) subdivisions, combinations or certain reclassifications of shares of Common Stock and (c) sales by the Company of shares of Common Stock or of securities convertible into or exchangeable or exercisable for shares of Common Stock to an Affiliate (other than a wholly owned subsidiary) of the Company at a price below the then Current Market Value (other than (1) pursuant to the exercise of the Warrants, (2) pursuant to any security convertible into, or exchangeable or exercisable for, shares of Common Stock outstanding as of the Original Issue Date, (3) upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable security as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and (4) upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of the Company outstanding on the Original Issue Date (to the extent in accordance with the terms of such securities as in effect on such date)). Notwithstanding the foregoing, no adjustment in the Exercise Rate will be required upon the conversion, exchange or exercise of options to acquire shares of Common Stock by officers, directors or employees of the Company; provided that the exercise price of such options, at the time of issuance thereof, is at least equal to the then Current Market Value of the Common Stock underlying such options.

     If the Company, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding Common Stock (a "Fundamental Transaction"), as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than the Company or the person to whom such transfer has been made (the "Surviving Person") shall enter into a supplemental warrant agreement. The supplemental warrant agreement shall provide (a) that the holder of a Warrant then outstanding may exercise it for the kind and amount of securities, cash or other assets which such holder would have received immediately after the Fundamental Transaction if such holder had exercised the Warrant immediately before the effective date of the transaction (regardless of whether the Warrants were then exercisable and without giving effect to the Cashless Exercise option), assuming (to the extent applicable) that such holder (i) was not a constituent person or an affiliate of a constituent person to such transaction, (ii) made no election with respect thereto and (iii) was treated alike with the plurality of non-electing holders, and (b) that the Surviving Person shall succeed to and be substituted for every right and obligation of the Company in respect of the Warrant Agreement and the Warrants. The Surviving Person shall mail to holders of Warrants at the addresses appearing on the Warrant Register a notice briefly describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of Warrants is an affiliate of the Surviving Person, that issuer shall join in the supplemental warrant agreement.

     Notwithstanding the foregoing, if the Company enters into a Fundamental Transaction with another person (other than a subsidiary of the Company) and consideration is payable to holders of the shares of Capital Stock (or other securities or property) issuable or deliverable upon exercise of the Warrants that are exercisable in exchange for such shares in connection with such Fundamental Transaction which consists solely of cash, then the holders of Warrants shall be entitled to receive distributions on the date of such event on an equal basis with holders of such shares (or other securities issuable upon exercise of the Warrants) as if the Warrants had been exercised immediately prior to such event, less the Exercise Price therefor. Upon receipt of such payment, if any, the rights of a holder of a Warrant shall terminate and cease and such holder's Warrants shall expire.

     In the event of a taxable distribution to holders of Common Stock which results in an adjustment to the number of shares of Common Stock or other consideration for which such a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain Federal Income Tax Considerations."

     Fractional shares of Common Stock are not required to be issued upon exercise of Warrants, but in lieu thereof the Company will pay a cash adjustment, except in limited circumstances.

     The Warrant Agreement permits, with certain exceptions, the amendment thereof and the terms of the Warrants and the modification of rights and obligations of the Company and the rights of the holders of Warrant Certificates under the Warrant Agreement at any time by the Company and the Warrant Agent with the consent of the Requisite Warrant Holders (as defined below).

CERTAIN COVENANTS

     The Company has agreed not to make an Initial Public Equity Offering of any class of Capital Stock (other than the class of Capital Stock into which the Warrants are exercisable) without adopting any amendments to the terms of the Company's Articles of Incorporation that may be necessary to provide that the Warrant Shares are convertible into such class of Capital Stock on a share-for-share or other equitable basis and that the rights, conditions and privileges attaching to such class of Capital Stock are not adverse to holders of the Warrant Shares.

     The Company has also agreed to comply with all applicable laws, including the Securities Act and any applicable state securities laws, in connection with the offer and sale of Common Stock (and other securities and property deliverable) upon exercise of the Warrants.

CERTAIN DEFINITIONS

     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated and whether voting or non-voting) of, such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock whether outstanding on the Original Issue Date or issued after the Original Issue Date.

     "Common Stock" is defined in the Warrant Agreement to include the Company's Common Stock, par value $0.01 per share, and any other class or series of common equity equivalent shares of the Company hereafter created.

     "Convertible Preferred Stock" means any securities convertible or exercisable or exchangeable into Common Stock, whether outstanding on the Closing Date or thereafter issued.

     "Current Market Value" per share of Common Stock or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arms-length transaction between the Company and a person other than an Affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by a nationally or regionally recognized independent financial expert (provided that, in the case of the calculation of Current Market Value for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of the Board, a reasonable determination of value, may be utilized) or (ii) (a) if the security is registered under the Exchange Act, the average of the daily closing sales prices of the securities for the 20 consecutive trading days immediately preceding such date, or (b) if the security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (ii)(a) and (ii)(b), as certified to the Warrant Agent by the President, any Vice President or the Chief Financial Officer of the Company. The closing sales price for each such trading day shall be: (A) in the case of a security listed or admitted to trading on any United States national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by the Company,
(C) in the case of a security not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, The City and State of New York, customarily published on each business day, designated by the Company, or, if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported and (D) if there are not bid and asked prices reported during the 30 days prior to the date in question, the Current Market Value shall be determined as if the securities were not registered under the Exchange Act.

     "Exercisability Date" is defined in the Warrant Agreement as the first day on or after the Separability Date on which there shall have occurred an Exercise Event.

     "Exercise Date" means the date when the Warrant Certificate evidencing Warrants to be exercised and payment in full of the aggregate Exercise Price are received by the Warrant Agent at or prior to 11:00 a.m. (5:00 p.m. in the event of exercise on the Expiration Date), New York City time, on a Business Day.

     "Exercise Event" means the date of the occurrence of the earliest of: (i) the time immediately prior to the occurrence of a Change of Control (as defined in the Indenture; see "Description of the Notes -- Certain Definitions"),
(ii)(a) the 180th day (or such earlier date as determined by the Company in its sole discretion) following, the closing of an Initial Public Equity Offering (as defined) or (b) upon the closing of an Initial Public Equity Offering but only in respect of Warrants, if any, required to be exercised to permit the holders thereof to sell Warrant Shares pursuant to their respective registration rights,
(iii) a class of equity securities of the Company is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or is otherwise subject to registration under the Exchange Act, or (iv) September 1, 1999.

     "Initial Public Equity Offering" means a primary public offering (whether or not underwritten, but excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act pertaining to an issuance of Common Stock or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) of Common Stock pursuant to an effective registration statement under the Securities Act.

     "Registrable Securities" means any of (i) the Common Stock issued and issuable upon exercise of the Warrants and (ii) any other securities issued or issuable with respect to the Warrants or Warrant Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement with respect to the offering of such securities by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such holder pursuant to such registration statement, (b) such securities have been sold to the public pursuant to, or are eligible for sale to the public without volume or manner of sale restrictions under, Rule 144(k) (or any similar provision then in force, but not Rule 144A) promulgated under the Securities Act, (c) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force, or (d) such securities shall have ceased to be outstanding.

     "Requisite Warrant Holders" means (i) in the case of any amendment, modification, supplement or waiver affecting only Warrant Holders as such, holders of a majority in number of the outstanding Warrants, voting separately as a class, or (ii) in the case of any amendment, modification, supplement or waiver affecting Warrant Holders, a majority in number of Warrant Shares represented by the Warrants that would be issuable assuming exercise thereof at the time such amendment, modification, supplement or waiver is voted upon.

     "Triggering Date" means the date of the consummation of a bona fide underwritten public offering of Common Stock, as a result of which at least 20% of the outstanding shares of Common Stock are listed on a United States national securities exchange or the Nasdaq National Market.

REGISTRATION AND OTHER RIGHTS RELATING TO THE WARRANT SHARES

     The Company, the Initial Purchasers and, to the limited extent set forth therein, the Permitted Holders entered into the Warrant Registration Rights Agreement, which provides that the holders of Warrants and Registrable Securities have registration rights and other rights and obligations with respect to the Warrants and Registrable Securities. The following summary of the material provisions of the Warrant Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Warrant Registration Rights Agreement. The Warrant Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and copies of such Agreement are available upon request from the Company or the Warrant Agent.

     Registration Rights. After the occurrence of an Exercise Event, the holders of a number of Warrants, Warrant Shares and Registrable Securities (the "Subject Equity") equivalent to at least a majority of the outstanding Subject Equity will be entitled to require the Company to effect two registrations (each, a "Demand Registration") under the Securities Act of the Subject Equity, subject to certain limitations. Within 20 days after the receipt of such demand, the Company will (a) notify the holders of all Subject Equity that a




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

demand registration has been requested, (b) prepare, file and use its best efforts to cause to become effective under the Securities Act within 150 days of such demand a registration statement in respect of all of the Subject Equity which holders request, no later than 30 days after the date of such notice, to have included therein (the "Included Securities"); provided that if such demand occurs during the "lock up" or "black out" period (not to exceed 180 days) imposed on the Company pursuant to or in connection with any underwriting or purchase agreement relating to an underwritten Rule 144A or registered public offering of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, the Company shall not be required to so notify holders of Subject Equity and file such demand registration statement prior to the end of such "lock up" or "black out" period, in which event the Company will use its best efforts to cause such Demand Registration statement to become effective no later than the later of (i) 150 days after such demand or (ii) 30 days after the end of such "lock up" or "black out" period, and (c) keep such registration statement continuously effective for the shorter of (i) 60 days (the "Effectiveness Period") and (ii) such period of time as all of the Subject Equity included in such registration statement shall have been sold thereunder; provided further that the Company may postpone the filing of, or suspend the effectiveness of, any registration statement or amendment thereto, suspend the use of any prospectus and shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference (other than an effective registration statement being used for an underwritten offering) in the event that and for a period (a "Suspension Period") not to exceed an aggregate of 90 days with respect to any Demand Registration if (i) an event or circumstance occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would, in the Company's good faith judgement, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii)(A) the Company determines in its good faith judgement that the disclosure of such an event at such time would have a material adverse effect on the business, operations or prospects of the Company or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; provided further that if, after a Demand Registration has become effective, the offering of Subject Equity pursuant thereto is or becomes the subject of any stop order, injunction or other order or requirement of the Commission or similar governmental, judicial or administrative order or requirement, and such Demand Registration has not become effective within a reasonable time period thereafter, such Demand Registration will be deemed not to have been effected; provided further that the Effectiveness Period shall be extended by the number of days in any Suspension Period. In the event of any "lock up" or "black out" period in any underwriting or purchase agreement, the Company will so notify the holders of Registrable Securities. Under the Warrant Registration Rights Agreement, a Warrant holder is obligated to keep confidential the existence of a Suspension Period or any confidential information communicated by the Company to the Warrant holder with respect thereto. Notwithstanding the foregoing, in lieu of filing and causing to become effective a Demand Registration, the Company may satisfy its obligation with respect to such Demand Registration by making and consummating (or having its designee make and consummate) an offer to purchase all Subject Equity at a price at least equal to Current Market Value (as defined in the Warrant Agreement, but without the inclusion of clause (i)(a) thereof) less any applicable Exercise Price.

     Holders of Registrable Securities also have the right to include such Registrable Securities in any registration statement under the Securities Act filed by the Company for its own account or for the account of any of its securityholders covering the sale of Common Stock (other than (a) a registration statement on Form S-4 or S-8 or (b) a registration statement filed in connection with an offer of securities solely to existing securityholders or (c) a Demand Registration) for sale on the same terms and conditions as the securities of the Company or any other selling securityholder included therein (a "Piggy-Back Registration"). In the case of a Piggy-Back Registration, the number of Registrable Securities requested to be included therein is subject to pro rata reduction to the extent that the Company is advised by the managing underwriter, if any, therefor that the total number or type of Registrable Securities and other securities proposed to be included therein pursuant to similar piggyback registration rights of other holders is such as to materially and adversely affect the success of the offering; provided that securities included pursuant to other holders' demand registration rights are not to be included in any such reduction. The provisions in the preceding paragraph relating to the

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

effect of a Suspension Period and the imposition of any "lock-up" or "black-out" period on a related registration statement will also apply to such holder upon exercise of Piggy-Back Registration Rights.

     If the Company has complied with all its obligations under the Warrant Registration Rights Agreement with respect to a Demand Registration or a Piggy-Back Registration relating to an underwritten public offering, all holders of Warrants and Registrable Securities, upon request of the lead managing underwriter with respect to such underwritten public offering, will be required to not sell or otherwise dispose of any Warrant or Registrable Security owned by them for a period not to exceed 30 days prior to or 180 days after the consummation of such underwritten public offering.

     The Warrant Registration Rights Agreement includes customary covenants on the part of the Company and will provide that the Company will indemnify the holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act.

     Each holder of Warrants that sells such Warrants or Registrable Securities pursuant to a Demand Registration generally may be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants will be required to deliver information to be used in connection with any such registration in order to have its Warrants or Registrable Securities included in such registration.

     Tag-Along Rights. Prior to the Triggering Date, each of the holders of Subject Equity shall have the right (the "Tag-Along Right") to require the proposed purchaser (as defined below) to purchase from each of them all Subject Equity owned by such holder in the event of any proposed direct or indirect sale or other disposition (collectively, a "Transfer") of Common Stock or Convertible Preferred Stock (whether now or hereafter issued) to any person or persons (such other person or persons being hereinafter referred to as the "proposed purchaser") by any Permitted Holders or any of their Affiliates in any transaction or a series of related transactions resulting in a Change of Control. Any Subject Equity purchased from the holders pursuant to such provisions shall be paid for in the same type of consideration and at the same price per share of Common Stock and upon the same terms and conditions of such proposed transfer of Common Stock by any Permitted Holders or any of their Affiliates; except that the price per Warrant to be paid by the proposed purchaser shall be less the exercise price of such Warrant per share. If the Subject Equity to be purchased includes securities or property other than Common Stock, the price to be paid for such securities or property shall be the same price per share or other denomination paid by the proposed purchaser for like securities purchased from any Permitted Holder or any of its Affiliates or, if like securities are not purchased from any Permitted Holder or any of its Affiliates, the fair market value of such securities determined by a nationally or regionally recognized investment banking firm selected by the Company.

     Each Permitted Holder shall notify, or cause to be notified, each holder of Subject Equity and in writing of each such proposed Transfer at least 30 days prior to the date thereof. Such notice shall set forth: (a) the name and address of the proposed purchaser and the number of shares of Common Stock and other securities, if any, proposed to be transferred, (b) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser (if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and (c) that either the proposed purchaser has been informed of the Tag-Along Right and has agreed to purchase Subject Equity in accordance with the terms of the Warrant Registration Rights Agreement or that the Permitted Holder or any of its Affiliates will make such purchase. The Tag-Along Right may be exercised by any holder of Subject Equity by delivery of a written notice to the Company (the "Tag-Along Notice"), within 10 days following such holder's receipt of the notice specified in the preceding sentence. The Tag-Along Notice shall state the amount of Subject Equity that such holder proposes to include in such transfer to the proposed purchaser determined as aforesaid. Failure to provide a Tag-Along Notice within the 10 day notice period shall be deemed to constitute an election by such holder not to exercise its Tag-Along Rights.

     In the event that the proposed purchaser does not purchase Subject Equity entitled to be transferred as described above on the same terms and conditions as purchased from the Permitted Holders or any of their Affiliates, then the Permitted Holders or their Affiliates shall purchase such Subject Equity if the Transfer occurs. If any Subject Equity is being sold by a Warrant Holder pursuant to the Tag-Along Right under the Warrant Registration Rights Agreement, upon the occurrence of a Change of Control triggered by the sale of Common Stock by a Permitted Holder, the other Permitted Holder will have the right to purchase up to 50% of such Subject Equity.

     Drag-Along Rights. If at any time prior to an Initial Public Equity Offering, any Permitted Holders or any of their respective Affiliates determines to sell all of the Capital Stock of the Company owned by them to a person other than a Permitted Holder or its Affiliate in a transaction resulting in a Change of Control, the transferring Permitted Holder (whether directly or through an Affiliate) shall have the right (the "Drag-Along Right") to require the holders of Subject Equity to sell such Subject Equity to such transferee; provided that
(a) the consideration to be received by the holders of Subject Equity shall be the same type of consideration received by the Permitted Holders and their Affiliates and, in any event, shall be cash or freely transferable marketable securities, and (b) after giving effect to such transaction, the Permitted Holder making the transfers and its Affiliates shall not own, directly or indirectly, any capital stock or rights to purchase capital stock of the Company. Any Warrants and/or Registrable Securities purchased from the holders thereof pursuant to such provision shall be paid for at the same price per share of Common Stock and upon the same terms and conditions of such proposed transfer of Common Stock by the Permitted Holders and their Affiliates. The price per Warrant to be paid by the proposed purchaser shall be less the exercise price of such Warrant per share. If the Subject Equity to be purchased includes securities other than Common Stock, the price to be paid for such securities shall be the same price per share or other denomination paid by the proposed purchaser for like securities purchased from the Permitted Holders and their Affiliates or, if like securities are not purchased from the Permitted Holders and their Affiliates, the fair market value of such securities determined by a nationally or regionally recognized investment banking firm selected by the Company.

     If any Subject Equity is being sold by a Warrant Holder pursuant to the Drag-Along Right under the Warrant Registration Rights Agreement, upon the occurrence of a Change of Control triggered by the sale of Common Stock by a Permitted Holder, the other Permitted Holder will have the right to purchase up to 50% of such Subject Equity.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form without interest coupons. Exchange Notes issued in exchange for Private Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will be represented by one or more global Notes in definitive, fully registered form without interest coupons (each a "Regulation S Global Note").

     Exchange Notes issued in exchange for Private Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes (each a "Registered Global Note" and, together with the Regulation S Global Note, the "Global Notes") in definitive, fully registered form and, without interest coupons and will be deposited with the Trustee or as custodian for The Depository Trust Company (the "Depositary"), and registered in the name of the Depositary or of a nominee of the Depositary.

     Upon issuance of the Global Note, the Depositary will credit, on its internal system, the respective amounts of the individual beneficial interests in the Global Note as applicable, to persons who have accounts with the Depositary ("Participants"). Such accounts initially will be designated by or on behalf of the Initial Purchasers. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Qualified Institutional Buyers may hold their interests in the Global Note directly through the Depositary if they are Participants, or indirectly through organizations which are Participants.

     Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Investors may also hold such interests through organizations other than Cedel Bank or Euroclear that are participants in the DTC system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through DTC.

     So long as the Depositary, or its nominee, is the registered owner or holder of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Accordingly, beneficial owners of an interest in the Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a holder under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with the Depositary's procedures, in addition to those provided for under the Indenture.

     Payments of the principal of or premium, if any, and interest on the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of the principal of, premium and interest on (or additional interest in respect of) the Global Note will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in the Depositary will be effected in the ordinary way through the Depositary's same-day funds system in accordance with the Depositary rules and will be settled in federal funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of the Depositary and with the procedures set forth in the Indenture.

     The Depositary has advised the Company that the Depositary will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the Depositary interests in the applicable Global Securities are credited and only in respect of such portion of the aggregate principal amount at maturity of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, the Depositary will exchange the Global Certificates for the applicable Certificated Securities, which it will distribute to its Participants.

     The Depositary has advised the Company as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC and its Participants have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants and participants of Euroclear and Cedel Bank, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee, or any paying agent will have any responsibility for the performance by the Depositary, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Except as set forth below, each of the Exchange Notes will be issued in the form of one or more Global Notes. Owners of beneficial interests in the Global Note will be entitled to receive Notes in definitive form ("Definitive Notes") if the Depositary is at any time unwilling or unable to continue as, or ceases to be, a "Clearing Agency" registered under Section 17A of the Exchange Act, and a successor to the Depositary registered as a "Clearing Agency" under Section 17A of the Exchange Act is not appointed by the Company within 90 days. Any Definitive Notes issued in exchange for beneficial interests in the Global Note will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in the Global Note.

     In addition to the foregoing, on or after the occurrence of an Event of Default under the Indenture, owners of beneficial interests in the Global Note will be entitled to request and receive Definitive Notes. Such Definitive Notes will be registered in such name or names as the Depositary shall instruct the Trustee.


                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



     Bryan Cave LLP, special counsel to the Company, has advised the Company that the following disclosure as to legal matters is its opinion as to the material United States federal income tax consequences of an exchange of Private Notes for Exchange Notes and the ownership of Private Notes, as well as certain potential federal income tax consequences to the Company with respect to the Notes. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service") and upon the facts concerning the Company as of the date hereof. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought by the Company. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.


     This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of the Notes in light of their personal investment or tax circumstances, or to certain types of investors (including individual retirement accounts and other tax deferred accounts, insurance companies, financial institutions, broker-dealers or tax-exempt organizations) subject to special treatment under the U.S. federal income tax laws. This discussion does not deal with special tax situations, such as the holding of the Notes as part of a straddle with other investments, or situations in which the functional currency of a holder is not the U.S. dollar. In addition, this discussion deals only with Notes held by initial purchasers that hold such Notes as capital assets within the meaning of Section 1221 of the Code.

     For purposes of this discussion, the term "U.S. Holder" means a citizen or resident of the U.S., a corporation, limited liability company or partnership created or organized in the U.S. or under the law of the U.S. or any state thereof (including the District of Columbia), an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or, under certain circumstances, a trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source). The term "Non-U.S. Holder" means any person other than a U.S. Holder.


THE TAX TREATMENT MAY VARY DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.


EXCHANGE OF PRIVATE NOTES

     There will be no federal income tax consequences to holders exchanging Private Notes for Exchange Notes pursuant to the Exchange Offer since the Exchange Offer will be by operation of the original terms of the Private Notes, pursuant to a unilateral act by the Company, and will not result in any material alteration in the terms of the Private Notes. Each exchanging holder will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Private Notes immediately before the exchange.

THE NOTES


     Under applicable authorities, the Notes should be treated as indebtedness for U.S. federal income tax purposes. In the unlikely event the Notes are treated as equity, the amount of any actual or constructive distributions on any such Note would first be taxable to the holder as dividend income to the extent of the issuer's current and accumulated earnings and profits, and next would be treated as a return of capital to the extent of the holder's tax basis in the Note, with any remaining amount treated as gain from the sale of a Note. Further, payments on the Notes treated as equity to Non-U.S. Holders would not be eligible for the portfolio interest exception from U.S. withholding tax, and dividends thereon would be subject to U.S. withholding tax at a flat rate of 30% (or lower applicable treaty rate) and gain from their sale or other taxable disposition might also be subject to U.S. tax. See "-- Non-U.S. Holders." In addition, in the event of equity treatment, the Company would not be entitled to deduct interest on the Notes for U.S. federal income tax purposes. Finally, the liability of the Company for corporate income tax, if the Notes were treated as equity, could affect the cash flow of the Company and, thus, its ability to meet its obligations on the Notes. The remainder of this discussion assumes that the Notes will constitute indebtedness of the Company for such tax purposes.


     ORIGINAL ISSUE DISCOUNT


     General. The Notes will be issued with original issue discount ("OID"), and each U.S. Holder will be required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of corresponding cash payments on such Notes, that portion of the OID, computed on a constant yield basis, attributable to each day during such year on which the U.S. Holder held the Notes. See " -- Taxation of Original Issue Discount," below.



     The amount of OID with respect to each Note will be equal to the excess of
(i) its "stated redemption price at maturity" over (ii) its issue price. Under the OID Regulations, the "stated redemption price at maturity" of each Note will include all payments to be made in respect thereof, including any stated interest payments, other than "qualified stated interest." Payments of qualified stated interest are payments of interest which are unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a qualifying rate, including a single fixed rate. Since no actual cash payments will be made in respect of the Notes until September 1, 2003, no interest payments on the Notes will constitute "qualified stated interest."


     Taxation of Original Issue Discount. A U.S. Holder of a debt instrument issued with OID is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which the holder holds the debt instrument. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined upon a constant-yield basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro-rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. Accrual periods with respect to a Note may be of any length and may vary in length over the term of the Note as long as
(i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of the OID attributable to each "accrual period" will be the product of the "adjusted issue price" at the beginning of such accrual period and the "yield to maturity" of the debt instrument (stated in a manner appropriately taking into account the length of the accrual period). The "yield to maturity" is the discount rate that, when used in computing the present value of all payments to be made under the Notes, produces an amount equal to the issue price of the Notes. The "adjusted issue price" of a debt instrument at the beginning of an accrual period is defined generally as the issue price of the debt instrument plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments on the debt instrument. Accordingly, a U.S. Holder of a Note will be required to include OID in gross income for U.S. federal income tax purposes in advance of the receipt of cash in respect of such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of the Note is the difference between (x) the amount payable at the maturity of the Note, and (y) the Note's adjusted issue price as of the beginning of the final accrual period.

     Effect of Mandatory and Optional Redemptions on OID. In the event of a Change of Control, the Company will be required to offer to redeem all of the Notes at redemption prices specified elsewhere herein. In the event that the Company receives net proceeds from one or more Equity Offerings, the Company may, at any time prior to March 1, 2001, use all or a portion of such net proceeds to redeem the Notes in amounts and at redemption prices specified elsewhere herein. Under the OID Regulations, computation of yield and maturity of the Notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the potential occurrence of such contingencies is remote. The Company has determined that, based on all of the facts and circumstances that are expected to exist as of the issue date, the possibility that a Change of Control or an optional redemption by the Company will occur is remote and, as a result, the stated payment schedule of the Notes must not be adjusted for such contingencies.

     The Company may redeem the Notes, in whole or in part, at any time on or after March 1, 2003, at redemption prices specified elsewhere herein, plus accrued and unpaid interest to the date of redemption. The OID Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under the OID Regulations, solely for purposes of the accrual of OID, it is assumed that the issuer will exercise any option to redeem a debt instrument if such exercise will lower the yield-to-maturity of the debt instrument. The Company anticipates that it will not be presumed to redeem the Notes prior to their stated maturity under the foregoing rules because the exercise of such option would not lower the yield-to-maturity of the Notes.

     APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     The Notes are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, and the following rules will apply. Under the rules applicable to AHYDOs, a portion of the OID that accrues on the Notes will not be deductible by the Company at any time. The non-deductible portion of the OID will be an amount that bears the same ratio to such OID as (i) the excess of the yield to maturity of the Notes over the applicable federal rate in effect under
Section 1274(d) of the Code plus six percentage points bears to (ii) the yield to maturity of the Notes. To the extent that the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to the Company's stock, it will be treated as a dividend to holders of the Notes for purposes of the rules relating to the dividends received deduction for corporate holders. Any remaining OID on the Notes will not be deductible by the Company until such OID is paid.

     MARKET DISCOUNT, ACQUISITION PREMIUM

     If a U.S. Holder acquires a Note for an amount that is less than its revised issue price (generally, adjusted issue price at the time of acquisition), the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition (including a gift) of, a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. Market discount generally accrues on a straight-line basis over the remaining term of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder may not be allowed to deduct immediately all or a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Note.

     A U.S. Holder may elect to include market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant-yield basis), in which case the interest deferral rule set forth in the preceding paragraph will not apply. Such an election will apply to all bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Service.

     A U.S. Holder that acquires a Note for an amount that is greater than the adjusted issue price of such Note but equal to or less than the sum of all amounts payable on such Note after the purchase date will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules of the Code and the OID Regulations, the daily portion of OID which such holder must include in its gross income with respect to such Note for any taxable year will be reduced by an amount equal to the OID multiplied by a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the OID remaining from the date the Note was purchased to its maturity date.

     SALE OR OTHER DISPOSITION

     In general, upon the sale, exchange or redemption of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (not including any amount attributable to accrued but unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will be equal to the portion of the Unit purchase price allocable to such Note, increased by the amount of any market discount or OID previously taken into income by the U.S. Holder and reduced by the amount of any principal received by the U.S. Holder.


     Subject to the discussion of market discount above, gain or loss realized on the sale, exchange or redemption of a Note will be capital gain or loss. Under recently enacted legislation, in general, long-term capital gains recognized by an individual U.S. Holder will be subject to a maximum rate of 20% in respect of property held for more than one year, effective for taxable years ending after December 31, 1997). The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations with respect to the deductibility of capital losses.



     An exchange of Notes pursuant to the Exchange Offer and the associated redemption of the Notes by the Company in exchange for the Exchange Notes will not be considered a taxable event.


NON-U.S. HOLDERS

     In general, subject to the discussion below concerning backup withholding:


     (a) payments of principal or interest (including OID) on the Notes by the Company or any paying agent to a beneficial owner of a Note that is a Non-U.S. Holder will not be subject to U.S. withholding tax, provided that, in the case of interest or accrued OID, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related, directly or indirectly, to the Company through stock ownership, or (iii) such Non-U.S. Holder is not a bank receiving interest described in

Section 881(c)(3)(A) of the Code, and (iv) the certification requirements under
Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are satisfied;


     (b) A Non-U.S. Holder of a Note will not be subject to U.S. income tax on gains realized on the sale, exchange or other disposition of such Note, unless
(i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain other conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, or (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates; and



     (c) a Note held by an individual who is not a citizen or resident of the U.S. at the time of his death will not be subject to U.S. estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S.


     To satisfy the certification requirements referred to in (a)(iv) above, Sections 871(h) and 881(c) of the Code and currently effective Treasury Regulations thereunder require that either (i) the beneficial owner of a Note must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide such owner's name and address, and U.S. taxpayer identification number ("TIN"), if any, or (ii) a securities clearing organization, bank or other financial institution that holds customers securities in the ordinary course of its trade or business (a "Financial Institution") and holds the Note on behalf of the beneficial owner thereof must certify, under penalties of perjury, to the Company or its paying agent, as the case may be, that such certificate has been received from the beneficial owner and must furnish the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after delivery of the certificate in the calendar year of its delivery and the two immediately succeeding calendar years. Under temporary Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).


     Treasury Regulations released on October 6, 1997, as modified by Notice 98-16 dated March 27, 1998 (the "New Regulations") and effective for payments made after December 31, 1999, subject to certain transition rules, provide alternative methods for satisfying the certification requirements described above. The New Regulations require, in the case of Notes held by a foreign partnership, that (i) the certification be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.



     If a Non-U.S. Holder of a Note is engaged in a trade or business in the U.S. and if interest (including OID) on the Note, or gain realized on the sale, exchange or other disposition of the Note, is effectively connected with the conduct of such trade or business and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S., the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide the Company with a properly executed IRS Form 4224 in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note and any gain recognized on the sale, exchange or other disposition of a Note will be included in the earnings and profits of such Non-U.S. Holder if such interest or gain is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the U.S. The New Regulations alter certain of the withholding reporting and certification requirements described above, effective for payments made after December 31, 1999, subject to certain transition rules. In general, for payments made after December 31, 1999, a Non-U.S. Holder with effectively connected income must provide to the Company, either directly or through an intermediary, a valid IRS Form W-8 to claim an exemption from withholding.

     Dividends, if any, paid on Common Stock to a Non-U.S. Holder generally will be subject to a 30% United States federal withholding tax, subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties, or that qualify as being engaged in a trade or business in the U.S. and if any dividends received are effectively connected with such trade or business (as discussed above in connection with the treatment of a Non-U.S. Holder's receipt of interest on the Notes). For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. For dividend payments after December 31, 1999, under the New Treasury Regulations, Non-U.S. Holders are required to provide a valid Form W-8 to the Company in order to receive the benefit of a reduced treaty rate. Common Stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specially defined for United States federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes unless an applicable estate tax treaty otherwise applies.

     In the unlikely event the Notes were treated as equity, the periodic distributions received by a Non-U.S. Holder on the Notes would not qualify for the portfolio interest exemption from United States federal income tax and would instead be treated as dividends as described above.

     Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made in respect of a Note to a holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's
TIN) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a Note must be reported to the Service, unless the holder is an exempt recipient or otherwise establishes an exemption.

     In the case of payments of interest on a Note to a Non-U.S. Holder, Treasury Regulations provide that backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither the Company nor a paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

     Payments of the proceeds of the sale of a Note to or through a foreign office of a broker that is a U.S. person, a "controlled foreign corporation" (within the meaning of the Code), or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S., or (pursuant to the New Regulations, for payments made after December 31, 1999) a foreign partnership with certain U.S. connections, are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and has no actual knowledge that such evidence is false and certain other conditions are met. Temporary Treasury Regulations indicate that such payments are not currently subject to backup withholding. Under current Treasury Regulations, payments of the proceeds of a sale of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent or broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder of a Note generally will be allowed as a refund or credit against such holder's U.S. federal income tax, provided that the required information is timely furnished to the Service.

     In general, the New Regulations do not significantly alter the current substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the New Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a Note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to Notes after December 31, 1999.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by any Holder thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such Exchange Notes. Accordingly, any Holder using the Exchange Offer to participate in a distribution of the Exchange Notes will not be able to rely on such no-action letters. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days from the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days from the Expiration Date, the Company will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any Holder in connection with resales of the Exchange Notes). The Company has agreed to indemnify the Initial Purchasers and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Company by Bryan Cave LLP, St. Louis, Missouri.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       DTI HOLDINGS, INC. AND SUBSIDIARY


                                                                PAGE
                                                                ----
Independent Auditors' Report................................     F-2
Consolidated Balance Sheets as of June 30, 1996 and 1997....     F-3
Consolidated Statements of Operations for the years ended
  June 30, 1995, 1996 and 1997..............................     F-4
Consolidated Statements of Stockholders' Deficit for the
  years ended
  June 30, 1995, 1996 and 1997..............................     F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1995, 1996 and 1997..............................     F-6
Notes to Consolidated Financial Statements..................     F-7
Consolidated Balance Sheet as of March 31, 1998
  (unaudited)...............................................    F-19
Consolidated Statements of Operations for the nine months
  ended March 31, 1997 and 1998 (unaudited).................    F-20
Consolidated Statements of Cash Flows for the nine months
  ended March 31, 1997 and 1998 (unaudited).................    F-21
Notes to Unaudited Consolidated Financial Statements........    F-22

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of DTI Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of DTI Holdings, Inc., and subsidiary (the "Company") as of June 30, 1996 and 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
St. Louis, Missouri

September 10, 1997

  (July 31, 1998

  as to Notes 13 and 14)

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1996 AND 1997


                                                                 1996          1997
                                                                 ----          ----
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   817,391   $ 4,366,906
  Restricted cash (Note 4)..................................      459,522            --
  Accounts receivable, less allowance for doubtful accounts
     of $-0- and $48,000....................................       77,990       159,268
  Prepayment of suppliers...................................      554,261            --
  Prepaid and other current assets..........................       25,725        23,764
                                                              -----------   -----------
       Total current assets.................................    1,934,889     4,549,938
Network and equipment, at cost less accumulated depreciation
  of $479,467 and $1,235,640 (Note 3).......................   13,064,169    34,000,634
Deferred tax asset..........................................           --     1,214,331
Other assets................................................       26,700        84,233
                                                              -----------   -----------
       Total................................................  $15,025,758   $39,849,136
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 1,658,836   $ 5,086,830
  Notes payable (Note 4)....................................    6,500,000            --
  Deferred revenues -- current portion (Note 7).............      138,780       259,680
  Interest payable (Note 4).................................      118,796            --
  Taxes payable (other than income taxes)...................           --       923,104
                                                              -----------   -----------
       Total current liabilities............................    8,416,412     6,269,614
Deferred revenues (Note 7)..................................    6,595,948     9,420,224
                                                              -----------   -----------
       Total liabilities....................................   15,012,360    15,689,838
Commitments and contingencies (Notes 10, 11, 12 and 13)
Redeemable Convertible Series A Preferred Stock -- $0.01 par
  value, 30,000 shares authorized, 0 and 18,500 shares
  issued and outstanding (Notes 5, 8, 13 and 14)............           --    28,889,165
Common stock warrants (Note 4)..............................    1,114,101            --
Stockholders' deficit:
  Preferred stock, $0.01 par value, 20,000,000 shares
     authorized, no shares issued and outstanding (Notes 5
     and 14)................................................           --            --
  Common stock, $0.01 par value, 50,000,000 and 100,000,000
     shares authorized, 30,000,000 shares issued and
     outstanding (Notes 6, 13 and 14).......................      300,000       300,000
  Common stock warrants (Note 6)............................                    450,000
  Accumulated deficit.......................................   (1,400,703)   (5,479,867)
                                                              -----------   -----------
       Total stockholders' deficit..........................   (1,100,703)   (4,729,867)
                                                              -----------   -----------
Total.......................................................  $15,025,758   $39,849,136
                                                              ===========   ===========


                See notes to consolidated financial statements.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                                               1995          1996          1997
                                                               ----          ----          ----
REVENUES:
Telecommunications services
  Carrier's carrier services.............................           --    $  188,424    $   807,347
  End-user services......................................    $ 199,537       488,377        515,637
                                                             ---------    ----------    -----------
                                                               199,537       676,801      1,322,984
Other services...........................................           --            --        711,006
                                                             ---------    ----------    -----------
     Total revenues......................................      199,537       676,801      2,033,990
                                                             ---------    ----------    -----------
OPERATING EXPENSES:
  Telecommunications services............................      165,723       296,912        847,190
  Other services.........................................           --            --        364,495
  Selling, general and administrative....................      240,530       548,613      1,118,809
  Depreciation and amortization..........................       70,500       425,841        757,173
                                                             ---------    ----------    -----------
     Total operating expenses............................      476,753     1,271,366      3,087,667
                                                             ---------    ----------    -----------
     Loss from operations................................     (277,216)     (594,565)    (1,053,677)
OTHER INCOME (EXPENSES):
  Interest income........................................      153,261       193,049        101,914
  Interest expense.......................................     (162,777)     (384,859)      (152,937)
  Loan commitment fees (Note 6)..........................           --            --       (784,500)
  Equity in earnings of joint venture (Note 8)...........           --            --         37,436
                                                             ---------    ----------    -----------
     Loss before income tax benefit......................     (286,732)     (786,375)    (1,851,764)
                                                             ---------    ----------    -----------
INCOME TAX BENEFIT (Note 9)..............................           --            --      1,214,331
                                                             ---------    ----------    -----------
NET LOSS.................................................    $(286,732)   $ (786,375)   $  (637,433)
                                                             =========    ==========    ===========

                See notes to consolidated financial statements.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF
                             STOCKHOLDERS' DEFICIT
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997


                                                                                   RETAINED          TOTAL
                                                       ADDITIONAL     COMMON      EARNINGS/      STOCKHOLDERS'
                              PREFERRED     COMMON      PAID-IN       STOCK      (ACCUMULATED       EQUITY
                                STOCK       STOCK       CAPITAL      WARRANTS      DEFICIT)        (DEFICIT)
                              ---------     ------     ----------    --------    ------------    -------------
BALANCE, JULY 1, 1994.......  $     --     $     --     $     --     $     --    $    19,094      $    19,094
  Capital contribution (Note
     6).....................        --           --       30,000           --                          30,000
  Net loss for the year.....        --           --           --           --       (286,732)        (286,732)
                              --------     --------     --------     --------    -----------      -----------
BALANCE, JUNE 30, 1995......        --           --       30,000           --       (267,638)        (237,638)
  Issuance of common stock
     (Notes 6 and 13).......        --      300,000      (30,000)          --       (269,970)              30
  Accretion to put value of
     common stock warrants
     (Note 4)...............        --           --           --           --        (76,720)         (76,720)
  Net loss for the year.....        --           --           --           --       (786,375)        (786,375)
                              --------     --------     --------     --------    -----------      -----------
BALANCE, JUNE 30, 1996......        --      300,000           --           --     (1,400,703)      (1,100,703)
  Accretion/repurchase of
     common stock warrants
     (Note 4)...............        --           --           --           --     (1,585,899)      (1,585,899)
  Accretion of redeemable
     convertible preferred
     stock to redemption
     price (Notes 5, 13 and
     14)....................        --           --           --           --     (1,855,832)      (1,855,832)
  Common stock warrants
     (Note 6)...............        --           --           --      450,000             --          450,000
  Net loss for the year.....        --           --           --           --       (637,433)        (637,433)
                              --------     --------     --------     --------    -----------      -----------
BALANCE, JUNE 30, 1997......  $     --     $300,000     $     --     $450,000    $(5,479,867)     $(4,729,867)
                              ========     ========     ========     ========    ===========      ===========


                See notes to consolidated financial statements.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997


                                                          1995          1996           1997
                                                          ----          ----           ----
Cash flows from operating activities:
  Net loss..........................................  $   (286,732)  $  (786,375)  $   (637,433)
  Adjustments to reconcile net loss to cash provided
     by operating activities
       Depreciation and amortization................        70,500       425,841        757,173
       Deferred income taxes........................            --            --     (1,214,331)
       Loan commitment fees related to common stock
          warrants..................................            --            --        450,000
       Changes in assets and liabilities:
          Accounts receivable.......................       (17,250)      (60,740)       (81,278)
          Prepayments to suppliers..................                    (554,261)       554,261
          Other assets..............................       (46,019)      (15,980)       (56,572)
          Accounts payable..........................     2,174,887      (516,051)     3,427,994
          Other liabilities.........................        18,285       100,511      1,529,282
          Deferred revenues.........................     4,990,213     1,706,765      2,945,176
                                                      ------------   -----------   ------------
Net cash flows provided by operating activities.....     6,903,884       299,710      7,674,272
                                                      ------------   -----------   ------------
Cash flows from investing activities:
  Increase in network and equipment.................    (6,804,176)   (5,663,047)   (19,876,595)
  Change in restricted cash.........................    (5,000,000)    4,540,478        459,522
                                                      ------------   -----------   ------------
     Net cash used in investing activities..........   (11,804,176)   (1,122,569)   (19,417,073)
                                                      ------------   -----------   ------------
Cash flows from financing activities:
  Proceeds from issuance of redeemable convertible
     preferred stock; including cash from
     contributed joint venture of $2,253,045........            --            --     10,492,316
  Proceeds from borrowings under notes payable......     5,000,000    10,403,305      8,000,000
  Principal payments on notes payable...............            --    (8,903,305)      (500,000)
  Repurchase of common stock warrants granted to a
     customer.......................................            --            --     (2,700,000)
  Proceeds from issuance of common stock............            --            30             --
  Capital contribution..............................        30,000            --             --
                                                      ------------   -----------   ------------
     Net cash provided by financing activities......     5,030,000     1,500,030     15,292,316
                                                      ------------   -----------   ------------
Net increase in cash and cash equivalents...........       129,708       677,171      3,549,515
Cash and cash equivalents, beginning of period......        10,512       140,220        817,391
                                                      ------------   -----------   ------------
Cash and cash equivalents, end of period............  $    140,220   $   817,391   $  4,366,906
                                                      ============   ===========   ============
Supplemental cash flow disclosures:
  Cash paid for interest, net of amounts
     capitalized....................................  $    135,076   $   474,017   $    271,732
                                                      ============   ===========   ============
Supplemental disclosure of significant non-cash
  activities:
  Consideration for issuance of redeemable
     convertible preferred stock (Notes 5 and 8):
     Outstanding principal of KLT Loan..............  $         --   $        --   $ 14,000,000
     Accrued interest payable on KLT Loan...........            --            --        794,062
     Assets of contributed joint venture............            --            --      1,816,043
     Liabilities assumed of contributed joint
       venture......................................            --            --         69,088


                See notes to consolidated financial statements.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997

1. DESCRIPTION OF BUSINESS


     DTI Holdings, Inc. (the "Company" or "DTI") was incorporated in December 1997 as part of the reorganization of Digital Teleport, Inc., a wholly owned subsidiary of DTI ("Digital Teleport"). See Note 14. Digital Teleport was incorporated in June 1989, and was certified as a telecommunications company in Missouri by the Missouri Public Service Commission in 1992. DTI commenced construction of its long-haul network in fiscal year 1995, following an agreement with the Missouri Highway and Transportation Commission ("MHTC"), which granted to DTI the exclusive right to build in the interstate highway systems in Missouri. DTI is a facilities-based provider of non-switched interexchange and local network telecommunications services to interexchange carriers ("IXCs"), and business and governmental end users in Missouri. DTI's network is designed to include high-capacity (i) interexchange long-haul routes between the larger metropolitan areas in the region, (ii) local networks in such larger metropolitan areas, and (iii) local networks in secondary and tertiary markets located along the long-haul routes.



     Prior to July 1, 1996, the Company was considered to be a development stage enterprise focusing on developing its digital optic telecommunications network and customer base. All of the Company's operations are subject to extensive federal and state regulation.



     At June 30, 1997, activities were primarily located in the State of Missouri providing interexchange end-user and carrier's carrier services. Carrier's carrier services are provided through wholesale network capacity agreements ("WNCAs") and IRU agreements. Wholesale network capacity agreements provide carriers with virtual circuits or bandwidth capacity on DTI's network for terms specified in the agreements and ranging from 5 to 20 years. The carrier customer in a WNCA does not have exclusive use of any particular strand of fiber, but instead has the right to transmit along a virtual circuit or a certain amount of bandwidth along DTI's network. These agreements require the customer to pay for such capacity regardless of the level of usage, and generally require fixed monthly payments over the term of the agreement. In an IRU agreement the Company grants indefeasable rights to use specified strands of optical fiber (which are used exclusively by the carrier customer), while the carrier customer is responsible for providing the electronic equipment necessary to transmit communications along the fiber. IRUs generally require substantial advance payments and additional fixed annual maintenance payments over the terms of the agreements, which range from 14 to 40 years. End-user services are telecommunications services provided to business and governmental end-users and typically require a combination of advanced payments and fixed monthly payments throughout the term of the agreement regardless of the level of usage. In all cases, title to the optical fiber is retained by the Company and the Company is generally obligated for all costs of ongoing maintenance and repairs, unless such repairs are necessitated by acts or omissions of the customer. The terms of these agreements are such that there are no stated obligations to return any of the advanced payments. Generally, the agreements may be terminated upon the mutual written consent of both parties; however, certain of the agreements may be terminated by the customer subject to acceleration of all payments due thereunder.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements as of and for the year ended June 30, 1997 include the accounts of DTI and its wholly owned subsidiary, Digital Teleport. In addition, the financial statements include an entity acquired during the year ended June 30, 1997. The Company previously held a 50% interest in this entity which was accounted for under the equity method. The acquisition of the remaining 50% interest was accounted for as a purchase. Accordingly, the purchase consideration was allocated to the assets and liabilities acquired based on their fair values as of the date of acquisition. All significant intercompany transactions and balances have been eliminated.

     CONCENTRATIONS OF RISK -- The Company currently operates in the telecommunications industry within the State of Missouri. See Note 7 regarding concentration of credit risk associated with deferred revenues and

                       DTI HOLDINGS, INC. AND SUBSIDIARY
revenues. Additionally, the Company is dependent upon single or limited source suppliers for its source of fiber optic cable for a number of components and parts used in its network.

     MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.


     REVENUES -- The Company recognizes revenue under its various agreements as follows:



     WHOLESALE NETWORK CAPACITY AGREEMENTS -- All revenues are deferred by the Company until related route segments are ready for service. Advance payments and fixed monthly service payments are then recognized on a straight-line basis over the terms of the agreements which represent the periods during which services are provided. One-time installation fees are recognized upon completion of the installation if non-refundable or, if refundable, as the performance requirements are met.



     IRU AGREEMENTS -- All revenues are deferred until specified route segments are completed and accepted by the customer. Advance payments are then recognized on a straight-line basis over the terms of the agreements, as the Company has potentially significant obligations for repairs for outages, interference and other service interruptions, which costs cannot be reasonably estimated over the terms of the agreements. Fixed periodic maintenance payments are recognized on a straight-line basis over the terms of the agreements as ongoing maintenance services are provided.



     END USER SERVICE AGREEMENTS -- All revenues are deferred until related route segments are available for service. Advance payments and fixed monthly payments are then recognized on a straight-line basis over the terms of the agreements which represent the periods during which services are provided.



     OTHER SERVICES REVENUE -- This category consists of work related to the design and installation of inner-duct for a customer who was constructing fiber optic cable facilities. For this agreement, revenue was recognized upon completion of the facilities under the completed contract method of accounting. Title to the fiber optic cable under this agreement was retained by the customer.



     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.



     NETWORK AND EQUIPMENT -- Network and equipment are stated at cost. Costs of construction are capitalized, including interest costs on funds borrowed to finance the construction. Maintenance and repairs are charged to operations as incurred. Fiber optic cable plant includes primarily costs of cable, inner duct and related installation charges. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:


Fiber optical cable plant...................................    25 years
Fiber optic network buildings...............................    15 years
Leasehold improvements......................................    15 years
Fiber optic terminal equipment..............................     8 years
Furniture, office equipment and other.......................     5 years

     The carrying value of long-lived assets is periodically evaluated by management for impairment. Upon indication of an impairment, the Company will record a loss on its long-lived assets if the discounted cash flows estimated to be generated by those assets are less than the related carrying amount of the assets.

     NEW ACCOUNTING STANDARDS -- In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131,

                       DTI HOLDINGS, INC. AND SUBSIDIARY

"Disclosures About Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, expand or modify disclosures and, the Company believes, will have no impact on the Company's consolidated financial position, results of operations or cash flows.

     INCOME TAXES -- The Company accounts for income taxes utilizing the asset/liability method, and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

3. NETWORK AND EQUIPMENT

     Network and equipment consists of the following as of June 30:

                                                         1996          1997
                                                         ----          ----
Fiber optic cable plant.............................  $11,058,172   $28,498,465
Fiber optic terminal equipment......................    2,115,177     5,757,270
Fiber optic network buildings.......................      289,557       757,680
Leasehold improvements..............................        5,651       131,611
Furniture, office equipment and other...............       75,079        91,248
                                                      -----------   -----------
                                                       13,543,636    35,236,274
Less -- accumulated depreciation....................      479,467     1,235,640
                                                      -----------   -----------
                                                      $13,064,169   $34,000,634
                                                      ===========   ===========

     At June 30, 1996 and 1997, fiber optic cable plant, fiber optic terminal equipment and fiber optic network buildings include $6,421,234 and $19,027,585 of construction in progress, respectively, that was not in service and, accordingly, has not been depreciated. Also, during the years ended June 30, 1995, 1996 and 1997 $9,516, $1,227,149 and $562,750 of interest costs were capitalized.

4. BORROWING ARRANGEMENTS

     Effective April 30, 1996, and as subsequently amended, the Company entered into a loan agreement with KLT Telecom Inc. ("KLT"), a wholly-owned subsidiary of Kansas City Power and Light Company ("KCPL"), to provide borrowings for the expansion of the Company's network not to exceed $14,000,000 bearing interest at 3% above the prime interest rate (the "KLT Loan"). At June 30, 1996, a total of $6,000,000 had been borrowed under this facility. During 1997, an additional $8,000,000 was borrowed, bringing the total amount of the KLT Loan to $14,000,000. The outstanding principal of the KLT Loan, plus accrued interest, was contributed as consideration under the Stock Purchase Agreement referred to in Note 5.


     In connection with the issuance of a $3,200,000 note payable to a major customer effective February 20, 1996, approximately $1,037,000 of the proceeds was allocated to a warrant which was also granted to the customer. The warrant represented the right to purchase 5% of the common stock of the Company for a nominal amount. The Company also received an amendment to the contract with the major customer to provide an additional $1,200,000 in telecommunication services and modify certain completion dates in the original contract. The note was paid in full in April 1996. The carrying amount of the warrants was being accreted from the date of issuance until February 1997, the initial date at which the Company could have been required to repurchase the warrants for $1,250,000. In February 1997, the Company repurchased the warrant from the holder for the amount of $2,700,000 which was stipulated in a repurchase right included in the customer contract and available to the Company for the period from note issuance through February 19, 1997.


     During 1995, the Company entered into a Commercial Loan Revolving Promissory Note Agreement (the "Agreement") with a lender to provide financing for the acquisition and construction of fiber optic network,

                       DTI HOLDINGS, INC. AND SUBSIDIARY
the purchase of equipment related to the construction and operation of the network, and working capital. At June 30, 1996, the Company had borrowings of $500,000 under the Agreement which accrued interest at the lender's prime rate. The note was paid in full in May 1997. Borrowings under this Agreement were collateralized by cash equivalents that were maintained at the lender ("restricted cash") in the amount of such borrowings and that earned interest at the lender's money market rate.

5. REDEEMABLE CONVERTIBLE SERIES A PREFERRED STOCK

     During 1997, the Company amended its Articles of Incorporation to provide for 50,000 authorized shares of preferred stock, $0.01 par value. On December 31, 1996, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with KLT to sell 30,000 shares of redeemable convertible preferred stock (designated "Series A Preferred Stock") for $45,000,000. At the closing date of the Stock Purchase Agreement on March 12, 1997, 15,100 shares of Series A Preferred Stock were issued to KLT with the remaining 14,900 shares of Series A Preferred Stock to be issued as additional capital as required by the Company upon twenty days notice by DTI to KLT and verification by DTI as to the use of the monies pursuant to the terms of the Stock Purchase Agreement. The consideration for the 15,100 shares of Series A Preferred Stock was calculated as follows:

Outstanding principal of KLT Loan...........................  $14,000,000
Accrued interest on the KLT Loan at March 11, 1997..........      794,062
KLT investment in KCDT LLC (Note 8).........................    4,000,000
Cash........................................................    3,855,938
                                                              -----------
     Total consideration for 15,100 shares of Series A
       preferred stock......................................   22,650,000
Less: transaction costs.....................................      716,667
                                                              -----------
     Net consideration for 15,100 shares of Series A
       preferred stock......................................  $21,933,333
                                                              ===========

     Series A Preferred Stock shareholders are entitled to one common vote for each share of common stock that would be issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into one-thousand shares (after giving effect to the stock splits discussed in Note 13 and the Reorganization discussed in Note 14) of common stock (the "Conversion Shares") under the terms of the Stock Purchase Agreement and is entitled to the number of votes equal to the number of Conversion Shares into which such share of Series A Preferred Stock is convertible with respect to any and all matters presented to the shareholders of the Company for their action or consideration. The Series A Preferred Stock shares will automatically convert into common stock upon the sale of shares of common stock or debt securities of the Company in a "qualified public offering" within the meaning of the Company's Articles of Incorporation and subject to the satisfaction of certain net proceed dollar thresholds. See also note 13. Series A Preferred Stock shareholders rank senior to common shareholders in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company. Series A Preferred Stock shareholders are entitled to receive such dividends as would be declared and paid on each share of common stock. Each additional share of Series A Preferred Stock issued will result in $150,000 of contributed capital.

     Additionally, under the terms of the Certificate of Designation establishing and governing the Series A Preferred Stock there are two different redemption features. The first feature provides that commencing July 1, 1999, if the Company has not met certain financial ratios, the Series A Preferred Stock shareholders will have the option to require the Company to redeem all of the shares of Series A Preferred Stock outstanding at the redemption price which is calculated as a 25% internal rate of return on all amounts paid for the Series A Preferred Stock. Accordingly, the Series A Preferred Stock is being accreted to its redemption price. The second feature provides that from and after April 1, 1999, the Company will have the option to require the Series A Preferred Stock shareholders to sell to the Company all of the shares of Series A Preferred Stock outstanding at the redemption price as calculated above.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

     On June 27, 1997, an additional 3,400 shares of Series A Preferred Stock were issued for a cash payment of $5,100,000. At June 30, 1997, Series A Preferred Stock issued and outstanding was as follows:

Series A Preferred Stock, $0.01 par value, 30,000 shares
  designated, 18,500 shares issued and outstanding..........  $       185
Additional paid-in capital..................................   27,033,148
Accumulated accretion to redemption price...................    1,855,832
                                                              -----------
     Total carrying value...................................  $28,889,165
                                                              ===========

     In conjunction with the Stock Purchase Agreement, the Company entered into a Shareholders' Agreement whereby the Series A Preferred Stock shareholders will designate two of the four directors of the Company's Board of Directors.

     See also Notes 13 and 14.

6. EQUITY TRANSACTIONS


     As of June 30, 1995, the Company had authorized 30,000,000 shares of common stock, par value $1.00 per share, and obtained contributed capital of $30,000. In April 1996, the Company authorized 20,000,000 additional shares of common stock, and changed the par value of the common stock to $.01 par value per share. At such time the Company made its initial share issuance of 30,000,000 shares of common stock as "founder's shares" to the founder, President and Chief Executive Officer of the Company. These shares were attributable to the initial contributed services of the founder for services performed from the inception of the Company through June 30, 1995 and his capital contribution of $30,000 in 1995. In February 1997, the Company authorized 50,000,000 additional shares of common stock.


     In connection with a loan commitment from a strategic third party lender which became effective December 24, 1996, the Company agreed to issue a warrant representing the right to purchase 1% of the common stock of the Company for $0.01 per share. Effective December 31, 1996, the Company reached an agreement with respect to the sale of its Series A Preferred Stock (see Note 5), and, as a result, the commitment from the strategic third party lender was terminated in January 1997. Although the warrant had not been issued as of June 30, 1997, the consolidated financial statements reflect the terms as determined by the Company. Accordingly, the Company has recorded the fair value of this warrant as an equity instrument and the related loan commitment fee as an expense. The fair value of the warrant was determined based upon an independent valuation utilizing the Black-Scholes method. The warrant is exercisable at the option of the holder and expires in the year 2007. Also in connection with this transaction, cash expenses consisting of legal and other fees of $334,500 were incurred by the Company.

     See also Note 13.

7. CUSTOMER CONTRACTS


     The Company enters into agreements with unrelated third parties whereby the Company will provide indefeasible rights-to-use ("IRUs") in multiple fibers along certain routes, WNCAs or end user service agreements for a minimum purchase price paid in advance or over the life of the contract. These amounts are then recognized over the terms of the related agreements which range from 3 to 40 years on a straight-line basis. The Company has various contracts related to IRUs that provide for advanced payments, which are detailed below, with no monthly payments. The Company also has various WNCA and end user contracts that provide for a combination of advance payments, which are detailed below, and monthly payments. The

                       DTI HOLDINGS, INC. AND SUBSIDIARY
following schedule details the advanced payments received or to be received under IRU, WNCA and end user service agreements and the components of deferred revenue at June 30:





                                                                        1997
                                              --------------------------------------------------------
                                                                             END USER
                                                 IRUS           WNCAS        SERVICES        TOTALS
                                                 ----           -----        --------        ------
Total contract amounts....................    $24,078,380    $    39,750    $11,445,250    $35,563,380
Less: future payments due under
  contracts...............................     20,075,205             --      5,390,000     25,465,205
                                              -----------    -----------    -----------    -----------
Total amounts collected to date...........      4,003,175         39,750      6,055,250     10,098,175
Less: total amounts recognized as revenues
  to date.................................        141,914             --        276,357        418,271
                                              -----------    -----------    -----------    -----------
Deferred revenue..........................      3,861,261         39,750      5,778,893      9,679,904
Less: amounts to be recognized within 12
  months..................................         77,796             --        181,884        259,680
                                              -----------    -----------    -----------    -----------
                                              $ 3,783,465    $    39,750    $ 5,597,009    $ 9,440,224
                                              ===========    ===========    ===========    ===========



                                                                        1996
                                              --------------------------------------------------------
                                                                             END USER
                                                 IRUS           WNCAS        SERVICES        TOTALS
                                                 ----           -----        --------        ------
Total contract amounts....................    $ 5,000,000    $        --    $11,445,250    $16,445,250
Less: future payments due under
  contracts...............................      3,400,000             --      6,200,000      9,600,000
                                              -----------    -----------    -----------    -----------
Total amounts collected to date...........      1,600,000             --      5,245,250      6,845,250
Less: total amounts recognized as revenues
  to date.................................             --             --        110,522        110,522
                                              -----------    -----------    -----------    -----------
Deferred revenue..........................      1,600,000             --      5,134,728      6,734,728
Less: amounts to be recognized within 12
  months..................................             --             --        138,780        138,780
                                              -----------    -----------    -----------    -----------
                                              $ 1,600,000    $        --    $ 4,995,948    $ 6,595,948
                                              ===========    ===========    ===========    ===========



     The IRU agreements also provide for periodic maintenance payments which are recognized in the period covered by the agreement.


     The Company has substantial business relationships with several large customers. Four customers accounted for 59%, 21%, 17% and 2% of deferred revenues at June 30, 1997. Additionally, these four customers accounted for 21%, 10%, 13% and 56%, respectively, of amounts to be received per the customer contracts.

     During fiscal year 1997, the Company's three largest customers accounted for 18%, 18% and 16% of telecommunications services revenue. During fiscal year 1996, the Company's three largest customers accounted for 47%, 21% and 10% of telecommunications services revenue. During fiscal year 1995, one customer accounted for 99% of end-user services revenue. The Company's contracts provide for reduced payments and varying penalties for late delivery of route segments, and allow the customers, after expiration of grace periods, to delete such non-delivered segment from the system route to be delivered. A significant reduction in the level of services the Company provides for any of these customers could have a material adverse effect on the Company's results of operations or financial condition. In addition, the Company's business plan assumes increased revenue from its carrier's carrier services operations to fund the expansion of the DTI network. Many of the Company's customer arrangements are subject to termination and do not provide the Company with guarantees that service quantities will be maintained at current levels. The

                       DTI HOLDINGS, INC. AND SUBSIDIARY

Company is aware that certain interexchange carriers are constructing or considering new networks. Accordingly, there can be no assurance that any of the Company's carrier's carrier services customers will increase their use of the Company's services, or will not reduce or cease their use of the Company's services, either of which could have a material adverse effect on the Company's ability to fund the expansion of the DTI network.

8. INVESTMENT IN JOINT VENTURE

     Effective July 1996, the Company entered into an agreement with KLT to form KCDT LLC ("KCDT") as a limited liability company for the purpose of financing, establishing, constructing and maintaining a fiber-optic network communications system ("System") within the Kansas City, Missouri metropolitan area. The Company received a 50% interest in KCDT for its contribution of an indefeasible right to use (IRU) the signal transmission capacity of certain optic fiber strands within the System. KLT received a 50% interest in KCDT for its contribution of access rights of utility right-of-ways in Kansas City and a capital contribution not to exceed $5,000,000 in cash, as needed, for the construction of the System or operations of KCDT.

     As part of the Stock Purchase Agreement, which closed March 12, 1997 (Note
5), KLT contributed to the Company its ownership interest in KCDT which amounted to $4,000,000. Assets and liabilities of the joint venture at the date of contribution consisted of $2,253,045 in cash, $1,816,043 in network and equipment and $69,088 in other liabilities, all of which assets and liabilities were determined to approximate fair market value. This transaction was accounted for as a purchase by the Company. Additionally, as of March 12, 1997, KCDT had no operations in service. The only income earned by KCDT consisted of interest income earned on bank deposits.

     Prior to receipt of KLT's interest in KCDT, the Company accounted for its investment in KCDT using the equity method. Equity in earnings of joint venture represents the Company's 50% interest in the operations of KCDT under the equity method. Upon receipt of KLT's interest in KCDT, operations of KCDT have been consolidated with the Company's operations.

9. INCOME TAXES

     The actual income tax expense for the years ended June 30, 1997, 1996 and 1995 differs from the "expected" income tax expense, computed by applying the U.S. Federal corporate tax rate of 35% to income before income taxes as follows:

                                                               1995        1996         1997
                                                               ----        ----         ----
Computed "expected" income tax benefit....................  $  100,356   $ 275,231   $  648,117
Change in valuation allowance.............................    (103,368)   (321,596)     424,964
Other -- net..............................................       3,012      46,365      141,250
                                                            ----------   ---------   ----------
     Income tax benefit...................................  $       --   $      --   $1,214,331
                                                            ==========   =========   ==========

     Temporary differences which give rise to long-term deferred taxes as reported on the balance sheet are as follows at June 30:

                                                                 1996         1997
                                                                 ----         ----
Deferred tax assets:
  Deferred revenues.........................................  $  346,672   $  571,711
  Net operating loss carryforward...........................     326,139    1,175,712
                                                              ----------   ----------
     Total deferred tax assets..............................     672,811    1,747,423
Deferred tax liabilities -- accelerated depreciation........    (247,847)    (533,092)
Valuation allowance.........................................    (424,964)
                                                              ----------   ----------
     Net deferred tax assets................................  $       --   $1,214,331
                                                              ==========   ==========

                       DTI HOLDINGS, INC. AND SUBSIDIARY

     Even though the Company has incurred tax losses, management believes that it is more likely than not that it will generate taxable income sufficient to realize the tax benefit associated with future deductible temporary differences and net operating loss carryforwards prior to their expiration. This belief is based primarily upon changes in operations over the last year which include the equity investment by KLT (see Note 5), which allowed the Company to significantly expand its fiber optic network, deferred revenues of the Company which have been collected under certain IRUs and end user service agreements, future payments due under existing contracts, and available tax planning strategies. As a result, the Company reversed into income its valuation allowance of $424,964 which was recorded at June 30, 1996. Tax net operating losses of approximately $3 million expire in years 2010-2012 if not utilized in future income tax returns. The availability of the loss carryforwards may be limited in the event of a significant change in the ownership of the Company or its subsidiary.


10. OPERATING LEASES

     The Company has operating leases for equipment and for office space. The Company's headquarters is leased from the Company's President and Chief Executive Officer in an amount of $75,000 per year for the term January 1, 1997 to December 31, 1997. Rent expense related to the headquarters for fiscal years 1995, 1996 and 1997 was $33,400, $15,405 and $49,897, respectively.
Additionally, equipment space is leased from various office buildings throughout the Company's service areas. Minimum rental commitments under the above leases, some of which contain renewal options and escalation clauses, are as follows:

Year ending June 30:
  1998......................................................  $51,629
  1999......................................................    6,436
  2000......................................................    1,629
                                                              -------
       Total................................................  $59,694
                                                              =======

11. COMMITMENTS


     HIGHWAY AND UTILITY RIGHTS-OF-WAY -- In July 1994, the Company entered into an agreement with MHTC to install and maintain a buried fiber optic network within the cable corridor along the federal interstate highway system in Missouri. Under the terms of this agreement, MHTC will receive certain dedicated dark and lighted fiber optic strands in the statewide system and the necessary connections thereto and the Company, in turn, receives exclusive easements within certain of MHTC's airspace for a forty year period. Pursuant to this contract DTI is obligated to complete by December 31, 1998 construction of 1,200 miles of fiber cable along the Missouri interstate and state highway systems. DTI anticipates meeting this obligation and completing substantially all of its currently planned network in Missouri by such date. The Company must complete construction on an additional 800 miles by the end of 1999 to maintain its exclusive rights to such routes. Additionally, the Company was required to post a $250,000 performance and payment bond under the terms of this Agreement. In August 1994, the sole stockholder of the Company entered into a letter of credit with a lender in the amount of $250,000 in connection with this Agreement. The Company's May 1997 agreement with the Department of Transportation of the State of Arkansas grants to DTI, in exchange for certain dedicated dark fiber optic strands located in the State of Arkansas, the right, without obligation, to install its network along 250 miles of the interstate and state highway systems in Arkansas, as well as the right to expand its network onto additional routes in the future. DTI has submitted a proposal to the Department of Transportation of the State of Kansas to enter into an agreement providing for rights-of-way throughout the highway system in metropolitan Kansas City in exchange for fiber. DTI also has a license from KCPL granting it the right to use conduits, poles, ducts, manholes and rights-of-way owned by KCPL to construct the DTI network in the Kansas City metropolitan area. The Company will seek to obtain the

                       DTI HOLDINGS, INC. AND SUBSIDIARY
rights-of-way that it needs for the expansion of its network in areas where it will construct network rather than purchase or swap fiber optic strands by entering into agreements with other state highway departments and other governmental authorities, utilities or pipeline companies and it may enter into joint ventures or other "in-kind" transfers in order to obtain such rights. In addition, DTI may use available public rights-of-way.

     LICENSING AGREEMENTS -- The Company has entered into various licensing agreements with municipalities throughout Missouri. Under the terms of these agreements, the Company maintains certain performance bonds, totaling $350,000 in the aggregate, and minimum insurance levels. Such agreements generally have terms from 10 to 15 years and grant to the Company a non-exclusive license to construct, operate, maintain and replace communications transmission lines for its fiber optic cable system and other necessary appurtenances on public roads, rights-of-way and easements within the municipality. In exchange for such licenses, the Company generally provides to the municipality in-kind rights and services (such as the right to use certain dedicated strands of optic fiber in the DTI network within the municipality, interconnection services to the DTI network within the municipality, and maintenance of the municipality's fibers), or, less frequently, a nominal percentage of the gross revenues of the Company for services provided within the municipality. In one instance, the Company is obligated to make nominal annual cash payments for such rights based on linear footage.


     NONRECOURSE NOTE TO CUSTOMER -- The Company's performance under one IRU agreement is secured by a nonrecourse note in the amount of $250,000.


     EMPLOYMENT AGREEMENTS -- DTI has employment agreements entered into during fiscal year 1997 with certain senior management personnel. These agreements are effective for various periods through December 31, 1999, unless terminated earlier by the executive or DTI, and provide for annual salaries, cost-of-living adjustments, additional compensation in the form of bonuses based on performance of the executive, and participation in the various benefit plans of DTI. The agreements contain certain benefits to the executive if DTI terminates the executive's employment without cause or if the executive terminates his employment as a result of change in ownership of DTI. DTI's remaining aggregate commitments for salaries under such agreements at June 30, 1997 is approximately $819,000. See also Note 13 regarding the Company's Long-Term Incentive Award Plan and additional employment agreements.

     SUPPLIER AGREEMENTS -- DTI's supplier agreements are with its major network construction contractor and an equipment supplier.

     PURCHASE COMMITMENTS -- DTI's remaining aggregate purchase commitment for construction and equipment at June 30, 1997 is approximately $7,220,000.

12. CONTINGENCIES

     On June 20, 1995, the Company and its President were named as defendants in a suit which the plaintiff alleges that (i) the plaintiff entered into an oral contract with the defendants pursuant to which the plaintiff was to receive a percentage of the Company's common stock, (ii) the plaintiff provided services to the Company for which the plaintiff was not and should be compensated, and
(iii) the defendants misrepresented certain facts to the plaintiff in order to induce him to loan money and provide services to the defendants. Based on these allegations, the plaintiff is suing for breach of contract and fraud and is seeking actual monetary damages, punitive damages and a percentage of the common stock of the Company. Management believes the plaintiff's claims are without merit and intends to vigorously defend the claims. It is not possible to determine what impact, if any, the outcome of this litigation might have on the financial condition, results of operations or cash flows of the Company at this time. The President has agreed personally to indemnify the Company against any and all losses and damages resulting from any judgments and awards rendered against the Company in this litigation. However, no guarantee can be made as to the ability to satisfy all such amounts.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

The President has also agreed to indemnify the holder of redeemable convertible preferred stock from such losses and damages, and has pledged his stock ownership in the Company to secure such obligation.

     The Company is involved in a dispute with a customer related to delays in providing telecommunications services to the customer. In February 1998, the Company received notice from a customer that it intends to setoff against amounts payable to the Company approximately $400,000 as damages and penalties. Management contends that the delays resulted from the customer's inability to provide access and does not believe that ultimate settlement of this dispute will have a material effect on the Company's financial position, results of operations or cash flows.

     From time to time the Company is named as a defendant in routine lawsuits incidental to its business. The Company believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

13. SUBSEQUENT EVENTS


     During the nine months ended March 31, 1998, an additional 11,500 shares of Series A Preferred Stock were issued for cash payments of $17,250,000.


     On August 22, 1997 and on February 17, 1998, the Company approved stock splits in the form of stock dividends of 99 shares and 999 shares, respectively, of common stock for each one share of common stock outstanding. Effective October 17, 1997 and February 18, 1998, the Company's Articles of Incorporation were amended to increase the number of authorized shares of common stock to 100,000 and 100,000,000, respectively, and the stock dividends were issued to the Company's stockholders. All share information included in the accompanying financial statements has been retroactively adjusted to give effect to the stock splits. In order to effect the 999 for 1 stock split on February 17, 1998, $269,970 was charged to accumulated deficit. The Company will record an entry in the third quarter of fiscal 1998 to reclassify this amount from accumulated deficit to additional paid-in capital recorded in conjunction with the reclassification of Series A Preferred Stock on February 13, 1998 as discussed below.


     On August 22, 1997, the Company adopted a Long-Term Incentive Award Plan (the "Plan"). A total of 3,000,000 shares of common stock of the Company have been reserved for issuance under the Plan. As of July 31, 1998 the Company has granted or is obligated to grant to certain employees and directors of the Company options to purchase an aggregate of 945,000 shares of common stock under the Plan. The employees' options vest 100% after three to five years from the date of grant, subject to certain acceleration events. The directors' options vest 25% per year beginning one year from the date of grant. The exercise prices per share of such options are based on fair market value as determined in good faith by the Board of Directors. The Board reviewed a combination of detailed financial analyses, as well as information derived from discussions with outside financial advisors. The exercise prices per share range from $2.60 to $6.66.



     As of July 20, 1998 in conjunction with an officers employment agreement the Company is obligated to grant 200,000 shares of restricted stock. These shares do not carry voting rights and will vest over the three year term of the agreement.


     On September 23, 1997, DTI's Board of Directors and stockholders approved the merger of KCDT with and into the Company, which merger became effective on October 17, 1997.

     In January 1998, Digital Teleport entered into a $30.0 million bank credit facility (the "Credit Facility") with certain commercial lending institutions and Toronto Dominion (Texas), Inc., as administrative agent for the lenders ("TD (Texas)"), to fund its working capital requirements. Borrowings under the Credit Facility bear interest at an adjustable rate based on (i) a base rate (either the prime rate adopted by TD (Texas) or an adjusted Federal Funds rate) plus 1.75% or LIBOR plus 3.50% when the borrowing base ratio (total debt to property, plant and equipment) is less than 30% and (ii) the base rate plus 1.20% or LIBOR plus 3.00% when

                       DTI HOLDINGS, INC. AND SUBSIDIARY
the borrowing base ratio is greater than 30%. At February 23, 1998, Digital Teleport had drawn $3.0 million principal amount under the Credit Facility which was repaid with the net proceeds of the Senior Discount Notes due 2008 discussed below.

     On February 13, 1998, in connection the Company's offering of Senior Discount Notes, the Company amended its Articles of Incorporation amending the terms of the Series A Preferred Stock such that the Series A Preferred Stock is no longer redeemable. The Series A Preferred Stock, as a result of such amendment, will be classified with stockholders' equity subsequent to such date.


     On February 23, 1998, the Company completed the issuance and sale of 506,000 Units consisting of $506.0 million aggregate principal amount at maturity of Senior Discount Notes due 2008 and warrants to purchase 3,926,560 shares of Common Stock, for which the Company received proceeds, net of underwriting discounts and expenses, of approximately $264.8 million. Of the $275.2 million gross proceeds from the issuance of the Units, $265.3 million was allocated to the initial accreted value of the Senior Discount Notes and $10.0 million was allocated to warrants included in stockholders' equity, based on the fair market value of the warrants as determined by the Company and the initial purchasers of the Units utilizing the Black-Scholes method. The Senior Discount Notes are senior unsecured obligations of the Company and may be redeemed at the option of the Company, in whole or in part, on or after March 1, 2003 at a premium declining to zero in 2006. At any time and from time to time on or prior to March 1, 2001, the Company may redeem an aggregate of up to 33 1/3% of the aggregate principal amount at maturity of the originally issued Senior Discount Notes within 60 days of one or more public equity offerings with the net proceeds of such offering, at a redemption price of 112.5% of the accreted value (determined at the redemption date). In the event of a "Change of Control" (as defined in the Indenture pursuant to which the Senior Discount Notes were issued), holders of the Senior Discount Notes may require the Company to offer to repurchase all outstanding Senior Discount Notes at a price equal to 101% of the accreted value thereof, plus accrued interest, if any, to the date of redemption. The Senior Discount Notes also contain certain covenants that restrict the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur certain indebtedness, pay dividends and make certain other restricted payments, create liens, permit other restrictions on dividends and other payments by Restricted Subsidiaries, issue and sell capital stock of its Restricted Subsidiaries, guarantee certain indebtedness, sell assets, enter into transactions with affiliates, merge, consolidate or transfer substantially all of the assets of the Company and make any investments in any Unrestricted Subsidiary (as defined in the Indenture). The issuance of the Senior Discount Notes does not constitute a "qualified public offering" within the meaning of the Company's Articles of Incorporation and, therefore, will not effect the conversion of the Series A Preferred Stock into common stock.



     On April 14, 1998, the Company filed a Registration Statement on Form S-4 (subsequently amended) relating to an offer to exchange the Company's Series B Senior Discount Notes due 2008 for its outstanding Senior Discount Notes (the "Exchange Offer"). The Exchange Offer does not constitute a "qualified public offering" within the meaning of the Company's Articles of Incorporation and, therefore, will not effect the conversion of the Series A Preferred Stock into common stock.



     On July 12, 1998, the Company entered into an agreement with the Department of Transportation of the State of Kansas providing for rights-of-way throughout the highway system in metropolitan Kansas City, Kansas, in exchange for fiber and other telecommunications services.



     In June and July, 1998, the Company entered into significant preliminary and definitive agreements to purchase for cash long-term IRUs for fiber optic strands and related facilities.


14. REORGANIZATION

     On December 23, 1997, the Company completed a corporate reorganization (the "Reorganization"), pursuant to which DTI was formed as the parent holding company of Digital Teleport, Inc., which became a

                       DTI HOLDINGS, INC. AND SUBSIDIARY
wholly-owned subsidiary of DTI. Pursuant to the Reorganization, the outstanding shares of common and preferred stock of Digital Teleport were exchanged for the number of shares of common and preferred stock of DTI having the same relative rights and preferences as such exchanged shares. The Reorganization was required in connection with the establishment of the Credit Facility. The business operations, name, charter, by-laws and board of directors of the Company are identical in all material respects to those of Digital Teleport, which did not change as a result of the Reorganization. Accordingly, the consolidated financial statements have been presented as if Digital Teleport had always been a wholly owned subsidiary of DTI. DTI is a holding company and, as such, has no operations other than its ownership interest in Digital Teleport, its wholly owned subsidiary, and maintains only nominal other assets ($100 in organizational costs).

                                  * * * * * *

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                           MARCH 31, 1998 (UNAUDITED)


                                                               MARCH 31,
                                                                  1998
                                                               ---------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $263,231,384
  Accounts receivable, less allowance for doubtful accounts
     of $167,000............................................       708,477
  Prepaid and other current assets..........................        34,769
                                                              ------------
       Total current assets.................................   263,974,630
Network and equipment, at cost less accumulated depreciation
  of $2,620,640 (Note 2)....................................    60,824,950
Deferred financing costs, net of amortization of $106,110...    10,390,287
Deferred tax asset..........................................     3,234,331
Other assets................................................        43,665
                                                              ------------
       Total................................................  $338,467,861
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,555,642
  Deferred revenues -- current portion......................       366,000
  Taxes payable (other than income taxes)...................     2,115,358
                                                              ------------
       Total current liabilities............................     7,037,000
Deferred revenues...........................................    14,037,528
Senior discount notes, net (Note 7).........................   268,856,985
                                                              ------------
       Total liabilities....................................   289,931,513
                                                              ------------
Commitments and contingencies (Notes 5, 6 and 7)............            --
Stockholders' equity:
  Preferred stock, $.01 par value, 20,000,000 shares
     authorized, no shares issued and outstanding...........            --
  Convertible series A preferred stock, $.01 par value,
     30,000 shares authorized, issued and outstanding.......           300
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 30,000,000 shares issued and outstanding
     (Notes 4 and 7)........................................       300,000
  Additional paid-in capital................................    44,013,063
  Common stock warrant......................................    10,421,336
  Accumulated deficit.......................................    (6,198,351)
                                                              ------------
       Total stockholders' equity...........................    48,536,348
                                                              ------------
Total.......................................................  $338,467,861
                                                              ============


           See notes to unaudited consolidated financial statements.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             NINE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

                                                                 1997          1998
                                                                 ----          ----
TELECOMMUNICATIONS SERVICES REVENUES:
  Carrier's carrier services................................  $   488,931   $ 1,707,914
  End-user services.........................................      380,914       414,660
                                                              -----------   -----------
       Total revenues.......................................      869,845     2,122,574
                                                              -----------   -----------
OPERATING EXPENSES:
  Telecommunications services...............................      563,791     1,024,578
  Selling, general and administrative.......................      845,684     2,437,825
  Depreciation and amortization.............................      521,049     1,385,750
                                                              -----------   -----------
       Total operating expenses.............................    1,930,524     4,848,153
       Loss from operations.................................   (1,060,679)   (2,725,579)
OTHER INCOME (EXPENSES):
  Interest income...........................................       58,403     1,558,898
  Interest expense..........................................     (152,937)   (3,697,605)
  Loan commitment fees......................................     (784,500)           --
  Equity in earnings of joint venture.......................       37,436            --
                                                              -----------   -----------
       Loss before income tax benefit.......................   (1,902,277)   (4,864,286)
Income tax benefit..........................................    1,042,000     2,020,000
                                                              -----------   -----------
Net loss....................................................  $  (860,277)  $(2,844,286)
                                                              ===========   ===========

           See notes to unaudited consolidated financial statements.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             NINE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)


                                                                  1997           1998
                                                                  ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (860,277)  $ (2,844,286)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
     Depreciation and amortization..........................       521,049      1,491,860
     Accretion of discount on senior discount notes.........            --      3,604,801
     Deferred income taxes..................................    (1,042,000)    (2,020,000)
     Loan commitment fees related to common stock
       warrants.............................................       450,000             --
     Changes in assets and liabilities:
       Accounts receivable..................................    (1,491,397)      (549,209)
       Prepaid and other current assets.....................       543,300        (11,003)
       Other assets.........................................       (36,945)        40,568
       Accounts payable.....................................     1,872,548       (531,188)
       Other liabilities....................................       606,178
       Taxes payable (other than income taxes)..............       543,000      1,192,254
       Deferred revenues....................................     3,589,343      4,723,624
                                                              ------------   ------------
          Net cash flows provided by operating activities...     4,694,799      5,097,421
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in network and equipment.........................   (10,518,316)   (28,210,066)
  Change in restricted cash.................................       459,522             --
                                                              ------------   ------------
          Net cash used in investing activities.............   (10,058,794)   (28,210,066)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of senior discount notes and
     attached warrants......................................            --    275,233,520
  Proceeds from issuance of redeemable convertible preferred stock including cash from contributed joint venture of
     $0 and $2,253,045......................................     5,464,313     17,250,000
  Repurchase of common stock warrants granted to a
     customer...............................................    (2,700,000)            --
  Deferred financing costs..................................            --    (10,496,397)
  Proceeds from notes payable...............................     8,000,000             --
  Payment of notes payable..................................      (450,000)            --
  Proceeds from credit facility.............................            --      3,000,000
  Principal payments on credit facility.....................            --     (3,000,000)
                                                              ------------   ------------
          Net cash provided by financing activities.........    10,314,313    281,987,123
                                                              ------------   ------------
Net increase in cash and cash equivalents...................     4,950,318    258,864,478
Cash and cash equivalents, beginning of period..............       817,391      4,366,906
                                                              ------------   ------------
Cash and cash equivalents, end of period....................  $  5,767,709   $263,231,384
                                                              ============   ============
Supplemental disclosure of significant non-cash activities:
  Consideration for issuance of redeemable convertible
     preferred stock:
     Outstanding principal of KLT Loan......................  $ 14,000,000   $         --
     Accrued interest payable on KLT Loan...................       794,062             --
     Assets of contributed joint venture....................     1,816,043             --
     Liabilities assumed of contributed joint venture.......        69,088             --


           See notes to unaudited consolidated financial statements.

                       DTI HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             NINE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

1. PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Article 10 of Regulation S-X. Accordingly, the interim financial statements do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements.

     In the opinion of the management of DTI Holdings, Inc. (the "Company" or "DTI") the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information for the interim periods presented and have been prepared in accordance with generally accepted accounting principles. The interim results of operations are not necessarily indicative of results that may be expected for any other interim period or for the full year.

     The financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended June 30, 1997 included elsewhere in this document. The accounting policies used in preparing these financial statements are the same as those described in the June 30, 1997 consolidated financial statements. Accordingly, footnote disclosures which would substantially duplicate the disclosures in the audited financial statements have been omitted.

     On September 23, 1997, DTI's Board of Directors and stockholders approved the merger of KCDT with and into the Company, which merger became effective on October 17, 1997.

     On December 23, 1997, the Company completed a corporate reorganization (the "Reorganization"), pursuant to which DTI was formed as the parent holding company of Digital Teleport, Inc., which became a wholly-owned subsidiary of DTI. Pursuant to the Reorganization, the outstanding shares of common and preferred stock of Digital Teleport were exchanged for the number of shares of common and preferred stock of DTI having the same relative rights and preferences as such shares. The Reorganization was required in connection with the establishment of the Credit Facility. The business operations, name, charter, by-laws and board of directors of the Company are identical in all material respects to those of Digital Teleport, which did not change as a result of the Reorganization. Accordingly, the consolidated financial statements have been presented as if Digital Teleport had always been a wholly owned subsidiary of DTI.

2. NETWORK AND EQUIPMENT

     Network and equipment consists of the following as of March 31, 1998:

Fiber optic cable plant.....................................  $49,141,905
Fiber optic terminal equipment..............................   11,646,390
Fiber optic network buildings...............................    2,050,973
Leasehold improvements......................................      292,951
Furniture, office equipment and other.......................      313,371
                                                              -----------
                                                               63,445,590
Less -- accumulated depreciation............................    2,620,640
                                                              -----------
                                                              $60,824,950
                                                              ===========

     At March 31, 1998, fiber optic cable plant, fiber optic terminal equipment and fiber optic network buildings include $19,581,920 of construction in progress that was not in service and, accordingly, has not been depreciated. Also, during the nine months ended March 31, 1998, $182,000 of interest costs were capitalized.

3. SERIES A PREFERRED STOCK


     During the nine months ended March 31, 1998, an additional 11,500 shares of Series A Preferred Stock were issued for cash payments of $17,250,000. The accretion towards redemption value of Series A Preferred Stock for the period ending February 13, 1998 amounted to $6,398,388 which was recorded as a charge to accumulated deficit. On February 13, 1998, the Company amended its Articles of Incorporation amending the terms of the Series A Preferred Stock such that the Series A Preferred Stock is no longer redeemable. The Series A Preferred Stock, as a result of such an amendment made in conjunction with the offering of Senior Discount Notes by the Company, has been classified with stockholders' equity subsequent to such date.


4. STOCKHOLDERS DEFICIT

     On August 22, 1997 and on February 17, 1998, the Company approved stock splits in the form of stock dividends of 99 shares and 999 shares, respectively, of common stock for each one share of common stock outstanding. Effective October 17, 1997 and February 18, 1998, the Company's Restated Articles of Incorporation were amended to increase the number of authorized shares of common stock of DTI to 100,000 and 100,000,000, respectively, and the stock dividends were issued to the Company's stockholders. All share information included in the accompanying financial statements has been retroactively adjusted to give effect to the stock splits. In order to effect the 1,000 for 1 stock split of February 17, 1998, $269,970 was charged to accumulated deficit. The Company recorded an entry in the third quarter of fiscal 1998 to reclassify this amount from additional paid-in capital recorded in conjunction with the reclassification of Series A Preferred Stock on February 13, 1998 as discussed in Note 7.

5. COMMITMENTS


     INCENTIVE PLAN -- On August 22, 1997, the Company adopted a Long-Term Incentive Award Plan (the "Plan"). A total of 3,000,000 shares of common stock of the Company have been reserved for issuance under the Plan. As of July 31, 1998, the Company has granted or is obligated to grant to certain employees and directors of the Company options to purchase an aggregate of 945,000 shares of common stock under the Plan. The employees' options vest 100% after three to five years from the date of grant or subject to certain acceleration events. The directors' options vest 25% per year beginning one year from the date of grant. The exercise prices per share of such options are based on fair market value as determined in good faith by the Board of Directors. The Board reviewed a combination of detailed financial analyses, as well as information derived from discussions with outside financial advisors. The exercise prices per share range from $2.60 to $6.66. No compensation expense is required to be recorded with respect to such options.


     The Company accounts for its incentive plan in accordance with the provisions of Accounting Principles Board (APB) Option No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has also adopted SFAS 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income for employee stock option grants made in 1996 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25.

     PURCHASE COMMITMENTS -- DTI's remaining aggregate commitments for construction and equipment under these agreements at March 31, 1998 is approximately $20.1 million.

6. CONTINGENCIES

     On June 20, 1995, the Company and its President were named as defendants in a suit which the plaintiff alleges that (i) the plaintiff entered into an oral contract with the defendants pursuant to which the plaintiff was to receive a percentage of the Company's common stock, (ii) the plaintiff provided services to the Company for which the plaintiff was not and should be compensated, and
(iii) the defendants misrepresented certain facts to the plaintiff in order to induce him to loan money and provide services to the defendants. Based on these allegations, the plaintiff is suing for breach of contract and fraud and is seeking actual monetary damages, punitive damages and a percentage of the common stock of the Company. Management believes the plaintiff's claims are without merit and intends to vigorously defend the claims. It is not possible to determine what impact, if any, the outcome of this litigation might have on the financial condition, results of operations or cash flows of the Company at this time. The President has agreed personally to indemnify the Company against any and all losses and damages resulting from any judgments and awards rendered against the Company in this litigation. However, no guarantee can be made as to the ability to satisfy all such amounts. The President has also agreed to indemnify the holder of redeemable convertible preferred stock from such losses and damages, and has pledged his stock ownership in the Company to secure such obligation.

     The Company is involved in a dispute with a customer related to delays in providing telecommunication services to the customer. In February 1998, the Company received notice from a customer that it intends to setoff against amounts payable to the Company approximately $400,000 as damages and penalties. Management contends that the delays resulted from the customer's inability to provide access and does not believe that ultimate settlement of this dispute will have a material effect on the Company's financial position, results of operations or cash flows.

     From time to time the Company is named as a defendant in routine lawsuits incidental to its business. The Company believes that none of such current proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

7. FINANCING ARRANGEMENTS

     In January 1998, Digital Teleport entered into a $30.0 million bank credit facility (the "Credit Facility") with certain commercial lending institutions and Toronto Dominion (Texas), Inc., as administrative agent for the lenders ("TD (Texas)"), to fund its working capital requirements. Borrowings under the Credit Facility bear interest at an adjustable rate based on (i) a base rate (either the prime rate adopted by TD (Texas) or an adjusted Federal Funds rate) plus 1.75% or LIBOR plus 3.50% when the borrowing base ratio (total debt to property, plant and equipment) is less than 30% and (ii) the base rate plus 1.20% or LIBOR plus 3.00% when the borrowing base ratio is greater than 30%. In January 1998, $3.0 million was borrowed under the Credit Facility. All amounts borrowed were repaid in February 1998 using the proceeds of the Senior Discount Notes due 2008 discussed below. The Credit Facility was then cancelled.

     On February 23, 1998, the Company completed the issuance and sale of the 506,000 Units consisting of $506.0 million aggregate principal amount at maturity of Senior Discount Notes due 2008 and warrants to purchase 3,926,560 shares of Common Stock, for which the Company received proceeds, net of underwriting discounts and expenses, of approximately $264.8 million. No cash payments of interest are required under the Notes prior to September 1, 2003. Commencing at such time, the Company will be required to make semi-annual interest payments on the Notes. The issuance of the Senior Discount Notes does not constitute a "qualified public offering" within the meaning of the Company's Articles of Incorporation and, therefore, will not effect the conversion of the Series A Preferred Stock into common stock.

8. SUBSEQUENT EVENTS


     Subsequent to March 31, 1998, the Company filed a Registration Statement on Form S-4 and subsequent amendments relating to an offer to exchange the Company's Series B Senior Discount Notes due 2008 for its outstanding Senior Discount Notes (the "Exchange Offer"). The Exchange Offer does not constitute a "qualified" offering within the meaning of the Company's Articles of Incorporation and, therefore, will not effect the conversion of the Series A Preferred Stock into common stock.



     On July 12, 1998, the Company entered into an agreement with the Department of Transportation of the State of Kansas providing for rights-of-way throughout the highway system in metropolitan Kansas City, Kansas, in exchange for fiber and other telecommunications services.



     In June and July of 1998 the Company entered into significant preliminary and definitive agreements to purchase for cash long-term IRU's for fiber optic strands and related facilities.



     As of July 20, 1998 in conjunction with an officers employment Agreement the Company is obligated to grant 200,000 shares of restricted stock. These shares do not carry voting rights and will vest over the three year term of the Agreement.

                                                                         ANNEX A

                                    GLOSSARY

Access charges..........The fees paid by long distance carriers to LECs for originating and terminating long distance calls on the LECs' local networks.

Access tandem...........An interconnection point on an ILEC local network where calls from central offices are aggregated for transmission to other central offices and IXC facilities.

Affiliate...............As defined in and for purposes of the Shareholders'
                        Agreement, an "affiliate" of KLT or the Company means any person that directly, or indirectly though one or more intermediaries, controls, or is controlled by, or is under common control with KLT or the Company, as the case may be, including without limitation, any director, officer or employee of KLT or the Company, as the case may be, and an "affiliate" of Mr. Weinstein means (i) any director, officer, shareholder, member, partner, trustee or owner of any corporation, organization or other entity of which Mr. Weinstein is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities; and (ii) Mr. Weinstein's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

ATM (Asynchronous
Transfer Mode)..........An information transfer standard that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte-long packet or cell. The ATM format can be used by many different information systems, including area networks, to deliver traffic at varying rates, permitting a mix of voice, data and video (multimedia).

AT&T....................AT&T Corp.

Bandwidth...............The relative range of analog frequencies or digital signals that can be passed through a transmission medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

Broadband...............Data streams of at least 1.544 megabits per second.
                        Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communications systems include DS-3 systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal that transmits high resolution audio and video signals into the home. Broadband connectivity is an essential element for interactive multimedia applications.

Capacity................Refers to transmission.

Carrier.................A provider of communications transmission services by fiber, wire or radio.

Central offices.........The switching centers or central switching facilities of the ILECs.

Centrex.................Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that carriers can provide to a wide range of customers who don't have the size or the funds to support their own on-site PBX.

CLEC (Competitive Local
Exchange Carrier).......A company that competes with ILECs in local services markets.


Collocation.............The ability of a CLEC such as the Company to connect its network to the ILEC's central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the ILEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the ILEC permits a CLEC to connect its network to the ILEC's central offices on comparable terms, even though the CLEC's network connection equipment is not physically located inside the central offices.


Common carrier..........A government-defined group of private companies offering telecommunications services or facilities to the general public on a non-discriminatory basis.

Conduit.................A pipe, usually made of metal, ceramic or plastic, that protects buried cables.

Customer drop routes....Fiber optic facilities that connect a network to end-user customer sites.

Data transmission
services................Services involving the nonvoice transmission of facts, concepts or information in a formalized manner, suitable for communication, interpretation or processing.

Dark fiber..............Fiber that lacks the requisite electronic and optronic equipment necessary to use the fiber for transmission.


Dialing parity..........One of the changes, required by the Telecom Act, intended to level the competitive playing field. Dialing parity when implemented will enable customers to dial only 1 or 0 for service no matter which local or long distance carrier they choose.


Digital.................Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

Dense wavelength
division multiplexing...A technique for transmitting eight or more different light wave frequencies on a single fiber to increase the information carrying capacity.

DS-0, DS-1, DS-3........Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits 0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second and typically transmits only the equivalent of one voice conversation at a time. DS-1 service has a bit rate of 1.544 megabits per second and typically transmits the equivalent of 24 simultaneous voice conversations. DS-3 service has a bit rate of 45 megabits per second and typically transmits the equivalent of 672 simultaneous voice conversations.

End-user................The occupant of the premises who uses and pays for the telephone service received and does not resell it to others.

Equal access............The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange Carriers' (PIC) long distance telephone network by dialing "1", thus eliminating the need to dial additional digits and an authorization code to obtain such access.

Facilities-based
provider................A carrier that owns, obtains an indefensible right to use in or, under some circumstances, leases its international network facilities (including undersea fiber optic cables and switching facilities) rather than reselling private lines or minutes of telecommunications service provided by another facilities based provider.

FCC.....................Federal Communications Commission.

Fiber optics............A technology in which light is used to transport information from one point to another. Fiber optic cables are thin filaments of glass through which light beams are transmitted over long distances carrying large amounts of data.

Frame relay.............A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

Fujitsu.................Fujitsu Network Transmission Systems, Inc.


General Telephone
Operating Companies.....Telecommunications carriers that provide local exchange services but are not RBOCs or affiliates of RBOCs.


GTE.....................GTE Corp.

ILEC (Incumbent Local
Exchange Carrier).......The incumbent carrier providing local exchange services, typically an RBOC created by the divestiture of AT&T.

Innerduct...............Normally a 1 1/4" or 1" pipe through which fiber optic cable is installed and housed; usually placed in groups of 2 or 3 inside a larger duct or conduit.

ISP (Internet Service
Provider)...............A company that provides businesses and consumers with access to the Internet.

10XXX service...........The ability for a user to access any carrier's long distance network by dialing the carrier's Carrier Identification Code (CIC) which is a 1 plus 0 plus three specifically assigned digits, thereby bypassing the user's primary interexchange carrier.

Interconnection.........Connection of a telecommunications device or service to the public switched telephone network.

IXC (Interexchange
Carrier)................A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.


IXC Communications......IXC Communications, Inc.


KCPL....................Kansas City Power and Light Company

KLT.....................KLT Telecom Inc.

LATAs (Local Access and
Transport Areas)........The approximately 200 geographic areas that define the areas between which the RBOCs currently are prohibited from providing long distance services.

Lit or lighted fiber....Fiber activated or equipped with the requisite electronic and optronic equipment necessary to use the fiber for transmission.

LEC (local exchange
carrier)................A company providing local switched services, including
                        ILECs and CLECs.

Local exchange
services................Local exchange services generally refers to all services provided by an ILEC or CLEC including local dial tone, Centrex and long distance access services. Sometimes also referred to as local switched telephone services and local telecommunications services.

Local loop..............A circuit that connects an end user to the ILEC central office within a LATA.

Local switched
services................Services provided where the computer telephony system is directly connected to the switch, generally providing better integration than connections than take place over a network.

Long-haul circuit.......A dedicated telecommunications circuit generally between locations in different LATAs.

MCI.....................MCI Communications, Inc.

MFS Communications......MFS Communications Company, Inc., a wholly owned subsidiary of WorldCom.

MHTC....................Missouri Highway and Transportation Commission

Multiplexing............An electronic or optical process that combines a large number of lower speed transmission lines into one high speed line by splitting the total available bandwidth into narrower bands (frequency division), or by allotting a common channel to several different transmitting devices, one at a time in sequence (time division).

Non-facilities based
provider................A LEC that does not own and operate its own network and equipment.

Nortel..................Northern Telecom Inc.

OC-3, OC-12, OC-48 and
OC-192..................Standard telecommunications industry measurements for optical transmission capacity distinguishable by bit rate transmitted per second and the number of voice or data transmissions that can be simultaneously transmitted through fiber optic cable. An OC-3 is generally equivalent to three DS-3s and has a bit rate of 155.52 megabits per second and can transmit 2,016 simultaneous voice or data transmissions. An OC-12 has a bit rate of 622.08 megabits per second and can transmit 8,064 simultaneous voice or data transmissions. An OC-48 has a bit rate of 2,488.32 megabits per second and can transmit 32,256 simultaneous voice or data transmissions. An OC-192 has a bit rate of 9,953.28 megabits per second and can transmit 129,024 simultaneous voice or data transmissions.

Optical window..........A band of wavelengths at which an optical fiber is sufficiently transparent for practical use in communications applications.

PBX (Private Branch
Exchange)...............A PBX is a switching system within an office building which allows calls from outside to be routed directly to the individual instead of through a central number. This PBX also allows for calling within an office by way of four-digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure required for a PBX.

Pirelli.................Pirelli Cable Corporation

POPs
(Points of Presence)....Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

Private line............A private, dedicated telecommunications line connecting different end user locations or end-user facilities to LEC or IXC facilities.

PUC (Public Utility
Commission).............A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

RBOCs (Regional Bell
Operating Companies)....The seven local telephone companies (formerly part of
                        AT&T) established as a result of the AT&T Divestiture Decree.

Regeneration/amplifier...
                        Devices which automatically re-transmit or boost signals on an outbound circuit.

Reseller................A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

Route miles.............The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

SBC.....................SBC Communications, Inc.

Siecor..................Siecor Corporation

Single-mode fiber.......A fiber optic wave guide with a slender core that confines light to a single path; a fiber that allows the transmission of only one light beam or lightwave channel.

SMF-28A.................One of several types of standard fiber optic strands used by carriers.

SONET (Synchronous
Optical Network
Technology).............An electronics and network architecture for variable-bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds.

SONET ring..............A network architecture which provides for instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic the other direction around the ring. This occurs so rapidly (in 50 milliseconds) it is virtually undetectable to the user.

Sprint..................Sprint Corporation


Sprint/United
Telephone...............United Telephone Company of Missouri, a wholly owned subsidiary of Sprint.

Switch..................A device that selects the paths or circuits to be used for transmission of information and a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.


Telecom Act.............The Telecommunications Act of 1996.


Terminal................The point at which a telephone line ends or is connected to other circuits of a network.

Tier 1 carriers.........AT&T, MCI, Sprint and WorldCom

Union Electric..........Ameren Corporation, formerly known as Union Electric
                        Company.


Virtual circuit.........A communication link that appears to an end-user to be a dedicated point-to-point circuit. Virtual circuits are usually set up on a per-call basis and disconnected when the call is ended.


WorldCom................WorldCom, Inc.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL TO, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Notice to Investors....................    3
Available Information..................    4
Summary................................    6
Risk Factors...........................   17
The Exchange Offer.....................   31
Use of Proceeds........................   40
Capitalization.........................   40
Selected Consolidated Financial and
  Operating Data.......................   41
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations................   43
Industry Overview......................   53
Business...............................   56
Management.............................   72
Certain Relationships and Related
  Transactions.........................   77
Principal Stockholders.................   78
Description of the Notes...............   79
Description of the Warrants............  105
Book-Entry; Delivery and Form..........  112
United States Federal Income Tax
  Considerations.......................  114
Plan of Distribution...................  121
Legal Matters..........................  121
Experts................................  121
Index to Consolidated Financial
  Statements...........................  F-1
Glossary...............................  A-1


     Until           , 1998, all dealers effecting transactions in the
registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================

                         [DTI DIGITAL TELEPORT LOGO]

                               DTI HOLDINGS, INC.

                               OFFER TO EXCHANGE
                     12 1/2% SERIES B SENIOR DISCOUNT NOTES
                                    DUE 2008
                       FOR ALL OUTSTANDING 12 1/2% SENIOR
                            DISCOUNT NOTES DUE 2008
                                            , 1998

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

     Section 6.5 of the Company's Bylaws provides that the Company shall indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company or serves or served any other enterprise as a director, officer or employee at the request of the Company or any predecessor of the Company.
Section 6.5 of the Bylaws also provides that the Company may, in the sole discretion of the Board of Directors, indemnify to the full extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was an employee of the Company or any predecessor of the Company.

     The Company has entered into an indemnification agreement with each Director pursuant to which the Company agreed to indemnify the Director and hold him harmless to the full extent authorized or permitted by Missouri law subject to limitations based on the Director's conduct. The indemnification agreements provide that the Company shall make advances as reasonably necessary to pay expenses of the Director incurred in defending an action against the Director in such capacity.

     The directors and officers of the Company are insured under a policy of directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See index to Exhibits.

ITEM 22. UNDERTAKINGS


          (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



          (b) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



          (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.



          (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of St. Louis, State of Missouri on August 4, 1998.


                                          DTI HOLDINGS, INC.

                                          By:   /s/ RICHARD D. WEINSTEIN
                                            ------------------------------------
                                                    Richard D. Weinstein
                                             President, Chief Executive Officer
                                                        and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 4, 1998.


                  SIGNATURE                                          TITLE
                  ---------                                          -----

          /s/ RICHARD D. WEINSTEIN               President, Chief Executive Officer Secretary
---------------------------------------------    and Director (Principal Executive Officer)
            Richard D. Weinstein

            /s/ GARY W. DOUGLASS                 Senior Vice President and Chief Financial
---------------------------------------------    Officer (Principal Financial and Accounting
              Gary W. Douglass                   Officer)

            /s/ JEROME W. SHEEHY*                Vice President -- Regulatory Affairs and
---------------------------------------------    Director
              Jerome W. Sheehy

              /s/ R. G. WASSON*                  Director
---------------------------------------------
              Ronald G. Wasson

             /s/ B. J. BEAUDOIN*                 Director
---------------------------------------------
             Bernard J. Beaudoin

           /s/ JAMES V. O'DONNELL*               Director
---------------------------------------------
             James V. O'Donnell

            /s/ KENNETH V. HAGER*                Director
---------------------------------------------
              Kenneth V. Hager

        *By: /s/ RICHARD D. WEINSTEIN
---------------------------------------------
              Attorney- in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Stock Purchase Agreement by and between KLT Telecom Inc. and
          Digital Teleport, Inc., dated December 31, 1996.
   2.2    Amendment No. 1 to Stock Purchase Agreement between KLT
          Telecom Inc. and Digital Teleport, Inc. dated February 12,
          1998.
  *3.1    Restated Articles of Incorporation of the Registrant.
  *3.2    Restated Bylaws of the Registrant.
  *4.1    Indenture by and between the Registrant and The Bank of New
          York, as Trustee, for the Registrant's 12 1/2% Senior
          Discount Notes due 2008, dated February 23, 1998 (the
          "Indenture") (including form of the Company's 12 1/2% Senior
          Discount Note due 2008 and 12 1/2% Series B Senior Discount
          Note due 2008).
  *4.2    Note Registration Rights Agreement by and among the
          Registrant and the Initial Purchasers named therein, dated as of February 23, 1998.
  *4.3    Warrant Agreement by and between the Registrant and The Bank of New York, as Warrant Agent, dated February 23, 1998.
  *4.4    Warrant Registration Rights Agreement by and among the
          Registrant and the Initial Purchasers named therein, dated
          February 23, 1998.
  *4.5    Digital Teleport, Inc. Shareholders' Agreement between
          Richard D. Weinstein and KLT Telecom Inc., dated March 12,
          1997.
  *4.6    Amendment No. 1 to the Digital Teleport, Inc. Shareholders'
          Agreement, dated November 7, 1997.
  *4.7    Amendment No. 2 to the Digital Teleport, Inc. Shareholders'
          Agreement, dated December 18, 1997.
  *4.8    Amendment No. 3 to the Digital Teleport, Inc. Shareholders'
          Agreement, dated February 12, 1998.
  *4.9    Stock Pledge Agreement between Richard D. Weinstein and KLT
          Telecom Inc., dated March 12, 1997, securing the performance of Digital Teleport, Inc.'s obligations under that certain
          Stock Purchase Agreement dated as of December 31, 1996, as amended.
  *4.10   Amendment No. 1 to Stock Pledge Agreement between Richard D.
          Weinstein and KLT Telecom Inc., dated December 18, 1997.
  *4.11   Amendment No. 2 to Stock Pledge Agreement between Richard D.
          Weinstein and KLT Telecom Inc., dated February 12, 1998.
  *4.12   Subordination Agreement, by and among the Registrant,
          Digital Teleport, Inc., KLT Telecom Inc. and Richard D.
          Weinstein, dated February 12, 1998.
   5.1    Legal Opinion of Bryan Cave LLP (Missouri).
   8.1    Tax Opinion of Bryan Cave LLP (Missouri) (included in its
          opinion filed as Exhibit 5.1 hereto).
 *10.1    Employment Agreement between Digital Teleport, Inc. and
          Richard D. Weinstein, dated December 31, 1996.
 *10.2    Director Indemnification Agreement between the Registrant
          and Richard D. Weinstein, dated December 23, 1997.
 *10.3    Director Indemnification Agreement between the Registrant
          and Jerome W. Sheehy, dated December 23, 1997.


---------------


* Previously filed.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *10.4    Director Indemnification Agreement between the Registrant
          and Bernard J. Beaudoin, dated December 23, 1997.
 *10.5    Director Indemnification Agreement between the Registrant
          and Ronald G. Wasson, dated December 23, 1997.
 *10.6    Director Indemnification Agreement between the Registrant
          and James V. O'Donnell, dated December 23, 1997.
 *10.7    Director Indemnification Agreement between the Registrant
          and Kenneth V. Hager, dated December 23, 1997.
 *10.8    1997 Long-Term Incentive Award Plan of the Registrant.
 *10.9    Employment Agreement between Digital Teleport, Inc. and
          Robert F. McCormick, dated September 9, 1997.
 *10.10   Amendment No. 1 to the Employment Agreement between Digital
          Teleport, Inc. and Robert F. McCormick, dated January 28,
          1998.
 *10.11   Amendment No. 2 to the Employment Agreement between Digital
          Teleport, Inc. and Robert F. McCormick, dated January 28,
          1998.
*++10.12  Product Attachment -- Carrier Networks Products Agreement
          between Digital Teleport, Inc. and Northern Telecom, Inc., effective October 23, 1997.
 *10.13   Agreement re: Fiber Optic Cable on Freeways in Missouri,
          between the Missouri Highway and Transportation Commission and Digital Teleport, Inc., effective July 29, 1994.
 *10.14   First Amendment to Agreement re: Fiber Optic Cable on
          Freeways in Missouri, between the Missouri Highway and
          Transportation Commission and Digital Teleport, Inc.,
          effective September 22, 1994.
 *10.15   Second Amendment to Agreement re: Fiber Optic Cable on
          Freeways in Missouri, between the Missouri Highway and
          Transportation Commission and Digital Teleport, Inc.,
          effective November 7, 1994.
 *10.16   Third Amendment to Agreement re: Fiber Optic Cable on
          Freeways in Missouri, between the Missouri Highway and
          Transportation Commission and Digital Teleport, Inc.,
          effective October 9, 1996.
 *10.17   Contract Extension to Agreement re: Fiber Optic Cable on
          Freeways in Missouri, between the Missouri Department of
          Transportation (as successor to the Missouri Highway and
          Transportation Commission) and Digital Teleport, Inc., dated
          February 7, 1997.
 *10.18   Fiber Optic Cable Agreement, between the Arkansas State
          Highway and Transportation Department and Digital Teleport,
          Inc., dated May 29, 1997.
 *10.19   Missouri Interconnection Agreement between Southwestern Bell
          Telephone Company and Digital Teleport, Inc., executed July
          1, 1997.
 *10.20   Arkansas Interconnection Agreement between Southwestern Bell
          Telephone Company and Digital Teleport, Inc., executed
          August 21, 1997.
 *10.21   Kansas Interconnection Agreement between Southwestern Bell
          Telephone Company and Digital Teleport, Inc., executed
          August 21, 1997.
 *10.22   Oklahoma Interconnection Agreement between Southwestern Bell
          Telephone Company and Digital Teleport, Inc., executed
          August 21, 1997.
 *10.23   Missouri Interconnection, Resale and Unbundling Agreement
          between GTE Midwest Incorporated, GTE Arkansas Incorporated and Digital Teleport, Inc. executed November 7, 1997.


-------------------------

* Previously filed.

++ Confidential treatment has been requested with respect to certain portions of this Exhibit.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 *10.24   Arkansas Interconnection, Resale and Unbundling Agreement
          between GTE Southwest Incorporated, GTE Midwest
          Incorporated, GTE Arkansas Incorporated and Digital
          Teleport, Inc., executed November 7, 1997.
 *10.25   Oklahoma Interconnection, Resale and Unbundling Agreement
          between GTE Southwest Incorporated, GTE Arkansas
          Incorporated, GTE Midwest and Digital Teleport, Inc.,
          executed November 7, 1997.
 *10.26   Texas Interconnection, Resale and Unbundling Agreement
          between GTE Southwest Incorporated and Digital Teleport,
          Inc., executed November 18, 1997.
 *10.27   Kansas Master Resale Agreement between United Telephone
          Company of Kansas (Sprint) and Digital Teleport, Inc., dated
          September 30, 1997.
 *10.28   Commercial Lease between Richard D. Weinstein and Digital
          Teleport, Inc., dated December 31, 1996.
 *10.29   Commercial Lease Extension Agreement between Richard D.
          Weinstein and Digital Teleport, Inc., dated December 31,
          1997.
 *10.30   Purchase Agreement by and between the Registrant and the
          Initial Purchasers named therein, dated as of February 13,
          1998.
**10.31   IRU and Maintenance Agreement between Digital Teleport, Inc.
          and IXC Communications Services, Inc., dated July    , 1998
          (Greenwood, Indiana to New York City, New York).
**10.32   IRU and Maintenance Agreement between Digital Teleport, Inc.
          and IXC Communications Services, Inc., dated July    , 1998
          (Chicago, Illinois to Hudson, Ohio).
 *10.33   Consulting Agreement between Digital Teleport, Inc. and H.P.
          Scott, dated May 4, 1998.
  10.34   Employment Agreement between Digital Teleport, Inc. and Gary
          W. Douglass, dated July 20, 1998.
++10.35   Agreement for Purchase and Sale of Equipment between Digital
          Teleport, Inc. and Pirelli Cables and Systems LLC, dated as of June 26, 1998.
 *12.1    Statement re Computation of Ratio of Earnings to Fixed
          Charges.
 *21.1    Subsidiaries of the Registrant.
  23.1    Consent of Deloitte & Touche LLP.
  23.2    Consent of Bryan Cave LLP (Missouri) (included in its
          opinion filed as Exhibit 5.1 hereto).
 *24.1    Power of Attorney (contained in signature page).
 *25.1    Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939 of The Bank of New York, as
          Trustee under the Indenture.
 *27.1    Financial Data Schedule
 *99.1    Form of Letter of Transmittal.
 *99.2    Form of Notice of Guaranteed Delivery.
 *99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
 *99.4    Form of Letter to Clients.
 *99.5    Guidelines for Certification of Taxpayer Identification
          Number on Form W-9 (included in the Form of Letter of
          Transmittal filed as Exhibit 99.1 herein).
 *99.6    Form of Exchange Agent Agreement.


-------------------------
 * Previously filed.

** To be filed by amendment.


 ++ Confidential treatment has been requested with respect to certain portions of this Exhibit.